Exhibit 10.1

CREDIT AGREEMENT
Dated as of June 23, 2009
among
RAILAMERICA, INC.,
as
a Borrower
RAILAMERICA TRANSPORTATION CORP.,
as
a Borrower
The Several Lenders
from Time to Time Parties Hereto
CITICORP NORTH AMERICA, INC.,
as Administrative Agent and Collateral Agent
CITIGROUP GLOBAL MARKETS INC.,
as Sole Lead Arranger and Sole Bookrunner

TABLE CONTENTS

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-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 6.3	Local Counsel Jurisdictions
Schedule 8.12	Subsidiaries
Schedule 8.14	Environmental Matters
Schedule 8.19	Labor Matters
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments

EXHIBITS

Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Guarantee
Exhibit D	Form of Perfection Certificate
Exhibit D-1	Form of Perfection Certificate Supplement
Exhibit F	Form of Security Agreement
Exhibit G	Form of Letter of Credit Request
Exhibit H-1	Form of Legal Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Exhibit H-2	Form of Legal Opinion of General Counsel
Exhibit I	Form of Assignment and Acceptance
Exhibit J	Form of Promissory Note (Revolving Credit and Swingline Loans)
Exhibit K	Form of Joinder Agreement
Exhibit L-1	Form of Tax Certification
Exhibit L-2	Form of Tax Certification
Exhibit L-3	Form of Tax Certification
Exhibit L-4	Form of Tax Certification
Exhibit M	Form of Solvency Certificate

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          CREDIT AGREEMENT, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party hereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole arranger and sole book manager (in such capacity, the “Lead Arranger”).
          The parties hereto hereby agree as follows:
          SECTION 1. Definitions
          1.1. Defined Terms.
          (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
          “ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 3.50%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.
          “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans and Protective Advances.
          “ABR Margin” shall mean 3.00% per annum.
          “Account” shall mean, individually and collectively, any “Account” referred to in the Security Agreement.
          “Account Debtor” shall mean any Person obligated on an Account.
          “Account Reserves” shall mean any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, Dilution Reserves, and reserves for Permitted Liens on Eligible Accounts ranking prior to the Lien of the Administrative Agent for the benefit of the Secured Parties) with respect to the Eligible Accounts. The Administrative Agent may, from time to time, in its Permitted Discretion, adjust Account Reserves used in computing the Borrowing Base upon not less than one Business Day prior written notice to RailAmerica.
          “Adjusted Eligible Accounts” shall mean the excess, if any, of (i) Eligible Accounts over (ii) Account Reserves.

          “Administrative Agent” shall mean Citicorp North America, Inc., as the administrative agent for the Lenders under this Agreement and the other Credit Documents.
          “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 1615 Brett Road, OPS III, New Castle, Delaware 19720, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Administrative Agent Fee Letter” shall mean the Administrative Agent Fee Letter dated as of the Closing Date, between the Administrative Agent and the Borrowers.
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Agents” shall mean the Administrative Agent and the Collateral Agent.
          “Agreement” shall mean this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
          “Applicable Percentage” shall mean, with respect to any Lender, (a) with respect to Revolving Credit Loans, Letters of Credit Outstanding or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Total Commitment (if the Total Commitment has terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Total Credit Exposure at that time); and (b) with respect to Protective Advances or with respect to the Total Credit Exposure, a percentage based upon its share of the Total Credit Exposure and the unused Commitments; provided that in the case of Section 2.14 when a Defaulting Lender shall exist, any such Defaulting Lender’s Commitment shall be disregarded in the calculation.
          “Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit J.
          “Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or any other senior officer of RailAmerica designated as such in writing to the Administrative Agent by RailAmerica.
          “Availability” shall mean, at any time, an amount equal to (a) the lesser of (i) the Total Commitment and (ii) the Borrowing Base minus (b) the Total Credit Exposure.
          “Available Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans then outstanding and (ii) the aggregate Letters of Credit Outstanding at such time.

          “Bankruptcy Code” shall have the meaning provided in Section 11.5.
          “Blockage Notice” shall mean a notice pursuant to which the Administrative Agent exercises its right under a Deposit Account Control Agreement.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrowers” shall have the meaning provided in the preamble to this Agreement.
          “Borrowing” shall mean and include (a) the incurrence of Swingline Loans from the Swingline Lender on a given date, (b) the incurrence of a Protective Advance from the Administrative Agent on a given date, and (c) the incurrence of one Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).
          “Borrowing Base” shall mean, at any time, (a) the product of 85% multiplied by the Adjusted Eligible Accounts at such time, minus (b) Reserves.
          “Borrowing Base Certificate” shall mean a certificate, duly completed and signed by an Authorized Officer of RailAmerica, in substantially the form of Exhibit A or another form which is reasonably acceptable to the Administrative Agent in its sole discretion.
          “Business Day” shall mean any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, expenditures (including the aggregate amounts expended or capitalized under Capital Leases incurred during such period) made by RailAmerica or any of its Restricted Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period computed in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time or (c) the purchase of plant, property or equipment made within one year of the sale of any asset (other than sales of inventory in the ordinary course of business) to the extent purchased with the proceeds of such sale.
          “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” shall mean at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.
          “Cash” shall mean money, currency or a credit balance in any demand or Deposit Account.
          “Cash Collateralize” shall mean, in respect of an obligation, to provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
          “Cash Dominion Period” shall mean (i) each period commencing on any date that Availability shall have been less than $15.0 million (provided that such amount shall be decreased to $10.0 million if at such date the total cash balance in the Control Accounts is at least $5.0 million) for three calendar days and ending on the date that Availability shall have been at least equal to $15.0 million (provided that such amount shall be decreased to $10.0 million if at such date the total cash balance in the Control Accounts is at least $5.0 million) for 30 consecutive calendar days, (ii) each period commencing on the occurrence of an Event of Default and ending on the date on which such Event of Default has been cured or waived.
          “Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.
          “Cash Management Bank” shall mean any Person that at the time it enters into a Cash Management Agreement is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
          “Change of Control” shall mean the occurrence of any of the following:
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 50% or more of the voting power of the total outstanding Voting Stock of RailAmerica;
     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of RailAmerica (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of RailAmerica was approved by a vote of the majority of the directors of RailAmerica then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of RailAmerica; or
     (3) at any time a change of control occurs under (x) the Secured Note Indenture (y) the indenture governing any Permitted Additional Secured Debt or (y) the indenture governing any Permitted Unsecured Debt.
          “Closing Date” shall mean June 23, 2009, the date that conditions precedent set forth in Section 6 have been satisfied.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
          “Collateral” shall have the meaning assigned to such term in the Security Agreement.
          “Collateral Agent” shall mean Citicorp North America, Inc., as the collateral agent for the Lenders under this Agreement and the other Credit Documents.
          “Collections” shall mean all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
          “Commitment” shall mean (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Commitment” and (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Commitment, in each case of the same may be changed from time to time pursuant to terms hereof. The aggregate amount of the Commitments as of the Closing Date is $40.0 million.

          “Commitment Fee Rate” shall mean, with respect to the Available Commitment on any day, the rate per annum set forth below opposite the Status in effect on such day:

Commitment
Status	Fee Rate
Level I Status	1.00%
Level II Status	0.75%
Notwithstanding the foregoing, the term “Commitment Fee Rate” shall mean 1.00%, during the period from and including the Closing Date to but excluding December 31, 2009.
          “Commitment Utilization Percentage” shall mean, on any date, the percentage equivalent to a fraction (a) the numerator of which is the Total Credit Exposure and (b) the denominator of which is the Total Commitment.
          “Confidential Information” shall have the meaning provided in Section 13.16.
          “Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including any amortization of deferred financing fees and amortization in relation to terminated Hedge Agreements, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.
          “Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication) (a) provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus, (b) Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus (c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus (d) any expenses or charges related to any equity offering, Investment permitted hereunder, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), including Transaction Expenses, and deducted in computing Consolidated Net Income, plus (e) the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Closing Date, plus (f) any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus (g) the amount of any non-controlling interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus (h) any net loss (or minus any net gains) resulting from currency exchange risk Hedge Agreements, plus (i) foreign exchange loss (or minus any gain) on debt, plus (j) the amount of management, monitoring, consulting and advisory fees and related expenses paid to Sponsor or any of its Affiliates, plus (k) expenses related to the implementation of enterprise resource planning system, less (l) non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period, all as determined on a consolidated basis for RailAmerica and the Restricted Subsidiaries in accordance with GAAP.
          “Consolidated Interest Expense” shall mean, with respect to any Person for any period, the sum, without duplication, of (a) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedge Agreements or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133—Accounting for Derivative Instruments and Hedging Activities” and excluding non-cash interest expense attributable to the amortization of gains or losses resulting from the termination prior to or reasonably contemporaneously with the Closing Date of Hedge Agreements), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedge Agreements, and excluding amortization of deferred financing fees and any expensing of bridge or other financing fees), and (b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued less (c) interest income for such period.
          “Consolidated Net Income” means, with respect to RailAmerica and the Restricted Subsidiaries, for any period, the aggregate of the Net Income, of RailAmerica and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that (1) any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation and new product introductions) shall be excluded, (2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period, (3) any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded, (4) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of RailAmerica, shall be excluded, (5) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of RailAmerica shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period, (6) solely for purposes of determining compliance with Sections 10.6(c) and (e) and Sections 10.5 (j) and (k), the Net Income for such period of any Restricted Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of RailAmerica will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to RailAmerica or a Restricted Subsidiary in respect of such period, to the extent not already included therein, (7) the effects of adjustments resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Closing Date, net of taxes, shall be excluded, (8) any net after-tax income (loss) from the early extinguishment of Indebtedness (including under Hedge Agreements) or other derivative instruments shall be excluded, (9) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and (10) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.
          “Consolidated Senior Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of all Indebtedness of RailAmerica and the Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP that is secured by a Lien.
          “Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Senior Secured Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for RailAmerica and the Restricted Subsidiaries for such Test Period, provided that the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall be calculated on a Pro Forma Basis.
          “Control Account” shall mean a Deposit Account or a Securities Account that is the subject of an effective Control Agreement.
          “Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.
          “Credit Documents” shall mean this Agreement, the Security Documents, each Letter of Credit, any promissory notes issued by the Borrowers hereunder and the Fee Letters.
          “Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, extension or amendment (to the extent such amendment increases the amount thereof) or renewal of a Letter of Credit.
          “Credit Exposure” shall mean with respect to any Lender the sum of the following on such date: (i) the outstanding amount of Revolving Credit Loans of such Lender plus (ii) the Letter of Credit Exposure of such Lender plus (iii) the Swingline Exposure of such Lender plus (iv) an amount equal to such Lender’s Applicable Percentage, if any, of the aggregate principal amount of Protective Advances outstanding at such time.
          “Credit Party” shall mean each of the Borrowers and the Guarantors.
          “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

          “Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified RailAmerica that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Revolving Credit Loan, make a payment to the Letter of Credit Issuer in respect of a L/C Participation and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “Revolving Credit Commitment Funding Obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Revolving Credit Commitment Funding Obligation hereunder, or has defaulted on its Revolving Credit Commitment Funding Obligations under any other loan agreement or credit agreement or other similar agreement, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its Revolving Credit Commitment Funding Obligations hereunder, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Revolving Credit Commitment Funding Obligations provided for in Section 2.14 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Revolving Credit Commitment Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination that a Lender is a Defaulting Lender under clauses (i) through (iv) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to RailAmerica provided for in this definition.
          “Deposit Account” shall have the meaning assigned to such term in the Security Agreement.
          “Deposit Account Control Agreement” shall have the meaning assigned to such term in the Security Agreement.
          “Dilution” shall mean, as of any date, a percentage, based upon the experience of the twelve-month period ending as of the last day of the immediately preceding fiscal month, which is the result of dividing the Dollar amount of (i) deductions, credit memos, adjustments, allowances, bad debt charge-offs, discounts, profit sharing deductions or other non-cash credits that are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Credit Parties, by (ii) such Credit Party’s gross billed accounts receivable with respect to the twelve most recently ended fiscal months.
          “Dilution Reserve” shall mean, as of any date, an amount sufficient to reduce the advance rate against Eligible Accounts by one-tenth of a percentage point for each one-tenth of a percentage point by which Dilution is in excess of 5.0%.
          “Disqualified Capital Stock” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of RailAmerica or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by RailAmerica or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
          “Document” shall have the meaning assigned to such term in the Security Agreement.
          “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
          “Domestic Subsidiary” shall mean each Subsidiary of RailAmerica that is organized under the laws of the United States, any state thereof, or the District of Columbia.
          “Drawing” shall have the meaning provided in Section 3.4(b).
          “Eligible Accounts” shall mean, at any time, the Accounts of any Credit Party which in accordance with the terms hereof are eligible as the basis for the extension of Loans and Swingline Loans and the issuance of Letters of Credit hereunder. Eligible Accounts shall not include any Account:
     (a) as to which the Collateral Agent’s Lien (for the benefit of the Secured Parties) thereon is not a first priority perfected Lien;
     (b) is subject to any Lien of any other Person, other than Liens in favor of the Collateral Agent (for the benefit of the Secured Parties);
     (c) that is in default; provided, that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of following:
          (i) the Account is unpaid more than 90 days after the date of the original invoice therefor;
          (ii) the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
          (iii) a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal or state receivership, insolvency relief or other law or laws for the relief of debtors or such Account Debtor has become insolvent or admitted in writing its inability to pay its debts as they become due; provided that so long as post-petition financing is being provided to such Account Debtor, post-petition Accounts of such Account Debtor may be deemed Eligible Accounts by and to the extent approved by the Administrative Agent, in its Permitted Discretion, on a case-by-case basis; or

          (iv) the Account has been written off the books of the Credit Parties or otherwise designated as uncollectible;
     (d) that, at the date of issuance of the respective invoice therefor, was payable more than one hundred twenty (120) days after the date of issuance;
     (e) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clauses (c)(i) or (iv) above;
     (f) which is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Credit Parties exceeds 10% (or (i) in the case of an Account Debtor with an Investment Grade Rating, 15% or (ii) in the case of Union Pacific Railroad Company and its subsidiaries, 30%) of the aggregate amount of Eligible Accounts of the Credit Parties but only to the extent of such excess over the applicable threshold;
     (g) as to which any covenant, representation, or warranty in the Credit Documents pertaining to Accounts has been breached or is not true in any material respect;
     (h) (i) that does not arise from the performance of services by any Credit Party in the ordinary course of its business or (ii) relates to payments of interest or;
     (i) with respect to which an invoice, in the form used as of the Closing Date or otherwise reasonably acceptable to the Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;
     (j) (i) upon which a Credit Party’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which such Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to such Credit Party’s completion of further performance under such contract or is subject to the equitable Lien of a surety bond issuer;
     (k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;
     (l) that is the obligation of an Account Debtor located in a foreign country or that is not organized in the United States unless payment thereof is assured by a letter of credit payable in U.S. dollars assigned and delivered to the Collateral Agent;
     (m) which is owed in any currency other than U.S. dollars;

     (n) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless the Administrative Agent has agreed to the contrary in writing and a Credit Party, if necessary or desirable with respect to such Accounts, has complied (and delivered to the Administrative Agent evidence of such compliance) with respect to such obligation with the Federal Assignment of Claims Act of 1940 or any applicable federal, state, county or municipal law restricting the assignment thereof with respect to such obligation;
     (o) that arises from a sale to any director, officer, other employee, stockholder or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;
     (p) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Credit Party is indebted, but only to the extent of such indebtedness or is subject to any security, deposit, progress payment, advance payment or deposit, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;
     (q) to the extent that any defense, counterclaim, deduction, setoff or dispute is asserted as to such Account;
     (r) to the extent such Account is evidenced by a judgment, instrument, promissory note or chattel paper;
     (s) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the Borrowers to seek judicial enforcement in such jurisdiction of payment of such Account, unless the Borrowers have filed such report or qualified to do business in such jurisdiction;
     (t) with respect to which such Credit Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and such Credit Party created a new receivable for the unpaid portion of such Account;
     (u) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;
     (v) which consists of any rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment arising from any lease, license, occupancy agreement, concession or other use agreement relating to any right, title or interest of any Credit Party in any real property or any fixtures, buildings or other improvements of any kind or nature located thereon or attached thereto, whether now owned or hereafter acquired arising as a result of the use of such real estate and not any services provided in connection therewith;
     (w) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay based on such credit and collateral considerations as the Administrative Agent, in its Permitted Discretion, deems appropriate;
     (x) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for services rendered and accepted by the applicable Account Debtor; or
     (y) to the extent such Account exceeds any credit limit established by the Administrative Agent, in its Permitted Discretion, following prior written notice of such limit by the Administrative Agent to the Borrowers.
          In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Credit Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Credit Party to reduce the amount of such Account.
          Standards of eligibility may be made more restrictive (and such increased restrictiveness subsequently reversed in whole or in part) from time to time solely by the Administrative Agent in the exercise of its Permitted Discretion, with any such changes to be effective one Business Day after delivery of notice thereof to RailAmerica and the Lenders.
          “Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by RailAmerica or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of Real Estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
          “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the environment, human health or safety or Hazardous Materials.
          “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
          “Equity Rights” shall mean, with respect to any Person, any subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including any shareholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, such Person.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with a Borrower or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Eurodollar Loan” shall mean any Revolving Credit Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
          “Eurodollar Margin” shall mean 4.00% per annum.
          “Eurodollar Rate” shall mean, for any Interest Period, the greater of (i) an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars or the at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank’s

Eurocurrency Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurocurrency Rate Reserve Percentage for such Interest Period and (ii) 2.50%. If the Reuters LIBOR01 Page (or any successor page) is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8.
          “Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period
          “Event of Default” shall have the meaning provided in Section 11.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Accounts” shall mean any Deposit Account or Securities Account (i) used exclusively for payroll and withholding tax payments, (ii) that constitutes a fiduciary account containing solely funds held for the benefit of third parties (other than any Credit Party), (iii) as long as the aggregate balance for all such Credit Parties in all such accounts excluded pursuant to this clause (iii) does not exceed $2.0 million at any time and (iv) that is a collateral account established pursuant to the Secured Note Indenture (as in effect on the date hereof).
          “Excluded Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) that is (i) an Other Connection Tax, (ii) in the case of any Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender other than as a result of a change in any Requirement of Tax Law occurring after the date such Non-U.S. Lender becomes a party to this Agreement or designates a new lending office, except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment or designation was made at the request of any Credit Party; and (iii) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e).
          “Existing Credit Agreement” shall mean the First Amended and Restated Credit Agreement, dated as of July 1, 2008, among the Borrowers, Holdings, the lending institutions from time to time parties thereto, Citigroup Global Markets Inc., as co-lead arranger and joint bookrunner, Morgan Stanley Senior Funding, Inc., as co-lead arranger and joint bookrunner,

Morgan Stanley Senior Funding Inc., as syndication agent, Citicorp North America, Inc., as administrative agent and collateral agent.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letters” shall mean the Administrative Agent Fee Letter and the Lender Fee Letter.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
          “Final Date” shall mean the date on which the Commitments shall have terminated, no Loans shall be outstanding, the Letters of Credit Outstanding shall have been reduced to zero and all other Obligations under this Agreement (other than (a) obligations under Secured Hedge Agreements not yet due and payable, (b) obligations under Cash Management Agreements not yet due and payable and (c) contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full.
          “Fitch” shall mean Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.
          “Fixed Charge Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period minus the unfinanced portion of Capital Expenditures made by RailAmerica and the Restricted Subsidiaries during such Test Period to (b) Fixed Charges for such Test Period, all calculated for RailAmerica and the Restricted Subsidiaries on a consolidated basis, provided that the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis.
          “Fixed Charges” shall mean, with reference to any Test Period, without duplication, Consolidated Interest Expense that is paid in cash during such Test Period plus scheduled principal payments on Indebtedness made during such Test Period plus Restricted Payments paid in cash during such Test Period from and after the Closing Date pursuant to Section 10.6(c) or (d) plus expense for taxes paid in cash during such Test Period net of cash refunds received during such Test Period, all calculated for RailAmerica and the Restricted Subsidiaries on a consolidated basis.
          “Foreign Subsidiary” shall mean each Subsidiary of RailAmerica that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”).
          “Fronting Fee” shall have the meaning provided in Section 4.1(c).

          “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided, however, that if there occurs after the date hereof any change in GAAP that affects in any respect the calculation of any covenant contained in Section 10, the Lenders and the Borrowers shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 10 shall be calculated as if no such change in GAAP has occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of RailAmerica or any Restricted Subsidiary at “fair value,” as defined therein.
          “Governmental Authority” shall mean any nation or government, any state, province, territory or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guarantee” shall mean the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Guarantors” shall mean the Subsidiary Guarantors.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Environmental Law.
          “Hedge Agreements” means with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
          “Hedge Bank” shall mean any Person that (a) at the time it enters into a Secured Hedge Agreement is a Lender or an Affiliate of a Lender or (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date, in its capacity as a party to such Secured Hedge Agreement.
          “Historical Financial Statements” shall mean as of the Closing Date, the consolidated financial statements of RailAmerica and its Subsidiaries, for (i) the immediately preceding three fiscal years (which are audited) and (ii) the fiscal quarter ended March 31, 2009 and the corresponding quarter of the prior fiscal year, in each case consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such periods.
          “Holdings” shall mean RR Acquisition Holdings LLC, a Delaware limited liability company.
          “Increased Amount Date” shall have the meaning provided in Section 2.15.
          “Indebtedness” of any Person shall mean, without duplication, (a) all indebted ness of such Person for borrowed money, (b) all indebtedness of such person evidenced by bonds, debentures, notes or similar instruments, (c) the balance of the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (f) all Capitalized Lease Obligations of such Person, (g) all obligations of such Person under Hedge Agreements and (h) without duplication, all Guarantee Obligations of such Person with respect to the obligations of another Person of a type described in clauses (a) through (g) above, provided that (i) Indebtedness shall not include trade payables and accrued expenses,arising in the ordinary course of business and any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, and (ii) for purposes of Section 11.4, the amount of any Indebtedness in respect of any Hedge Agreement at any time, shall be the amount of any required early termination payment by any Borrower or any Subsidiary at such time.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

          “Initial Secured Notes” shall mean $740,000,000 aggregate principal amount of RailAmerica’s 9.25% Senior Secured Notes due 2017 issued on the Closing Date and notes issued in exchange for, and as contemplated by, the Initial Secured Notes and the related registration rights agreement with substantially identical terms as the Initial Secured Notes.
          “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the trustee and the collateral agent under the Secured Notes Indenture, as the same may be amended or supplemented or otherwise modified from time to time.
          “Interest Coverage Ratio” shall mean the ratio, for any Test Period, of (a) Consolidated EBITDA for such Test Period to (b) the sum of (i) Consolidated Interest Expense for such Test Period and (ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock and all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Capital Stock for such Test Period, all calculated for RailAmerica and the Restricted Subsidiaries on a consolidated basis; provided that the Interest Coverage Ratio shall be calculated on a Pro Forma Basis.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date, and (c) with respect to any Swingline Loan, the day that such Loan is repaid and the Maturity Date.
          “Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
          “Investment” shall have the meaning provided in Section 10.5.
          “Investment Grade Rating” shall mean with respect to any Person, such Person has at least the minimum rating indicated below from two out of the three ratings agencies named below:

Ratings Agency	Minimum Rating
S&P	BBB- (stable)

Moody’s	Baa3 (stable)

Fitch	BBB- (stable)
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit L.

          “L/C Maturity Date” shall mean the date that is ten Business Days prior to the Maturity Date.
          “L/C Participant” shall have the meaning provided in Section 3.3(a).
          “L/C Participation” shall have the meaning provided in Section 3.3(a).
          “Lender” shall have the meaning provided in the preamble to this Agreement.
          “Lender Fee Letter” shall mean the Fee Letter dated as of the Closing Date by and among the Borrowers, Citicorp North America, Inc., JPMorgan Chase Bank, N.A., Wachovia Bank, National Association and Morgan Stanley Senior Funding Inc.
          “Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
          “Letter of Credit” shall mean each standby letter of credit issued pursuant to Section 3.1.
          “Letter of Credit Commitment” shall mean $10.0 million, as the same may be reduced from time to time pursuant to Section 3.1.
          “Letter of Credit Exposure” shall mean, with respect to any Lender at any time, such Lender’s Applicable Percentage of the Letters of Credit Outstanding at such time.
          “Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).
          “Letter of Credit Issuer” shall mean Citibank, N.A., any of its Affiliates or any successor pursuant to Section 3.6. The Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.
          “Letter of Credit Request” shall have the meaning provided in Section 3.2.

          “Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit.
          “Level I Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was less than or equal to 50%.
          “Level II Status” shall mean, on any date, the Commitment Utilization Percentage for the fiscal quarter most recently ended prior to such date was greater than 50%.
          “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
          “Loan” shall mean any Revolving Credit Loan, Swingline Loan or Protective Advance.
          “Management Group” shall mean, at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer the Borrowers or any Subsidiaries at such time.
          “Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of RailAmerica and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties to fully and timely perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.
          “Maturity Date” shall mean the date that is four years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.
          “Minimum Availability Period” shall mean any period (a) commencing when Availability for any consecutive three calendar day period is less than $15.0 million (provided that such amount shall be decreased to $10.0 million if at such date the total cash balance in the Control Accounts is at least $5.0 million) and (b) ending after Availability is at least $15.0 million (provided that such amount shall be decreased to $10.0 million if at such date the total cash balance in the Control Accounts is at least $5.0 million) for a period of 30 consecutive days.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

          “Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
          “New Commitments” shall have the meaning provided in Section 2.15.
          “New Lender” shall have the meaning provided in Section 2.15.
          “Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.
          “Non-U.S. Lender” shall mean a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.
          “Notes Collateral” shall mean the assets securing the Initial Secured Notes and any Permitted Additional Secured Debt, which shall not include the Collateral.
          “Note Security Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.
          “Notice of Borrowing” shall have the meaning provided in Section 2.3.
          “Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6.
          “Obligations” shall have the meaning assigned to such term in the Security Agreement.
          “Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.
          “Other Connection Taxes” shall mean any Taxes imposed on the Administrative Agent or any Lender (which term shall, for the purpose of this definition, include the Letter of Credit Issuer and any L/C Participant) by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document).
          “Other Taxes” shall mean any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
          “Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.
          “Participant” shall have the meaning provided in Section 13.6(c)(i).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Perfection Certificate” shall mean a certificate of the Borrowers in the form of Exhibit D or any other form approved by the Administrative Agent.
          “Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit D-1 or any other form approved by the Administrative Agent.
          “Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person by RailAmerica or a Restricted Subsidiary; or (b) acquisition (including by merger or consolidation) of all of the Equity Interests of any Person by RailAmerica or a Restricted Subsidiary; provided that each of the following conditions shall be met:
     (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law;
     (b) in the case of the acquisition of Equity Interests, all of the Equity Interests acquired or otherwise issued by such Person or any newly formed Subsidiary of a Borrower in connection with such acquisition shall be owned 100% by a Borrower or a Subsidiary Guarantor thereof, such Person or any new formed Subsidiary shall become a Restricted Subsidiary and the Borrowers shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of such Borrower, such actions necessary for such Person or newly formed Subsidiary to become a Subsidiary Guarantor set forth in Section 9.10;
     (c) such acquisition shall result in the Administrative Agent for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired to the extent required by Section 9.10 or 9.12;
     (d) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Restricted Subsidiaries are permitted to be engaged in under Section 10.12; and

     (e) no Default or Event of Default shall have occurred and be continuing or would result therefrom.
          “Permitted Additional Secured Debt” shall mean any Indebtedness of RailAmerica (other than the Initial Secured Notes) that is secured by a Lien on Notes Collateral ranking pari passu with or junior to the Lien of the Initial Secured Notes; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of RailAmerica other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, (c) the holders of such Permitted Additional Secured Debt (or a trustee or agent authorized to act on behalf of such holders) shall have executed a supplement to the Note Security Documents agreeing to be bound by the Intercreditor Agreement on the same terms applicable to the holders of Initial Secured Notes or shall have entered into a new intercreditor agreement with the Collateral Agent having substantially the same terms as the Intercreditor Agreement, (d) no Event of Default shall have occurred and is continuing immediately after giving effect to the issuance thereof and the application of proceeds therefrom and (e) on a Pro Forma Basis immediately after giving effect to the issuance of any Permitted Additional Secured Debt (i) either (x) the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio as of the last day of the most recent Test Period for which Section 9.1 Financials have been delivered is less than 3.5 to 1.0 or (y) if the proceeds of such Permitted Additional Secured Debt are used solely to finance the purchase or acquisition of Railroad Assets or Equity Interests of a Person 90% of whose assets are Railroad Assets (and/or the repayment of acquired Indebtedness and/or fees and expenses incurred in connection therewith), in each case otherwise in accordance with this Agreement, and, in each case, such Railroad Assets are purchased by a Credit Party or such Person becomes a Subsidiary Guarantor, as applicable, then the principal amount of such Permitted Additional Secured Debt does not exceed 4.0x the Consolidated EBITDA of such Railroad Assets or Person for the most recently ended four full fiscal quarters for which internal statements are available determined on a Pro Forma Basis (without duplication of the Consolidated EBITDA of such Railroad Assets or Person included in the calculation of the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio for purposes of any Permitted Additional Secured Debt incurred under clause (e)(i)(x) above), and (ii) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00.
          “Permitted Discretion” shall mean the Administrative Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for asset-based lending transactions; provided that any standard of eligibility or reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such standard of eligibility or reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith.
          “Permitted Holders” shall mean, collectively, Sponsor, its Affiliates and the Management Group.

          “Permitted Investments” shall mean (1) United States dollars, (2) pounds sterling, (3) (a) euro, or any national currency of any participating member state in the European Union, (b) Canadian dollars, or (c) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business, (4) securities issued or directly and fully and unconditionally guaranteed or insured by the United States or Canadian government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition, (5) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million, (6) repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above, (7) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 12 months after the date of creation thereof, (8) investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above, (9) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof or any Province of Canada having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition and (10) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.
          Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above; provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
          “Permitted Liens” shall mean (a) Liens for taxes, assessments or governmental charges or claims not yet overdue for 30 days or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP; provided that such proceedings shall suspend the enforcement of such Liens; (b) Liens in respect of property or assets of RailAmerica or any of its Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect; (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, contracts (excluding Indebtedness), government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business; (e) ground leases in respect of real property on which facilities owned or leased by RailAmerica or any of its Subsidiaries are located; (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other charges or encumbrances not interfering in any material respect with the business of any RailAmerica and its Subsidiaries, taken as a whole; (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement and any rents or deposits paid with respect to any lease; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of RailAmerica or any of its Subsidiaries, provided that such Lien secures only the obligations of such RailAmerica or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1(A); (j) leases or subleases granted to others not interfering in any material respect with the business of RailAmerica and its Subsidiaries, taken as a whole, (k) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking institution arising as a matter of law, encumbering amounts credited to deposit or securities accounts (including the right of set-off) and which are within the general parameters customary in the banking industry, (l) Permitted Senior Easements; (m) Liens attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (n) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes.
          “Permitted Refinancing Indebtedness” shall mean any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”) specified in clause (i) of Section 10.1(A), provided that (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable and reasonable premium or contractual premium required to be paid in connection with such refinancing), (b) Initial Indebtedness of the Borrowers or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Restricted Subsidiary that is not a Guarantor, (c) if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent, (d) such Refinancing Indebtedness (x) does not have a final maturity on or prior to the final maturity of the Initial Indebtedness refinanced thereby and (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (e) except in the case of Refinancing Indebtedness constituting Permitted Additional Secured Debt, the Refinancing Indebtedness is not secured by a Lien on any assets of any of the Borrowers or any of the Restricted Subsidiaries other than any assets subject to a Lien securing the Initial Indebtedness.
          “Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by RailAmerica or any of the Restricted Subsidiaries after the Closing Date, provided that (i) with respect to any property owned as of the Closing Date, the value of such Sale Leasebacks shall not exceed $20.0 million in the aggregate and (ii) such Sale Leaseback is consummated for fair value as determined at the time of consummation in good faith by RailAmerica and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $15.0 million, the board of directors of RailAmerica (which such determination may take into account any retained interest or other investment of RailAmerica or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
          “Permitted Senior Easements” means (a) easements that burden solely an asset which is not used in the operation of a shortline railroad, (b) underground easements, (c) access, pedestrian and vehicular crossing, longitudinal driveway, public and private grade crossing and similar easements, (d) aerial easements or rights (including leases) granted in connection with communications, fiber optic or utility facilities (including easements for installation of cellular towers), (e) pylon sign and billboard easements and leases, (f) above-ground drainage or slope easements, (g) scenic and clear vision easements, (h) liens and easements given to a public utility or any municipality or governmental or other public authority when required or requested, or (i) easements, licenses, rights of way or similar encumbrances granted in the ordinary course of business; provided that in any case except clause (h), no material adverse effect on the fair market value of the property or the use of the property for railroad operations or the operation of the railroad line would result from granting such easement or other right.
          “Permitted Unsecured Debt” shall mean any Indebtedness of RailAmerica that is unsecured; provided that (a) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation on or prior to the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) no Subsidiary of RailAmerica other than a Subsidiary Guarantor is a guarantor or obligor with respect to such Indebtedness, and (c) on a Pro Forma Basis after giving effect to the issuance of such Permitted Unsecured Debt and the application of proceeds therefrom, (i) no Event of Default shall have occurred and is continuing and (ii) the Fixed Charge Coverage Ratio for the most recent Test Period for which Section 9.1 Financials have been delivered would be at least (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00.
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
          “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding five plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) a Borrower, a Subsidiary or an ERISA Affiliate.
          “Potential Defaulting Lender” shall mean, at any time, a Lender (i) as to which the Administrative Agent has notified RailAmerica that an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Significant Subsidiary of such Lender, (ii) as to which the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender has in good faith determined and notified RailAmerica and (in the case of the Letter of Credit Issuer or the Swingline Lender) the Administrative Agent that such Lender or its Parent Company or a Significant Subsidiary thereof has notified the Administrative Agent, or has stated publicly, that it will not comply with its Revolving Credit Commitment Funding Obligations under any other loan agreement or credit agreement or other similar agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Administrative Agent or, in the case of clause (ii), the Letter of Credit Issuer or the Swingline Lender, as the case may be, in its reasonable discretion. The Administrative Agent will promptly send to all parties hereto a copy of any notice to RailAmerica provided for in this definition.
          “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Citibank, N.A. in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Pro Forma Adjustment” shall mean, for any Test Period that includes any of the four fiscal quarters first ending following any acquisition or disposition of any Restricted Subsidiary or division or line of business, the pro forma increase or decrease in Consolidated EBITDA, projected by RailAmerica in good faith as a result of reasonably identifiable and factually supportable recurring net cost savings or recurring additional net costs, as the case may be, realizable during such period as a result of such transaction, provided that so long as such net cost savings or additional net costs will be realizable at any time during such four-quarter period, it shall be assumed, for purposes of projecting such pro forma increase or decrease to Consolidated EBITDA, that such net cost savings or additional net costs will be realizable during the entire such period; provided further that any such pro forma increase or decrease to Consolidated EBITDA shall be without duplication of net cost savings or additional net costs actually realized during such period and already included in Consolidated EBITDA.
          “Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of RailAmerica delivered pursuant to Section 9.1(i) or setting forth the information described in clause (iv) to Section 9.1(d).
          “Pro Forma Basis” shall mean, with respect to any financial test specified herein as of any date (a “Determination Date”) such test shall be determined on a pro forma basis after giving effect to:
     (A) any acquisition or disposition of any Restricted Subsidiary or division or line of business made following the first day of the most recent Test Period ending prior to the Determination Date (the “Relevant Test Period”) and on or prior to such Determination Date as though such acquisition or disposition had occurred on the first day of the Relevant Test Period (including any Pro Forma Adjustment relating thereto);
     (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary or any redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary and any Restricted Payment, in each case, following the first day of the Relevant Test Period and on or prior to the Determination Date as though such designation, redesignation or Restricted Payment had occurred on the first day of the Relevant Test Period;

     (C) any incurrence or repayment of Indebtedness during the Relevant Test Period and on or prior to the Determination Date as though such incurrence or repayment had occurred on the first day of the Relevant Test Period;
     (D) any other transaction to occur on or prior to the Determination Date which requires that any financial ratio be calculated on a Pro Forma Basis as though such Transaction had occurred on the first day of the Relevant Test Period; and
     (E) any applicable Pro Forma Adjustment.
          “Protective Advance” shall have the meaning assigned to such term in Section 2.1.
          “Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.
          “RailAmerica” shall have the meaning provided in the preamble to this Agreement.
          “Railroad Assets” shall mean assets that are used or useful in the operation of shortline or regional railroads and assets reasonably related thereto.
          “RATC” shall have the meaning provided in the preamble to this Agreement.
          “Real Estate” shall have the meaning given to that term in Section 9.1(g).
          “Reference Banks” shall mean Citibank, N.A. and JPMorgan Chase Bank, N.A.
          “Register” shall have the meaning provided in Section 13.6(b)(iv).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation Z” shall mean Regulation Z of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

          “Release” means any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the Environment on, into, through, or out of any property, facility or equipment.
          “Report” shall mean reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Credit Parties’ assets from information furnished by or on behalf of the Credit Parties, after the Administrative Agent or the Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent or the Collateral Agent.
          “Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.
          “Required Lenders” shall mean, at any date, Lenders having or holding a majority of the Total Commitment at such date or, if the Total Commitment has been terminated, Lenders having a majority of the Total Credit Exposure at such date.
          “Required Supermajority Lenders” shall mean, at any date, Lenders having Commitments representing at least 66 2/3% of the Total Commitment at such date or, if the Total Commitment has terminated, having at least 66 2/3% of the Total Credit Exposure at such date.
          “Requirement of Law” shall mean, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Requirement of Tax Law” shall mean any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.
          “Reserves” shall mean any and all reserves (other than Account Reserves) which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, reserves for rent at locations leased by any Credit Party, reserves for Secured Hedge Agreements and Secured Cash Management Agreements, reserves for contingent liabilities of any Credit Party, reserves for uninsured losses of any Credit Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments and other governmental charges) with respect to the Collateral or any Credit Party. The Administrative Agent may, in its Permitted Discretion, adjust Reserves upon not less than one Business Day prior written notice to RailAmerica.
          “Restricted Domestic Subsidiary” shall mean each Restricted Subsidiary that is also a Domestic Subsidiary.

          “Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.
          “Restricted Payment” shall mean any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any equity interests of RailAmerica or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in RailAmerica or any Subsidiary or any option, warrant or other right to acquire any such equity interests in RailAmerica or any Subsidiary, other than dividends or distributions by a Subsidiary payable to RailAmerica or any Wholly-Owned Subsidiary that is a Subsidiary Guarantor and, in the case of a dividend or distribution by a Subsidiary that is not a Wholly-Owned Subsidiary, to any other holder of its Equity Interests, so long as RailAmerica or a Wholly-Owned Subsidiary that is a Subsidiary Guarantor receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interest ownership, (b) designation of any Restricted Subsidiary as an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the sum of (i) the fair market value of the assets of such designated Subsidiary immediately prior to such designation (such fair market value to be calculated without regard to any guarantee provided by such designated Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated Subsidiary to RailAmerica or any Restricted Subsidiary immediately prior to such designation), all calculated, except as set forth in the parenthetical to clause (b), on a consolidated basis in accordance with GAAP and (c) any Investment in an Unrestricted Subsidiary (which shall be deemed to be a Restricted Payment in an amount equal to the fair market value of such Investment at the time of such Investment).
          “Restricted Subsidiary” shall mean any Subsidiary of RailAmerica other than an Unrestricted Subsidiary.
          “Revolving Credit Commitment Funding Obligation” shall have the meaning assigned to such term in the definition of “Defaulting Lender.”
          “Revolving Credit Loans” shall have the meaning provided in Section 2.1(a).
          “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
          “Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which RailAmerica or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property that it intends to use for substantially the same purpose or purposes.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.

          “Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
          “Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Cash Management Bank.
          “Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between any Borrower or any of the Restricted Subsidiaries and any Hedge Bank.
          “Secured Note Indenture” shall mean the Indenture dated as of the Closing Date, among RailAmerica, the guarantors party thereto and U.S. National Bank Association, as trustee, pursuant to which the Initial Secured Notes are issued, as the same may be amended, supplemented or otherwise modified from time to time.
          “Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.
          “Securities Account” shall have the meaning assigned to such term in the Security Agreement.
          “Securities Account Control Agreement” shall have the meaning specified in the Security Agreement.
          “Security Agreement” shall mean the Security Agreement entered into by the Borrowers, the other grantors party thereto and the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit F, as the same may be amended, supplemented or otherwise modified from time to time.
          “Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Security Agreement, (c) the Intercreditor Agreement and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10, 9.12 or 9.16 or pursuant to any of the Security Documents to secure any of the Obligations.
          “Sole Lead Arranger” shall mean Citigroup Global Markets Inc., as the sole lead arranger for the Lenders under this Agreement and the other Credit Documents.
          “Solvent” shall mean, with respect to RailAmerica and its Restricted Subsidiaries, on a consolidated basis, that as of the date of determination, both (i) (a) the sum of RailAmerica’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of RailAmerica’s and its Restricted Subsidiaries’ present assets; (b) RailAmerica’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (c) RailAmerica and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due

(whether at maturity or otherwise); and (ii) RailAmerica and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified Subsidiary” shall mean, at any date of determination (a) any Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of RailAmerica and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of RailAmerica and the Subsidiaries for such period, in each case determined in accordance with GAAP or (b) any Subsidiary when such Subsidiary’s total assets or gross revenues, as applicable, is aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an event described in Section 11.5, would constitute a Specified Subsidiary under clause (a) above.
          “Sponsor” shall mean Fortress Investment Group LLC.
          “Stated Amount” of any Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.
          “Status” shall mean, as to RailAmerica as of any date, the existence of Level I Status or Level II Status, as the case may be, on such date. Changes in Status shall become effective as of the end of each fiscal quarter of RailAmerica.
          “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of RailAmerica.
          “Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) on the Closing Date and (b) each Restricted Domestic Subsidiary (other than a Domestic Subsidiary all of the material assets of which consist of stock in one or more Foreign Subsidiaries) that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

          “Swingline Commitment” shall mean $10.0 million.
          “Swingline Exposure” shall mean, with respect, to any Lender at any time, such Lender’s Applicable Percentage of the outstanding Swingline Loans at such time.
          “Swingline Lender” shall mean Citicorp North America, Inc. in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loans” shall have the meaning provided in Section 2.1(b).
          “Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is ten Business Days prior to the Maturity Date.
          “Taxes” shall mean any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
          “Test Period” shall mean, for any date of determination under this Agreement, the four consecutive fiscal quarters of RailAmerica then last ended.
          “Total Assets” means the total assets of RailAmerica and the Restricted Subsidiaries (or, if specified, of the Restricted Foreign Subsidiaries), as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Total Assets is being made, provided that Total Assets shall be calculated on a Pro Forma Basis.
          “Total Commitment” shall mean the sum of the Commitments of all Lenders.
          “Total Credit Exposure” shall mean, at any date, the sum of the Credit Exposures of all Lenders.
          “Transaction Expenses” shall mean any fees or expenses incurred or paid by RailAmerica or any of its Subsidiaries in connection with the Transactions.
          “Transactions” shall mean (i) the negotiation, execution and delivery of this Agreement, the Secured Note Indenture, (ii) the repayment in full of the Existing Credit Agreement and the termination of all commitments thereunder and (iii) all other transactions in connection with the foregoing.
          “Transferee” shall have the meaning provided in Section 13.6(e).
          “Type” shall mean, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.
          “Unpaid Drawing” shall have the meaning provided in Section 3.4(a).
          “Unrestricted Subsidiary” shall mean (a) any Subsidiary of RailAmerica that is formed or acquired after the Closing Date (other than a Subsidiary that becomes or is required to become a Credit Party hereunder), only if at such time (or promptly thereafter) RailAmerica designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary (other than a Restricted Subsidiary that is or becomes a Credit Party) subsequently re-designated as an Unrestricted Subsidiary by RailAmerica in a written notice to the Administrative Agent, provided that no Default or Event of Default would result from such re-designation and (c) each Subsidiary of an Unrestricted Subsidiary, in each case under clause (a), (b) or (c) to the extent such designation is permitted under Section 10.6; provided, however, that at the time of any written re-designation by RailAmerica to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such re-designation. On or promptly after the date of its formation, acquisition or re-designation, as applicable, each Unrestricted Subsidiary (other than an Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.
          “Voting Stock” shall mean, with respect to any Person, as of any date, such Person’s capital stock that is at the time entitled to vote for the election of directors of such Person.
          “Weekly Reporting Period” shall mean any period during which the Availability is less than $15.0 million (provided that such amount shall be decreased to $10.0 million if at such date the total cash balance in the Control Accounts is at least $5.0 million).
          “Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Capital Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Capital Stock or preferred stock multiplied by the amount of such payment, by (2) the sum of all such payments.
          “Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly Owned Subsidiaries.
          (b) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to Sections of this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
          1.2. Exchange Rates. For purposes of determining compliance under Section 10.4, 10.5 or 10.6 with respect to any amount in a foreign currency, such amount shall be deemed to equal the Dollar equivalent thereof based on the average exchange rate for such foreign currency for the most recent twelve-month period immediately prior to the date of determination in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1 and 10.2, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
          SECTION 2. Amount and Terms of Credit
          2.1. Commitments.
          (a) (i) Subject to and upon the terms and conditions herein set forth, each Lender severally (and not jointly) agrees to make a loan or loans denominated in Dollars (each a “Revolving Credit Loan”) to the Borrowers which Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date, (B) may, at the option of the Borrowers be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans, provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any such Lender, result in such Lender’s Credit Exposure at such time exceeding such Lender’s Commitment at such time and (E) shall not result in the Total Credit Exposure exceeding the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time.
               Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (A) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan and (B) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrowers resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 3.5 shall apply).
          (b) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrowers in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not result at any time in the Total Credit Exposure at such time exceeding the lesser of (i) the Total Commitment at such time and (ii) the Borrowing Base at such time and (v) may be repaid and reborrowed in accordance with the provisions hereof. On the Swingline Maturity Date, each outstanding Swingline Loan shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from the Borrowers or any Lender stating that a Default or Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
          (c) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Lenders that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans (and, if any Swingline Loan is outstanding on the seventh calendar day following the date of Borrowing of such Swingline Loan, then on the first Business Day following such seventh calendar day, the Swingline Lender shall be required to give such notice), in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders with Commitments pro rata based on each Lender’s Applicable Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Lender hereby irrevocably agrees to make such Revolving Credit Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Commitment or Availability after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of any Borrower), each Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause such Lenders to share in such Swingline Loans ratably based upon their Applicable Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.
          (d) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations or (iii) to pay any other amount chargeable to or required to be paid by the Credit Parties pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 13.5) and other sums payable under the Credit Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the lesser of (x) $5.0 million and (y) 10.0% of the Borrowing Base; provided further that the aggregate amount of outstanding Protective Advances plus the aggregate amount of the other Total Credit Exposure shall not exceed the Total Commitment. Protective Advances may be made even if the conditions precedent set forth in Section 7 have not been satisfied. The Protective Advances shall be secured by the Security Documents and shall constitute Obligations hereunder and under the other Credit Documents. All Protective Advances shall be ABR Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 7 have been satisfied, the Administrative Agent may request the Lenders to make a Revolving Credit Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.1(e).
          (e) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default or Event of Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. On any Business Day, the Administrative Agent may, in its sole discretion, give notice to the Lenders that the Lenders are required to fund their risk participations in Protective Advances (and, if any Protective Advance is outstanding on the thirtieth calendar day following the date of Borrowing of such Protective Advance, then on the first Business Day following such thirtieth calendar day, the Administrative Agent shall give such notice) in which case each Lender shall fund its participation on the date specified in such notice. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

          2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Revolving Credit Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000 and Swingline Loans shall be in a multiple of $100,000 (except that Mandatory Borrowings shall be made in the amounts required by Section 2.1(c) and Revolving Credit Loans made to refinance Protective Advances pursuant to Section 2.1(e)). More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than five Borrowings of Eurodollar Loans under this Agreement.
          2.3. Notice of Borrowing.
          (a) Whenever the Borrowers desire to incur Revolving Credit Loans hereunder (other than Mandatory Borrowings, Borrowings to repay Unpaid Drawings or Borrowings to repay Protective Advances), they shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans (each such notice, a “Notice of Borrowing”). Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing.
          (b) Whenever the Borrowers desire to incur Swingline Loans hereunder, they shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 1:00 p.m. (New York time) on the date of such Borrowing. Each such notice shall be irrevocable and shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.
          (c) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrowers irrevocably agreeing, by their incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.
          (d) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).
          (e) Without in any way limiting the obligation of the Borrowers to confirm in writing any notice they may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrowers. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
          2.4. Disbursement of Funds.
          (a) No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings) of Revolving Credit Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Revolving Credit Loans requested to be made on such date in the manner provided below. No later than 3:00 p.m. (New York time) on the date specified in each Notice of Borrowing relating to Swingline Loans, the Swingline Lender shall make available to the Borrowers its Swingline Loan to be made on such date, by depositing to the account of RailAmerica (on behalf of the Borrowers) at the Administrative Agent’s office the amount of such Swingline Loan.
          (b) Each Lender shall make available all amounts it is to fund to the Borrowers under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings and Protective Advances) make available to the Borrowers, by depositing to RailAmerica’s (on behalf of the Borrowers) account at the Administrative Agent’s Office the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrowers, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrowers and the Borrowers, jointly and severally, shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrowers, jointly and severally, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrowers, the then-applicable rate of interest for ABR Loans.
          (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
          2.5. Repayment of Loans; Evidence of Debt.
          (a) The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Revolving Credit Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent in Dollars, for the account of the Swingline Lender, on the Swingline Maturity Date, the then-unpaid Swingline Loans. The Borrowers, jointly and severally, shall repay to the Administrative Agent for the benefit of the Lenders the then-unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (c) The Administrative Agent shall maintain the Register pursuant to Section 13.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is a Revolving Credit Loan, a Swingline Loan or a Protective Advance, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender, the Swingline Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.
          (d) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers in accordance with the terms of this Agreement.
          2.6. Conversions and Continuations.
          (a) The Borrowers shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Revolving Credit Loans made to the Borrowers from one Type into a Borrowing or Borrowings of another Type and the Borrowers shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period, provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000,

(ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrowers by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Revolving Credit Loans to be so converted or continued, the Type of Revolving Credit Loans to be converted or continued into and, if such Revolving Credit Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Revolving Credit Loans.
          (b) If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrowers have failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrowers shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.
          2.7. Pro rata Borrowings. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their Applicable Percentages. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
          2.8. Interest.
          (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.
          (b) The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.
          (c) If there is an Event of Default or if all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon or Fee shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan that is a Revolving Credit Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.
          (e) All computations of interest hereunder shall be made in accordance with Section 5.5.
          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrowers and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
          2.9. Interest Periods. At the time the Borrowers give a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrowers shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrowers, be a one, two, three, six or, if agreed to by each Lender, a seven or fourteen day period or a nine or twelve month period. Notwithstanding anything to the contrary contained above:
     (i) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

     (ii) if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
     (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and
     (iv) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date.
          2.10. Increased Costs, Illegality, etc.
          (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
     (i) on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or
     (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank eurodollar market or the position of such Lender in such market (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); or

     (iii) at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to RailAmerica and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies RailAmerica and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrowers with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrowers, (y) in the case of clause (ii) above, the Borrowers, jointly and severally, shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to RailAmerica by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (ii) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).
          (b) At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrowers may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrowers were notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

          (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrowers, jointly and severally, shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to RailAmerica (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
          2.11. Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrowers to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or a required assignment pursuant to 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrowers, jointly and severally, shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.
          2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or

5.4 with respect to such Lender, it will, if requested by the Borrowers, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Section 2.10, 3.5 or 5.4.
          2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 180th day prior to the giving of such notice to RailAmerica.
          2.14. Defaulting Lenders.
          (a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
     (i) the Letter of Credit Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Credit Exposure may not in any event exceed the Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation, (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
     (ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrowers will, not later than two Business Days after demand by the Administrative Agent (at the direction of the Letter of Credit Issuer and/or the Swingline Lender, as the case may be), (1) Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit Exposure or Swingline Expo-sure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such Letter of Credit Exposure or Swingline Exposure, or (2) in the case of such Swingline Exposure, prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and
     (iii) any amount paid by the Borrowers for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.14(f)) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Letter of Credit Issuer or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by the Letter of Credit Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.
          (b) Cash Collateral Call. If any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, if any Letter of Credit, or Swingline Loan is at the time outstanding, the Letter of Credit Issuer and the Swingline Lender, as the case may be, may (except, in the case of a Defaulting Lender, to the extent the Commitments have been fully reallocated pursuant to Section 2.14(a)), by notice to RailAmerica and such Defaulting Lender or Potential Defaulting Lender through the Administrative Agent, require the Borrowers to Cash Collateralize the obligations of the Borrowers to the Letter of Credit Issuer and the Swingline Lender in respect of such Letter of Credit or Swingline Loan in amount at least equal to the aggregate amount of the unreallocated obligations (contingent or otherwise) of such Defaulting Lender or such Potential Defaulting Lender in respect thereof, or to make other arrangements satisfactory to the Administrative Agent, and to the Letter of Credit Issuer and the Swingline Lender, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender or Potential Defaulting Lender.

          (c) Right to Give Drawdown Notices. In furtherance of the foregoing, if any Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, each of the Letter of Credit Issuer and the Swingline Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notice of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to (i) reimburse an outstanding L/C Participation, (ii) repay an outstanding Swingline Loan, and/or (iii) Cash Collateralize the obligations of the Borrowers in respect of outstanding Letters of Credit or Swingline Loans in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender or Potential Defaulting Lender in respect of such Letter of Credit or Swingline Loan.
          (d) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 4.1 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit Exposure or the Swingline Exposure of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.14(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit Exposure or Swingline Exposure cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to the Letter of Credit Issuer and the Swingline Lender, as applicable, as their interests appear (and the pro rata payment provisions of Section 5.3 will automatically be deemed adjusted to reflect the provisions of this Section).
          (e) Termination of Defaulting Lender Commitment. The Borrowers may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.14(a)(iii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.
          (f) Cure. If the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Swingline Lender agree in writing in their discretion that a Lender that is a Defaulting Lender or a Potential Defaulting Lender should no longer be deemed to be a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.14(a)), such Lender will, to the extent applicable, purchase such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Exposure, Letter of Credit Exposure and Swingline Exposure of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Exposure of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender or Potential Defaulting Lender.
          2.15. Incremental Facilities. The Borrowers may by written notice to the Administrative Agent elect to request, prior to the Maturity Date, an increase to the existing Commitments (any such increase, the “New Commitments”) by an amount not in excess of $20.0 million in the aggregate and not less than $5.0 million individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $1.0 million in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrowers propose that the New Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 13.6(b) (each, a “New Lender”) to whom the Borrowers propose any portion of such New Commitments be allocated and the amounts of such allocations; provided that the Borrowers shall first approach the Lenders to provide all of the New Commitments in accordance with their Applicable Percentages (excluding for this purpose the Commitment of any Lender that declines to provide any portion of the New Commitments) prior to approaching any other Person that is an eligible assignee pursuant to Section 13.6(b) (and no such Person shall be offered to provide the New Commitments on terms (including with respect to upfront fees and other economic terms) that are more favorable to such Person than the terms offered to the existing Lenders) and no Lender shall provide a New Commitment unless the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer shall have consented thereto; provided further that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a New Commitment. Such New Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Commitments; (2) the New Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrowers, the Lender providing the New Commitment and Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(c); (3) the Borrowers shall make any payments required pursuant to Section 2.11 in connection with the New Commitments; (4) the Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction and (5) after giving effect to the New Commitments, Availability is not less than zero.
          On any Increased Amount Date, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Lenders with Commitments shall assign to each of the New Lenders, and each of the New Lenders shall purchase from each of the Lenders with Commitments, at the principal amount thereof (together with accrued interest), such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Lenders with Revolving Credit Loans and New Lenders ratably in accordance with their respective Commitments after giving effect to the addition of such New Commitments to the Commitments, (b) each New Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Lender shall become a Lender with respect to the New Commitment and all matters relating thereto.
          The Administrative Agent shall notify the Collateral Agent and the Lenders promptly upon receipt of the Borrowers’ notice of each Increased Amount Date and in respect thereof (y) the New Commitments and the New Lenders and (z) the respective interests in such Lender’s Revolving Credit Loans, in each case subject to the assignments contemplated by this Section.
          2.16. Reserves. Notwithstanding anything to the contrary, the Administrative Agent may at any time and from time to time in the exercise of its Permitted Discretion establish and increase or decrease Reserves; provided that the Administrative Agent shall have provided the Borrowers at least 2 Business Days’ prior written notice of any such establishment or increase.
          SECTION 3. Letters of Credit
          3.1. Letters of Credit.
          (a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and thirty calendar days prior to the Maturity Date, (i) the Borrowers may request that the Letter of Credit Issuer issue for the account of the Borrowers a Letter of Credit or Letters of Credit in Dollars in such form as may be approved by the Letter of Credit Issuer in its reasonable discretion.
          (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect; (ii) no Letter of Credit shall be issued, amended (to increase the Stated Amount thereof), extended or renewed if, after giving effect to such issuance, amendment, extension or renewal, the Total Credit Exposure would exceed the lesser of (x) the Total Commitment then in effect and (y) the Borrowing Base then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer, provided that in no event shall such expiration date occur later than the L/C Maturity Date; (iv) no Letter of Credit shall be issued if it would be illegal under any applicable law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (v) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from the Borrowers or any Lender stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1.
          (c) Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrowers shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part, provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.
          3.2. Letter of Credit Requests.
          (a) Whenever the Borrowers desire that a Letter of Credit be issued for their account, they shall give the Administrative Agent and the Letter of Credit Issuer at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days’ written notice thereof. Each notice shall be executed by the Borrowers and shall be in the form of Exhibit G (each a “Letter of Credit Request”). The Administrative Agent shall promptly transmit copies of each Letter of Credit Request to each Lender.
          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).
          3.3. Letter of Credit Participations.
          (a) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Lender that has a Commitment (each such other Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Applicable Percentage of such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees).
          (b) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.
          (c) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrowers shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent, for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Applicable Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. If the Letter of Credit Issuer so notifies, prior to 11:00 a.m. (New York time) on any Business Day, any L/C Participant required to fund a payment under a Letter of Credit, such L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Applicable Percentage of the amount of such payment on such Business Day in immediately available funds. If and to the extent such L/C Participant shall not have so made its Applicable Percentage of the amount of such payment available to the Administrative Agent, for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent, for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent, for the account of the Letter of Credit Issuer at a rate equal to the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The failure of any L/C Participant to make available to the Administrative Agent, for the account of the Letter of Credit Issuer, its Applicable Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent, for the account of the Letter of Credit Issuer its Applicable Percentage of any payment under such Letter of Credit on the date required, as specified above, but, except as provided Section 2.14, no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Applicable Percentage of any such payment.
          (d) Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to paragraph (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Applicable Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations.

          (e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:
     (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
     (ii) the existence of any claim, set-off, defense or other right that the Borrowers may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers and the beneficiary named in any such Letter of Credit);
     (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
     (v) the occurrence of any Default or Event of Default;
provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Applicable Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer.
          3.4. Agreement to Repay Letter of Credit Drawings.
          (a) The Borrowers, jointly and severally, hereby agree to reimburse the Letter of Credit Issuer, by making payment in Dollars to the Administrative Agent in immediately available funds for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) immediately after, and in any event on the date of, such payment, with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the ABR Margin plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrowers shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 10:00 a.m. (New York time) on the date of such drawing that the Borrowers intend to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrowers shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Commitments make Revolving Credit Loans (which shall be ABR Loans) on the date on which such drawing is honored in an amount equal to the amount of such drawing and (ii) the Administrative Agent shall promptly notify each relevant L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and, subject to the conditions set forth in Section 2.1(a), each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrowers in the manner deemed to have been requested in the amount of its Applicable Percentage of the applicable Unpaid Drawing by 12:00 noon (New York time) on such Business Day by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the minimum Borrowing amount for ABR Loans set forth in Section 2.2. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.
          (b) The obligations of the Borrowers under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrowers or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, provided that the Borrowers shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final non-appealable judgment by a court of competent jurisdiction).
          3.5. Increased Costs. If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by the Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the date hereof (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrowers by the Letter of Credit Issuer or such L/C

Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrowers, jointly and severally, shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. A certificate submitted to the Borrowers by the relevant Letter of Credit Issuer or a L/C Participant, as the case may be, (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrowers absent clearly demonstrable error. Notwithstanding anything to the contrary contained herein, (I) in the case of any increased costs attributable to Taxes, this Section 3.5 shall apply to only to the extent such increased costs resulted from a change in Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment and (ii) this Section 3.5 shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clause (ii) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).
          3.6. Successor Letter of Credit Issuer. A Letter of Credit Issuer may resign as Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders and RailAmerica. If the Letter of Credit Issuer shall resign as Letter of Credit Issuer under this Agreement, then the Borrowers shall appoint from among the Lenders (with the consent of such Lender) with Commitments a successor issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the Letter of Credit Issuer, and the term “Letter of Credit Issuer” shall mean such successor issuer effective upon such appointment (except with respect to Letters of Credit issued by the resigning Letter of Credit Issuer). After the resignation of the Letter of Credit Issuer hereunder, the resigning Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit. After any retiring Letter of Credit Issuer’s resignation as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (a) while it was Letter of Credit Issuer under this Agreement or (b) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.
          3.7. Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that RailAmerica receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the

Borrowers shall deposit on terms and in accounts satisfactory to the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to one hundred five percent (105%) of the Letters of Credit Outstanding as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Section 11.5. Funds so deposited shall be applied by the Administrative Agent to reimburse the Letter of Credit Issuer for Unpaid Drawings for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Unpaid Drawings or, if the maturity of the Loans has been accelerated, be applied to satisfy other Obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral under this Section 3.7 as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
          SECTION 4. Fees; Commitments
          4.1. Fees.
          (a) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars, for the account of each Lender having a Commitment (in each case pro rata according to the respective Applicable Percentages of all such Lenders), a commitment fee for each day from and including the Closing Date to but excluding the Maturity Date. Such commitment fee shall be payable in arrears (i) on the first day of each January, April, July and October (for the three-month period (or portion thereof) ended on the preceding day for which no payment has been received) and (ii) on the Final Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Commitments in effect on such day.
          (b) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Lenders pro rata on the basis of their respective Applicable Percentages, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Eurodollar Margin for Revolving Credit Loans on the average daily Stated Amount of such Letter of Credit. Such Letter of Credit Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
          (c) The Borrowers, jointly and severally, agree to pay to the Administrative Agent in Dollars for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum on the average daily Stated Amount of such

Letter of Credit. Such Fronting Fees shall be due and payable quarterly in arrears on the first day of each April, July, October and January and on the date upon which the Total Commitment terminates and the Letters of Credit Outstanding shall have been reduced to zero.
          (d) The Borrowers, jointly and severally, agree to pay directly to the Letter of Credit Issuer in Dollars upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such Letter of Credit Issuer’s customary fees for issuances of, drawings under or amendments of, Letters of Credit issued by it.
          (e) The Borrowers, jointly and severally, agree to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.
          4.2. Voluntary Reduction of Commitments. Upon at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments in whole or in part, provided that (a) any such reduction shall apply proportionately and permanently to reduce the Commitment of each of the Lenders in accordance with their Applicable Percentages, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $1,000,000 and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, (i) the Total Credit Exposure shall not exceed the lesser of (x) the Total Commitment and (y) the Borrowing Base.
          4.3. Mandatory Termination of Commitments.
          (a) The Total Commitment shall terminate at 5:00 p.m. (New York time) on the Maturity Date.
          (b) The Swingline Commitment shall terminate at 5:00 p.m. (New York time) on the Swingline Maturity Date.
          SECTION 5. Payments
          5.1. Voluntary Prepayments. The Borrowers shall have the right to prepay Revolving Credit Loans and Swingline Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrowers shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrowers no later than (i) in the case of Revolving Credit Loans, 10:00 a.m. (New York time) one Business Day prior to, or (ii) in the case of Swingline Loans or Protective Advances, 10:00 a.m. (New York time) on, the date of such prepayment and, in the case of a prepayment of Revolving Credit Loans or Swingline Loans shall promptly be transmitted by the Administrative Agent to each of the Lenders or the Swingline Lender, as the case may be; (b) each partial prepayment of any Borrowing of Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans or Protective Advances shall be in a multiple of $500,000 and in an aggregate principal amount of at least $500,000, provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000; and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrowers with the applicable provisions of Section 2.11. Notwithstanding the foregoing, the Borrowers shall not be permitted to prepay any Revolving Credit Loans or Swingline Loans under this Agreement, in whole or in part, if at such time, any Protective Advances are outstanding.
          5.2. Mandatory Prepayments.
          (a) Mandatory Prepayments of Loans. If on any date the Total Credit Exposure exceeds the lesser of (x) the Total Commitment and (y) the Borrowing Base, the Borrowers shall forthwith repay on such date the principal amount of Protective Advances and, after all Protective Advances have been paid in full, Swingline Loans and, after all Swingline Loans have been paid in full, Revolving Credit Loans in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Protective Advances, Swingline Loans and Revolving Credit Loans, the Total Credit Exposure exceeds the lesser of (x) the Total Commitment and (y) the Borrowing Base, the Borrowers, jointly and severally, shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment for the benefit of the Lenders as security for the Obligations of the Borrowers hereunder (including one hundred five percent (105%) of Obligations in respect of Letters of Credit Outstanding) pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent. Additionally, if on any date the Total Credit Exposure exceeds the Total Commitment for any reason, the Borrowers shall forthwith reduce the Total Credit Exposure in the manner provided above.
          (b) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans required by Section 5.2(a), the Borrowers may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made, provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) if any prepayment by the Borrowers of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding amount of the Revolving Credit Loans made pursuant to such Borrowing to an amount less than $1,000,000, such Borrowing shall immediately be converted into ABR Loans; and (z) each prepayment of any Revolving Credit Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Credit Loans of each Lender in accordance with their respective Applicable Percentages. In the absence of a designation by the Borrowers as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

          (c) Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrowers at their option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrowers may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
          (d) Cash Dominion Period. On each Business Day during any Cash Dominion Period, the Administrative Agent shall apply all funds credited to the Concentration Account the previous Business Day (whether or not immediately available) as follows (except as set forth in Section 5.3(c)): first, to repay the outstanding principal amount of the Swingline Loans and Protective Advances until such Swingline Loans and Protective Advances have been repaid in full; second, to repay the outstanding principal balance of the Loans until such Loans shall have been repaid in full; third, to cash collateralize Letters of Credit Outstanding at one hundred percent (100%) and then to any other Obligation then due and payable.
          5.3. Payments Generally.
          (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrowers, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, the Letter of Credit Issuer, the Administrative Agent or the Swingline Lender, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrowers to the Administrative Agent to make a payment from the funds in the Borrowers’ account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
          (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
          (c) (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the

Administrative Agent after an Event of Default specified in Section 11.5 or a termination of the Total Commitment or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent, the Collateral Agent and the Letter of Credit Issuer from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), second, to pay any fees or expense reimbursements then due to the Lenders from the Credit Parties (other than in connection with Secured Cash Management Agreements and Secured Hedge Agreements), third, to pay interest due in respect of the Protective Advances, fourth, to pay the principal of the Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Protective Advances) ratably, sixth, to prepay principal on the remaining Loans and Unpaid Drawings, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred five percent (105%) of the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid Unpaid Drawings, to be held as cash collateral for such Obligations, eighth, to the payment of any amounts owing with respect to Secured Hedge Agreements, ninth, to payment of any amounts owing with respect to Secured Cash Management Agreements, and tenth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party.
          (d) At the election of the Administrative Agent, all payments of principal, interest, Unpaid Drawings, Fees, reimbursable expenses (including, without limitation, all reimbursement for fees and expenses pursuant to Section 13.5), and other sums payable under the Credit Documents that are not paid when due in accordance with the Credit Documents (after giving effect to any applicable grace period(s)), may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrowers pursuant to Section 2.3 or a deemed request as provided in this Section or may be deducted from any deposit account of the Credit Parties maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize solely to the extent a payment is not paid by a Credit Party by the time when required to be paid, (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents and agree that all such amounts charged shall constitute Loans (including Swingline Loans, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 13.5) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.3 and (ii) the Administrative Agent to charge any deposit account of any Credit Party maintained with the Administrative Agent for each payment of principal, interest and Fees as it becomes due hereunder or any other amount due under the Credit Documents; provided that in either case the Administrative Agent shall promptly notify the Borrowers of any such Borrowing or charge.
          (e) Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Letter of Credit Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Letter of Credit Issuer, as the case may be, the amount due. In such event, if the

Borrowers have not in fact made such payment, then each of the Lenders or the Letter of Credit Issuer, as the case may be, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Letter of Credit Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          5.4. Net Payments.
          (a) Unless required by a Requirement of Tax Law (as determined in good faith by the Administrative Agent or other applicable withholding agent), all payments made by or on behalf of the Borrowers or any other Credit Party under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that an applicable withholding agent is required to deduct or withhold any Indemnified Taxes from or in respect of any payment hereunder or under any other Credit Document (as determined in good faith by the applicable withholding agent), then:
     (i) the applicable withholding agent shall deduct or withhold the full amount required to be so withheld or deducted;
     (ii) the applicable withholding agent shall timely pay such withheld or deducted amounts directly to the relevant Governmental Authority in accordance with the applicable Requirement of Tax Law;
     (iii) if a Credit Party is the applicable withholding agent, such Credit Party will promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such Governmental Authority; and
     (iv) the relevant Credit Party will pay to the Administrative Agent for the account of each affected Lender (which term shall, for the purpose of this Section 5.4, include the Letter of Credit Issuer and any L/C Participant) such additional amount or amounts as are necessary to ensure that the net amount actually received by each such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.
          (b) The Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Tax Law, other than any Other Taxes that are Other Connection Taxes arising as a result of a Lender’s voluntary assignment or transfer of, or participation in, such Lender’s right’s or obligations hereunder (“Other Connection Assignment Taxes”).
          (c) The Borrowers shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 20 days after demand therefor, for the full amount of any Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes paid or payable by the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such any Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) (1) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any Credit Document shall deliver to RailAmerica and the Administrative Agent, at any time or times reasonably requested by RailAmerica or the Administrative Agent, such properly completed and executed documentation reasonably requested by RailAmerica or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by RailAmerica or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by RailAmerica or the Administrative Agent as will enable RailAmerica or the Administrative Agent to determine whether or not such Lender is subject to source withholding or backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below in the following subparagraph (2) of this Section 5.4(d)) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of RailAmerica or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 5.4(d). If any form or certification previously delivered pursuant to this Section 5.4(d) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify RailAmerica and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally able to do so.
          (2) Without limiting the generality of the foregoing, each Non-U.S. Lender shall, to the extent it is legally able to do so:
     (i) prior to the date on which a Lender becomes a Lender under this Agreement, deliver to RailAmerica and the Administrative Agent two copies of either (x) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” Internal Revenue Service Form W-8BEN or any applicable successor form (together with a certificate substantially in the form of Exhibit M-1, M-2, M-3 or M-4, as applicable, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of RailAmerica, is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code) and that no interest payments in connection with the Credit Documents are effectively connected with such Non-U.S.

Lender’s conduct of a U.S. trade or business (a “U.S. Tax Certificate”)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding tax on payments by any Borrower under any Credit Document or (z) in the case of a Non-U.S. Lender that is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a U.S. Tax Certificate, Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that, if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a Certificate on behalf of such beneficial owner(s); and
     (ii) deliver to RailAmerica and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event requiring a change in the most recent form previously delivered by it to RailAmerica and the Administrative Agent.
          (e) Each Lender that is a U.S. person within the meaning of Section 7701(a)(30) of the Code shall deliver to RailAmerica and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law, on or before the date that any such form or certification expires or becomes obsolete, and after the occurrence of any event involving the Lender requiring a change in the most recent form previously delivered by it or upon the request of RailAmerica or the Administrative Agent) duly executed and properly completed copies of Internal Revenue Service Form W-9 or any applicable successor form certifying that it is not subject to backup withholding.
          (f) If the Borrowers determine in good faith that a reasonable basis exists for contesting any Indemnified Taxes for which indemnification has been made hereunder, the relevant Lender or the Administrative Agent, as applicable, shall use reasonable efforts to cooperate with the Borrowers in challenging such taxes at the Borrowers’ expense if so requested by the Borrowers in writing; provided that nothing in this Section 5.4(f) shall obligate the Administrative Agent or any Lender to take any action that, in its reasonable judgment, would be materially disadvantageous to such person. If any Lender or the Administrative Agent, as applicable, receives a refund of an Indemnified Tax for which a payment has been made by the Borrowers pursuant to this Agreement, which refund in the sole good faith judgment of such Lender or Administrative Agent, as the case may be, is attributable to such payment made by such Borrowers, then the Lender or the Administrative Agent, as the case may be, shall reimburse the Borrowers for such amount (without interest other than any interest received by the Governmental Authority with respect to such refund) as the Lender or Administrative Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse net after-tax position than it would have been in if the Indemnified Taxes giving rise to such refund had not been imposed in the first instance; provided that the Borrowers, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Neither a Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrowers in connection with this paragraph (f) or any other provision of this Section 5.4.
          (g) The agreements of any Credit Party in this Section 5.4 shall survive the termination of the Credit Documents and the payment of the Loans and all other amounts payable hereunder.
          5.5. Computations of Interest and Fees.
          (a) Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
          (b) Fees and Letters of Credit Outstanding shall be calculated on the basis of a 360-day year for the actual days elapsed.
          5.6. Limit on Rate of Interest.
          (a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrowers shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
          (b) Payment at Highest Lawful Rate. If the Borrowers are not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrowers shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
          (c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrowers to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:
     (i) firstly, by reducing the amount or rate of interest required to be paid by the Borrowers to the affected Lender under Section 2.8; and

     (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrowers to the affected Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.
          SECTION 6. Conditions Precedent to Initial Borrowing
          The initial Borrowing of Loans under this Agreement or the initial issuance of any Letter of Credit hereunder is subject to the satisfaction of the following conditions precedent:
          6.1. Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent and the Collateral Agent an executed counterpart of each of the Credit Documents by each Credit Party.
          6.2. Collateral. All agreements, documents and instruments, including Uniform Commercial Code or other applicable personal property security financing statements required or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.
          6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel to the Borrowers, substantially in the form of Exhibit H-1, (b) Scott Williams, General Counsel to the Borrowers, substantially in the form of Exhibit H-2 and (c) the opinions of special local counsel to the Borrowers from the jurisdictions listed on Schedule 6.3, in form and substance reasonably satisfactory to the Administrative Agent. The Borrowers, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
          6.4. No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.
          6.5. Concurrent Financings. Prior to or substantially simultaneously with the initial credit extension, the Borrowers shall have received no less than $709,830,200 in gross proceeds from the issuance and sale of the Initial Secured Notes pursuant to the Secured Note Indenture.
          6.6. Existing Credit Agreement. The Administrative Agent shall have received evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all amounts outstanding thereunder are being repaid in full and all liens securing obligations under the Existing Credit Agreement have been, or concurrently with the Closing Date are being, released.
          6.7. Corporate Documents. The Administrative Agent shall have received:
          (a) a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));
          (b) a certificate as to the good standing of each Credit Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
          (c) such other documents as the Lenders, the Letter of Credit Issuer or the Administrative Agent may reasonably request.
          6.8. Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrowers, confirming compliance with the conditions precedent set forth in this Section 6, Section 7.1 and Section 7.4.
          6.9. Fees. The Lenders shall have received the fees set forth in the Lender Fee Letter and the Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented on or prior to the Closing Date shall have been paid.
          6.10. Representations and Warranties. On the Closing Date, the representations and warranties made by each of the Borrowers shall be true and correct in all material respects.

          6.11. Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of a date preceding the Closing Date that is specified by the Administrative Agent.
          6.12. Closing Availability. After giving effect to all Borrowings to be made on the Closing Date, the issuance of any Letters of Credit on the Closing Date and payment of all fees and expenses due hereunder, the Borrowers’ Availability shall not be less than $20.0 million.
          6.13. Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit N, dated as of the Closing Date and signed by the chief financial officer of RailAmerica.
          6.14. Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 10.2 and Liens securing the Existing Credit Agreement to be terminated on the Closing Date.
          6.15. Appraisals and Field Exams. The Administrative Agent shall have received satisfactory field exams from appraisers satisfactory to the Administrative Agent.
          6.16. Perfection Certificate. The Administrative Agent and the Collateral Agent shall have received a duly completed and signed Perfection Certificate together with all attachments thereto.
          6.17. USA PATRIOT Act. The Lenders and the Administrative Agent shall have timely received the information required under Section 13.18.
          SECTION 7. Conditions Precedent to All Credit Events
          The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Protective Advances) and the obligation of the Letter of Credit Issuer to issue, extend, renew or increase the amount of any Letters of Credit on any date is subject to the satisfaction of the following conditions precedent:
          7.1. No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date).

          7.2. Notice of Borrowing; Letter of Credit Request.
          (a) Prior to the making of each Loan and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
          (b) Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).
          7.3. Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.
          7.4. No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
          The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.
          In addition to the other conditions precedent herein set forth, if any Lender be-comes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer will not be required to issue any Letter of Credit or to amend any out-standing Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, and the Swingline Lender will not be required to make any Swingline Loan, unless the Letter of Credit Issuer or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof satisfactory to the Letter of Credit Issuer or Swingline Lender.
          SECTION 8. Representations, Warranties and Agreements
          In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Credit Party makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:
          8.1. Corporate Status. Each Borrower and each Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) is duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
          8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.
          8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of RailAmerica or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture (including the Secured Note Indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which RailAmerica or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, By-Laws or other constitutional documents of RailAmerica or any of the Restricted Subsidiaries.
          8.4. Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of the Borrowers, threatened with respect to the Borrowers or any of the other Subsidiaries that (i) could reasonably be expected to result in a Material Adverse Effect or (ii) involves this Agreement or the Transactions.
          8.5. Margin Regulations. Neither the making of any extension of credit hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.
          8.6. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document except for (i) those obtained or made and (ii) filings and recordings in respect of Liens created under the Credit Documents.

          8.7. Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          8.8. True and Complete Disclosure.
          (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by RailAmerica, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent, the Collateral Agent and/or any Lender on or before the Closing Date (including all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.
          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
          8.9. Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of RailAmerica and (b) the Historical Financial Statements, in each case present or will, when provided, present fairly in all material respects the combined financial position of RailAmerica at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. There has not occurred any change, event, development or circumstance since December 31, 2008, that has had or could reasonably be expected to have a Material Adverse Effect.
          8.10. Tax Returns and Payments. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, RailAmerica and each of its Subsidiaries: (a) has timely filed all Tax returns, domestic and foreign, required to be filed by it; (b) has paid all Taxes payable by it that have become due (including in the capacity of a withholding agent), other than those being contested in good faith by the appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP (provided that such contest suspends the enforcement or collection of such Taxes); (c) has provided adequate reserves in accordance with GAAP for the payment of all Taxes not yet due and payable; and (d) has not ever been a party to any understanding or arrangement constituting a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or “tax shelter” within the meaning of Section 6662(d)(2)(C)(ii) of the Code and Section 6111(c) or Section 6111(d) of the Code as in effect immediately prior to the enactment of the American Jobs Creation Act of 2004.

          8.11. Compliance with ERISA. Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to any Borrower, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); no Borrower, Subsidiary or ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to any Borrower, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has any Borrower, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any Borrower, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect or relates to any matter disclosed in the financial statements of the Borrowers. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11, other than any made with respect to (a) liability under Section 4201 or 4204 of ERISA or (b) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of such Borrower.
          8.12. Subsidiaries and Investments.
          (a) Subsidiaries. Set forth in Schedule 8.12 is a complete and correct list of all of the Subsidiaries of each Borrower as of the Closing Date, together with, for each such Subsidiary, (i) the jurisdiction of organization of such Subsidiary, (ii) each Person holding ownership interests in such Subsidiary and (iii) the nature of the ownership interests held by each such Person and the percentage of ownership of such Subsidiary represented by such ownership interests. Except as disclosed in Schedule 8.12, on the Closing Date: (x) each such Borrower and the other Subsidiaries will own, free and clear of Liens (other than Liens created pursuant to the Security Documents), and have the unencumbered right to vote, all outstanding ownership interests in each Person shown to be held by it in Schedule 8.12, (y) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (z) there will be no outstanding Equity Rights with respect to such Person.
          (b) Investments. Set forth in Schedule 10.5 is a complete and correct list of all Investments that are held by each Borrower or any of the other Subsidiaries in any Person on the Closing Date and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 10.5, on the Closing Date each Borrower and the other Subsidiaries will own, free and clear of all Liens (other than Liens created pursuant to the Security Documents), all such Investments.
          (c) Restrictions on Subsidiaries. On the Closing Date, to each Borrower’s knowledge, neither the Borrowers nor any of the other Subsidiaries will be subject to any indenture, agreement, instrument or other arrangement of the type described in Section 10.11.
          8.13. Intellectual Property. Each Borrower and each of the Restricted Subsidiaries have obtained all patents, trademarks, servicemarks, trade names, copyrights, licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
          8.14. Environmental Laws.
          (a) Except as set forth on Schedule 8.14 or as could not reasonably be expected to have a Material Adverse Effect: (i) RailAmerica and each of its Subsidiaries are in compliance with all Environmental Laws in all jurisdictions in which RailAmerica and each of its Subsidiaries are currently doing business (including having obtained all material permits required under Environmental Laws); (ii) RailAmerica will comply and cause each of its Subsidiaries to comply with all such Environmental Laws (including all permits required under Environmental Laws); and (iii) none of RailAmerica or its Subsidiaries has become subject to any Environmental Claim or any other liability under any Environmental Law.
          (b) Neither RailAmerica nor any of its Subsidiaries has treated, stored, transported or disposed of, or arranged for disposal or treatment of, Hazardous Materials at or from any current or, to the knowledge of RailAmerica and any of its Subsidiaries, former Real Estate or facility relating to its business in a manner that could reasonably be expected to have a Material Adverse Effect, and there has been no Release or threatened Release of Hazardous Materials by RailAmerica or any of its Subsidiaries on, at, under or from any Real Property or facility presently or, to the knowledge of RailAmerica or any of its Subsidiaries formerly, owned, leased or operated by any of them which could reasonably be expected to result in a Material Adverse Effect.
          (c) No person with an indemnity or contribution obligation to RailAmerica or any of its Subsidiaries relating to compliance with or liability under any Environmental Law is in default with respect to any such obligation in each case which could reasonably be expected to result in a Material Adverse Effect.
          (d) Neither RailAmerica nor any of its Subsidiaries is obligated to perform any action or otherwise incur any expense under any Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound, and neither RailAmerica nor any of its Subsidiaries is conducting or financing, in whole or in part, any investigation, remedial or corrective action pursuant to any Environmental Law at any location, in each case which could reasonably be expected to result in a Material Adverse Effect.
          8.15. Properties. RailAmerica and each of its Subsidiaries have good and marketable title to, leasehold interest in or easement, rights of way, rights to operate or other similar estates in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except for minor defects in title that do not interfere with their ability to conduct business as currently conducted or to utilize such properties for their intended purposes or where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect.
          8.16. Solvency. On the Closing Date immediately after the consummation of the Transactions to occur on the Closing Date, and immediately following each Credit Event, RailAmerica and its Restricted Subsidiaries, on a consolidated basis, are Solvent.
          8.17. Compliance with Laws and Agreements. RailAmerica and each of its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.
          8.18. Canadian Pension Plans. The Canadian Pension Plans are duly registered under the Income Tax Act (Canada) and any other applicable laws which require registration, have been administered in accordance with the Income Tax Act (Canada) and such other applicable laws and no event has occurred which could reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so or event could not reasonably be expected to have a Material Adverse effect. All material obligations of any Credit Party (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefore have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect. No written promises of benefit improvements under the Canadian Pension Plans have been made except where such improvements could not reasonably be expected to have a Material Adverse Effect. All contributions or premiums required to be made or paid by the Credit Parties to the Canadian Pension Plans have been made on a timely basis in accordance with the terms of such plans and all applicable laws, except as could not reasonably be expected to result in a Material Adverse Effect. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans. As of the Closing Date, each of the Canadian Pension Plans are fully funded on a solvency basis and going concern basis (using actuarial methods and assumptions which are consistent with GAAP), except as could not reasonably be expected to result in a Material Adverse Effect. None of the Credit Parties or any of their respective Subsidiaries is subject to the United States Employee Retirement Income Security Act of 1974, as amended.

          8.19. Labor Matters. There are no strikes pending or, to the knowledge of RailAmerica, threatened against RailAmerica or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of RailAmerica and its Subsidiaries are not in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from RailAmerica and any of its Subsidiaries or for which any claim may be made against RailAmerica or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of RailAmerica or such Subsidiary to the extent required by GAAP. Except as set forth on Schedule 8.19, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which RailAmerica or any of its Subsidiaries (or any predecessor) is a party or by which RailAmerica or any of its Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, are not material to RailAmerica and its Subsidiaries, taken as a whole.
          8.20. Security Documents.
          (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)) and, when (i) financing statements are filed in the offices specified on Schedule 6 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens.
          (b) Valid Liens. Each Security Document delivered pursuant to Section 9.10 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Credit Parties’ right, title and interest in and to the Collateral thereunder (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or law)), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
          8.21. Anti-Terrorism Law.
          (a) No Credit Party and, to the knowledge of RailAmerica, none of their respective Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
          (b) No Credit Party and, to the knowledge of RailAmerica, no Affiliate or broker or other agent of any Credit Party acting or benefiting in any capacity in connection with the Loans is any of the following:
     (1) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (2) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
     (3) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
     (4) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
     (5) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Credit Party and, to the knowledge of RailAmerica, no broker or other agent of any Credit Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 8.21(b), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

          SECTION 9. Affirmative Covenants
          Each Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date:
          9.1. Information Covenants. RailAmerica will furnish to each Lender and the Administrative Agent:
          (a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the consolidated balance sheet of (i) RailAmerica and its consolidated Subsidiaries and (ii) RailAmerica and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year, and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of RailAmerica or any of the Subsidiaries as a going concern, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of RailAmerica and the Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to Section 10.9 that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.
          (b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of RailAmerica (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheet of (i) RailAmerica and its consolidated Subsidiaries and (ii) RailAmerica and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, all of which shall be certified by an Authorized Officer of RailAmerica, subject to changes resulting from audit and normal year-end audit adjustments.
          (c) Budgets. Within 30 days after the commencement of each fiscal year of RailAmerica, budgets of RailAmerica and its Restricted Subsidiaries, collectively, in reasonable detail for the fiscal year (including for each fiscal quarter in such fiscal year) as are customarily prepared by management of RailAmerica for its internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.

          (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), (1) a reasonably detailed narrative discussion of the changes in the financial condition and results of operations of RailAmerica and its Restricted Subsidiaries compared with the budget for such period, and (2) a certificate of an Authorized Officer of RailAmerica to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) reasonably detailed calculations required to establish the Fixed Charge Coverage Ratio and, during any Minimum Availability Period, demonstrating compliance with the provisions of Section 10.9 as of the end of such fiscal year or period, as the case may be, (ii) the then applicable Status, (iii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor and (iv) a specification of any change in the identity of the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Unrestricted Subsidiaries and Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be.
          (e) Borrowing Base Certificate.
     (i) As soon as available, but in any event on or prior to the 12th Business Day of each calendar month, a Borrowing Base Certificate in the form of Exhibit A which calculates the Borrowing Base as of the last day of the calendar month then last ended and updated information thereto as required by Schedule A to Exhibit A, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.
     (ii) Within five calendar days, or if the fifth calendar day is not a Business Day, the immediately preceding Business Day of the end of each calendar week during any Weekly Reporting Period, a Borrowing Base Certificate in the form of Exhibit A calculating the Borrowing Base as of the end of the last day of the immediately preceding calendar week and updated information thereto as required by Schedule A to Exhibit A (provided that if the Borrowers are unable to calculate all or a portion of the Borrowing Base under this clause (ii) as of the end of the last day of the immediately preceding calendar week, the Administrative Agent may, in its sole discretion, agree to permit all or a portion of the Borrowing Base to be calculated as of the end of a different date on or after the last day of the calendar month then last ended, taking into account the Borrowers’ existing financial reporting systems and subject to any Reserves implemented by the Administrative Agent in connection therewith) in each case, together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.
     (iii) as soon as practicable and in any event within three Business Days after any disposition outside the ordinary course of business (including by way of casualty or condemnation) of Collateral having a book value exceeding $5.0 million, an updated

Borrowing Base Certificate calculating (on a pro forma basis, after giving effect to such disposition and reflecting only the changes to the affected component(s) from such disposition of the Borrowing Base) and certifying such pro forma Borrowing Base as of the end of the most recent calendar week or month, as applicable, for which a Borrowing Base Certificate was delivered pursuant to clause (i) or (ii) above together with supporting information in connection therewith and any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request. The Borrowing Base set forth in each Borrowing Base Certificate delivered with respect to each calendar month occurring after the calendar week covered by the updated Borrowing Base Certificate described in the preceding sentence and ending prior to any such disposition shall be calculated on a pro forma basis, after giving effect to such disposition.
          (f) Notice of Material Events. Promptly after an Authorized Officer of RailAmerica or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action RailAmerica proposes to take with respect thereto, (ii) any litigation or governmental proceeding pending against RailAmerica or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, (iii) any Lien (other than Liens permitted by Section 10.02) or material claim made or asserted in writing against any material portion of the Collateral, (iv) any loss, damage or destruction to a material portion of the Collateral in the amount of $2.0 million or more, whether or not covered by insurance and (v) any sale, transfer or other disposition of any material portion of the Accounts outside of the ordinary course of business.
          (g) Environmental Matters. RailAmerica will promptly advise the Lenders in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters would not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:
        (i) Any pending or threatened Environmental Claim against RailAmerica or any of its Subsidiaries or any Real Estate;
        (ii) Any condition or occurrence on any Real Estate that (x) results in noncompliance by RailAmerica or any of its Subsidiaries with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against RailAmerica, any of its Subsidiaries or any Real Estate;
        (iii) Any condition or occurrence on any Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
        (iv) The taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by RailAmerica or any of its Subsidiaries, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
               (h) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by RailAmerica or any of its Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that RailAmerica or any of its Subsidiaries shall send to the holders of any publicly issued debt of RailAmerica and/or any of its Subsidiaries (including the Initial Secured Notes, whether publicly issued or not) in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent or the Collateral Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.
               (i) Pro Forma Adjustment Certificate. Not later than the consummation of the acquisition or disposition by RailAmerica or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment or not later than any date on which financial statements are delivered with respect to any four-quarter period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition or disposition by RailAmerica or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment, a certificate of an Authorized Officer of RailAmerica setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
               (j) Perfection Certificate Supplement. RailAmerica shall concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Authorized Officer and the chief legal officer of RailAmerica certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
               9.2. Books, Records and Inspections. RailAmerica will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of RailAmerica and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of

RailAmerica and any such Subsidiary and discuss the affairs, finances and accounts of RailAmerica and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be limited to two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations permitted under the first proviso of this sentence.
          9.3. Maintenance of Insurance. RailAmerica will, and will cause each of the Subsidiaries to, at all times maintain in full force and effect, by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance) of such types, to such extent and against such risks, as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent or the Collateral Agent, information presented in reasonable detail as to the insurance so carried.
          9.4. Payment of Taxes. Except for any failures that could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, RailAmerica and each of its Subsidiaries will timely pay and discharge, all Taxes imposed upon it or upon its income or profits, or upon any properties belonging to it, and all lawful claims that, if unpaid, could reasonably be expected to become a Lien upon any properties of RailAmerica or any of the Subsidiaries, provided that neither RailAmerica nor any of the Subsidiaries shall be required to pay any such Tax, if (x) such Taxes is being contested in good faith and by proper proceedings, (y) if it has maintained adequate reserves with respect thereto in accordance with GAAP and (z) such proceedings will suspend the enforcement or collection of such Taxes.
          9.5. Existence. RailAmerica will do, and will cause each Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that RailAmerica and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
          9.6. Compliance with Statutes, Obligations, etc. RailAmerica will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders, including Environmental Laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          9.7. ERISA. Promptly after RailAmerica or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, RailAmerica will deliver to each of the Lenders a certificate of an Authorized Officer or any other senior officer of RailAmerica setting forth details as to such occurrence and the action, if any, that RailAmerica, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by RailAmerica, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against RailAmerica, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified RailAmerica, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that RailAmerica, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that RailAmerica, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
          9.8. Good Repair. RailAmerica will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in similar businesses and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.
          9.9. End of Fiscal Years; Fiscal Quarters. Neither RailAmerica nor any of its Subsidiaries will change its fiscal year or fiscal quarters.
          9.10. Additional Subsidiary Guarantors and Grantors. Each Borrower will cause any direct or indirect Restricted Domestic Subsidiary formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition) to execute a supplement to each of the Guarantee and the Security Agreement, substantially in the form of Annex B or Annex 1, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee and a grantor under the Security Agreement and to cause such Subsidiary to take all such actions required under the Security Agreement, to perfect the security interest in the Collateral of such Restricted Domestic Subsidiary. Notwithstanding the foregoing, the Borrowers shall not be required to, nor shall any Borrower be required to cause any Restricted Subsidiary to, grant any security in any new direct or indirect Restricted Domestic Subsidiary or to require any new direct or indirect Restricted Domestic Subsidiary to become a Guarantor under the Guarantee and a grantor under the Security Agreement to the extent that such new Restricted Domestic Subsidiary shall be restricted therefrom by any valid and enforceable contractual obligation; provided that (i) the Total Assets of each such new Restricted Subsidiary are less than $25.0 million and the Total Assets of all such Persons that become Restricted Subsidiaries are less than $75.0 million in the aggregate and (ii) such restriction was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
          9.11. Use of Proceeds. The Letters of Credit and the proceeds of all Loans will be used for working capital needs and general corporate purposes.
          9.12. Further Assurances. RailAmerica will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent, the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, all at the expense of RailAmerica and the Restricted Subsidiaries.
          9.13. Field Examinations. At any time that the Administrative Agent or the Collateral Agent reasonably requests, RailAmerica and the Subsidiaries will permit upon reasonable notice the Administrative Agent or the Collateral Agent to conduct field examinations or updates thereof during normal business hours to ensure the adequacy of Collateral included in the Borrowing Base and related reporting and control systems; provided, however, the Administrative Agent and the Collateral Agent shall be limited to (a) two such field examinations per calendar year, which shall be at the sole expense of the Credit Parties and (b) four such field examinations per calendar year, which shall be at the sole expense of the Credit Parties, if a Weekly Reporting Period has occurred during such calendar year, provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such field examinations at the sole expense of the Credit Parties and (ii) any field examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations permitted under the first proviso of this sentence. For purposes of this Section 9.13, it is understood and agreed that a single field examination may consist of examinations conducted at multiple relevant sites and involve one or more relevant Credit Parties and their assets.
          9.14. [Reserved].
          9.15. Information Regarding Collateral. No Credit Party will effect any change (i) in such Credit Party’s legal name, (ii) in the location of such Credit Party’s chief executive office, (iii) in such Credit Party’s identity or organizational structure, (iv) in such Credit Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in such Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Credit Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Credit Party also agrees to promptly notify the Collateral Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it.
          9.16. Cash Management.
          (a) Approved Accounts.
          (i) Within thirty (30) days after the Closing Date (or such longer period as the Administrative Agent may agree in its sole discretion), RailAmerica shall and shall cause each Credit Party to (i) establish and maintain cash management services of a type and on terms satisfactory to the Collateral Agent, (ii) enter into a Control Agreement, reasonably satisfactory to the Collateral Agent, with respect to each Deposit Account and Securities Account, other than any Excluded Account, and deliver a legal opinion with respect thereto in form and substance reasonably satisfactory to the Collateral Agent and (iii) request in writing and otherwise take such reasonable steps to ensure that all of the Credit Parties’ Account Debtors (including, without limitation, any clearinghouse) forward payment of the amounts owed by them directly to a Control Account; provided that if the Credit Parties shall be unable to establish cash management services with their existing banks of a type and on terms reasonably satisfactory to the Collateral Agent within such thirty (30) day period (as the same may be extended by the Administrative Agent in its sole discretion), then RailAmerica shall and shall cause each Credit Party to (a) within five (5) Business Days (i) establish with Citibank, N.A. accounts with cash management services of a type and terms satisfactory to the Collateral Agent and (ii) enter into a Control Agreement, reasonably satisfactory to the Collateral Agent, with respect to each Deposit Account and Securities Account, other than any Excluded Account, and deliver a legal opinion with respect thereto in form and substance reasonably satisfactory to the Collateral Agent , (b) within five (5) Business Days instruct each bank where a Deposit Account or Securities Account (other than any Excluded Account) is held to effect the ACH or wire transfer on each Business Day of all available cash receipts from such Deposit Account or Securities Account to such accounts established with Citibank, N.A. and (c) within thirty (30) days request in writing and otherwise take such reasonable steps to ensure that all of the Credit Parties’ Account Debtors(including, without limitation, any clearinghouse) forward payment of the amounts owed by them directly solely to such Control Account with Citibank, N.A.
          (ii) The Credit Parties may not establish or maintain any Deposit Account or Securities Account, other than a Control Account or an Excluded Account.

          (iii) The Credit Parties shall furnish the Collateral Agent with prior written notice of its intention to open or close an Control Account. In the event (i) any Credit Party or any account bank or intermediary shall, after the date hereof, terminate an agreement with respect to the maintenance of a Control Account for any reason, (ii) the Collateral Agent shall demand such termination as a result of the failure of an account bank or intermediary to comply with the terms of the applicable Control Agreement or (iii) the Collateral Agent determines in its sole discretion that the financial condition of an account bank or an intermediary has materially deteriorated, each Credit Party shall notify all of its respective obligors that were making payments to such terminated Control Account to make all future payments to another Control Account.
          (b) Concentration Account; Cash Dominion Period.
          (i) So long as no Cash Dominion Period has occurred and is continuing, the Credit Parties shall have the right to direct the manner of disposition of funds in the Control Accounts in accordance with the terms of this Agreement and the other Credit Documents. Each Control Agreement entered into by a Credit Party shall require, after the occurrence and during the continuance of a Cash Dominion Period (and delivery of a Blockage Notice thereof from the Collateral Agent), the ACH or wire transfer on each Business Day of all available cash receipts to the concentration account maintained by the Collateral Agent at Citibank, N.A. (the “Concentration Account”) and such amounts in the Concentration Account shall be applied pursuant to Section 5.2(d).
          (ii) The Concentration Account shall at all times be under the sole dominion and control of the Collateral Agent. Each Credit Party hereby acknowledges and agrees that (i) such Credit Party has no right of withdrawal from the Concentration Account, (ii) the funds on deposit in the Concentration Account shall at all times continue to be Collateral for all of the Obligations, and (iii) the funds on deposit in the Concentration Account shall be applied as provided in Section 5.2(d). In the event that, notwithstanding the provisions of this Section 9.16, during the continuation of a Cash Dominion Period, any Credit Party receives or otherwise has dominion and control of any such proceeds or collections, such proceeds and collections shall be held in trust by such Credit Party for the Collateral Agent, shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party and shall promptly be deposited into the Concentration Account or dealt with in such other fashion as such Credit Party may be instructed by the Collateral Agent.
          SECTION 10. Negative Covenants
          Each Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:
          10.1. Limitation on Indebtedness.
          (A) RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness arising under the Credit Documents;

          (b) subject to compliance with Section 10.5, Indebtedness of (i) RailAmerica to any Restricted Subsidiary, (ii) RATC or any Subsidiary Guarantor to RailAmerica or any Restricted Subsidiary, (iii) any Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor to any other Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor and (iv) subject to compliance with the requirements of Section 10.5, RailAmerica, RATC or any Subsidiary Guarantor to any Restricted Subsidiary of RailAmerica which is not RATC or a Subsidiary Guarantor; provided that any Indebtedness of any Borrower or any Subsidiary Guarantor that is owed to any Restricted Subsidiary which is not RATC or a Subsidiary Guarantor shall be subordinated in right of payment to the Obligations following an Event of Default;
          (c) Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;
          (d) Guarantee Obligations incurred by (i) Restricted Subsidiaries which are not Subsidiary Guarantors or RATC in respect of Indebtedness of RailAmerica or other Restricted Subsidiaries that is permitted to be incurred under this Agreement, (ii) RailAmerica, RATC or Subsidiary Guarantors in respect of Indebtedness of RailAmerica, RATC or Restricted Subsidiaries that are Subsidiary Guarantors that is permitted to be incurred under this Agreement and (iii) subject to compliance with the requirements of Section 10.5, RailAmerica or RATC or Subsidiary Guarantors in respect of Indebtedness of Restricted Subsidiaries that are not RATC or Subsidiary Guarantors that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by a Restricted Foreign Subsidiary of any Indebtedness of RailAmerica, RATC or a Subsidiary Guarantor and (b) in respect of Indebtedness that is subordinated to the Obligations, unless such Guarantee is made by a Guarantor and such Guarantee is unsecured and subordinated to the Obligations to the same extent as the Indebtedness so Guaranteed;
          (e) (i) Indebtedness (including Indebtedness arising under Capital Leases) (A) incurred within 180 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures and (B) arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclause (ii) below, provided that the aggregate amount of Indebtedness incurred pursuant to this subclause (i) (when aggregated with the amount of refinancing Indebtedness in respect thereof outstanding pursuant to subclause (iii) below) shall not exceed the greater of (x) $80.0 million and (y) 5.0% of Total Assets at any time outstanding, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) or (ii) above, provided that the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;
          (f) Indebtedness outstanding on the Closing Date and listed on Schedule 10.1 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;
          (g) Indebtedness in respect of Hedge Agreements entered into in the ordinary course of business (and not for speculative purposes) in order to protect RailAmerica or any of the Restricted Subsidiaries against fluctuations in interest rates, currency exchange rates or commodity prices;
          (h) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by RailAmerica or any Restricted Subsidiary, in each case after the Closing Date as the result of an Investment permitted by Section 10.5, provided that (x) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof and (y) such Indebtedness is not guaranteed in any respect by RailAmerica or any Restricted Subsidiary (other than any such person that so becomes a Restricted Subsidiary) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtednesses are not changed in respect thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (h) shall not exceed $40.0 million at any time;
          (i) (i) the Initial Secured Notes, (ii) Permitted Additional Secured Debt, (iii) Permitted Unsecured Debt and (iv) Permitted Refinancing Indebtedness in respect of Indebtedness set forth in subclauses (i) through (iii) of this clause (i);
          (j) Indebtedness of Foreign Subsidiaries in an aggregate amount at any time outstanding not to exceed the greater of (x) $25.0 million and (y) 15% of Total Assets of Restricted Foreign Subsidiaries;
          (k) additional Indebtedness, provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (k) shall not exceed $100.0 million; provided further that the aggregate amount of Indebtedness incurred by Subsidiaries that are not RATC or Subsidiary Guarantors pursuant to this clause (k) shall not exceed $25.0 million; and
          (l) Indebtedness arising from agreements of RailAmerica or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition.
          (B) RailAmerica will not, nor will it permit any Restricted Subsidiary to, issue any Disqualified Capital Stock.

          10.2. Limitation on Liens. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of RailAmerica or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
          (a) Liens arising under the Credit Documents;
          (b) Permitted Liens;
          (c) Liens securing Indebtedness permitted pursuant to Section 10.1(A)(e), provided that such Liens attach at all times only to the assets so financed, and Liens on the assets of Foreign Subsidiaries securing Indebtedness permitted pursuant to Section 10.1(A)(j);
          (d) Liens existing on the Closing Date and listed on Schedule 10.2;
          (e) the replacement, extension or renewal of any Lien permitted by clause (c), (d) or (f) of this Section 10.2 in each case upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without any increase in the amount of Indebtedness secured thereby);
          (f) Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to an Investment permitted pursuant to Section 10.5 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(A)(h), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Investment and were not created in contemplation thereof;
          (g) additional Liens on assets that do not constitute Collateral so long as the aggregate principal amount of the obligations so secured does not exceed the greater of (x) $10.0 million and (y) 0.75% of Total Assets;
          (h) Liens on assets that do not constitute Collateral securing Indebtedness and the Note Obligations (as defined in the Intercreditor Agreement) permitted by Section 10.1(A)(i);
          (i) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to RailAmerica or another Restricted Subsidiary permitted to be incurred under Section 10.1(A)(b); and
          Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 10.2 may at any time attach to any Credit Party’s Accounts, other than involuntary Permitted Liens and those permitted under clause (a) above.
          10.3. Limitation on Fundamental Changes. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
          (a) any Subsidiary of RailAmerica or any other Person may be merged or consolidated with or into any Borrower, provided that (i) such Borrower shall be the continuing or surviving corporation, or the Person formed by or surviving any such merger or consolidation (if other than such Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia (such Person ,other than a Borrower, being herein referred to as the “Successor Credit Party”), (ii) the Successor Credit Party shall expressly assume all the obligations of such Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger or consolidation, and (iv) RailAmerica shall have delivered to the Administrative Agent and the Collateral Agent an Officer’s Certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Credit Party will succeed to, and be substituted for, such Borrower under this Agreement;
          (b) any Subsidiary of RailAmerica (other than RATC) or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of RailAmerica, provided that (i) in the case of any merger or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) RailAmerica shall take all steps necessary to cause the Person formed by or surviving any such merger or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Subsidiary Guarantor), (A) shall be an entity organized under the laws of the United States, any state thereof or the District of Columbia and (B) shall execute a supplement to the Guarantee Agreement and the Security Agreement, in form and substance reasonably satisfactory to the Collateral Agent in order to become a Subsidiary Guarantor and pledgor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation and (iv) RailAmerica shall have delivered to the Administrative Agent and the Collateral Agent an Officers’ Certificate and opinion of counsel each stating that such merger, amalgamation or consolidation and such supplements to any Security Document comply with this Agreement;
          (c) any Restricted Subsidiary that is not a Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any other Restricted Subsidiary;
          (d) any Subsidiary Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Borrower or any Subsidiary Guarantor;

          (e) any Restricted Subsidiary (other than RATC) may liquidate or dissolve if (x) RailAmerica determines in good faith that such liquidation or dissolution is in the best interests of RailAmerica and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued without being disposed of or transferred, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution; and
          (f) any merger, dissolution, liquidation, consolidation or disposition of a Subsidiary, the purpose of which is to effect (i) a disposition permitted by Section 10.4 (other that Section 10.4(d)) shall be permitted or (ii) any Investment permitted by Section 10.5 shall be permitted.
          10.4. Limitation on Sale of Assets. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (ii) sell to any Person any shares owned by it of any Restricted Subsidiary’s capital stock, except that:
          (a) RailAmerica and the Restricted Subsidiaries may sell, transfer or otherwise dispose of used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;
          (b) RailAmerica and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than Accounts) for fair value, provided that (i) the aggregate amount of such sales, transfers and disposals by RailAmerica and the Restricted Subsidiaries, taken as a whole, pursuant to this clause (b) shall not exceed in the aggregate the greater of (x) $250.0 million and (y) 15% of Total Assets; provided that if the net cash proceeds of such sale, transfer or disposition of assets are within 365 days after receipt of such net cash proceeds reinvested in useful assets in one or more business or Capital Expenditures (or a binding commitment to reinvest such net cash proceeds in useful assets in one or more business or Capital Expenditures is entered into within 365 days after receipt of such net cash proceeds and such reinvestment is consummated within 545 days after receipt of such net cash proceeds), then effective upon consummation of such reinvestment, such net cash proceeds shall no longer count against the cap in this clause (b)(i), (ii) the consideration received for any such sales, transfers and disposals shall consist of not less than 75% cash consideration; provided that for the purposes of this clause (ii) the following shall be deemed to be cash: (A) any liabilities (as shown on RailAmerica’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of RailAmerica or such Restricted Subsidiary assumed by the transferee with respect to the applicable sale, transfer or disposal, as to which RailAmerica and all of the Restricted Subsidiaries shall have been released by all applicable creditors in writing, other than liabilities that are by their terms (1) subordinated to the payment in cash of the Obligations or (2) in the case of a sale by a Borrower or a Subsidiary Guarantor, not secured by the assets that are the subject of such sale, transfer or disposal and (B) any securities received by the Person making such sale, transfer or disposal from the transferee that are converted by such Person into cash

(to the extent of the cash received) within 180 days following the closing of the applicable sale, transfer or disposal and (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;
          (c) RailAmerica and the Restricted Subsidiaries may make sales of assets to RailAmerica or to any Restricted Subsidiary, provided that no sale of any assets by any Borrower or any Subsidiary Guarantor to any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor shall be permitted pursuant to this clause (c);
          (d) (i) mergers, liquidations and transfers of all or substantially all assets permitted by Section 10.3, (ii) Investments permitted by Section 10.5 and (iii) Restricted Payments permitted by Section 10.6, in each case, shall be permitted;
          (e) RailAmerica and the Restricted Subsidiaries may sell without recourse Accounts arising in the ordinary course of business in connection with the compromise, settlement, collection thereof or conversion of Accounts to notes receivable;
          (f) sales, transfers, assignments or other dispositions resulting from any casualty or condemnation of any assets of RailAmerica or any of its Subsidiaries; and
          (g) RailAmerica and the Restricted Subsidiaries may effect the unwinding of any Hedge Agreement.
          10.5. Limitation on Investments. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other investment (including pursuant to any Guarantee Obligation with respect to the obligations of another Person) (“Investments”) in, any Person, except:
          (a) extensions of trade credit and asset purchases in the ordinary course of business;
          (b) Permitted Investments;
          (c) loans and advances to officers, directors and employees of RailAmerica or any of its Subsidiaries (i) to finance the purchase of capital stock of RailAmerica (or a parent company thereof) (provided that the amount of such loans and advances used to acquire such capital stock shall be contributed by such parent company to RailAmerica in cash as common equity) and (ii) for additional purposes not contemplated by subclause (i) above in an aggregate principal amount at any time outstanding with respect to this clause (ii) not exceeding $5.0 million;
          (d) Investments existing on the Closing Date and listed on Schedule 10.5 and any extensions, renewals or reinvestments with respect to any return therefrom (including through a repayment, return of capital, interest or dividends) (but without any increase in the amount thereof and in the case of any reinvestment, only if such reinvestment is made within 60 days after the date of receipt of any such returned amount);
          (e) Hedge Agreements permitted by Section 10.1(A)(g);
          (f) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;
          (g) Investments to the extent that payment for such investments is made solely with capital stock (other than Disqualified Capital Stock) of RailAmerica or with the net cash proceeds from a sale of capital stock (other than Disqualified Capital Stock) of RailAmerica (other than to a Subsidiary or to a management equity plan or stock option-plan or any other management or employee benefit plan or agreement) or with contributions to the common equity capital of RailAmerica;
          (h) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;
          (i) (i) Investments in RailAmerica, RATC or any Subsidiary Guarantor, (ii) Investments by any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor in any other Restricted Subsidiary that is not RATC or a Subsidiary Guarantor and (iii) Investments by RailAmerica, RATC or any Subsidiary Guarantor in any Restricted Subsidiary that is not RATC or a Subsidiary Guarantor in an aggregate principal amount not to exceed $10.0 million at any time outstanding;
          (j) Permitted Acquisitions, provided that (i) no Event of Default shall have occurred and be continuing or would result therefrom and (ii) on a Pro Forma Basis after giving effect to such Permitted Acquisition either (A) (x) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding consummation of such Permitted Acquisition and (y) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following consummation of such Permitted Acquisition or (B) (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered would be at least (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00, (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding consummation of such Permitted Acquisition has been, and for the period of sixty (60) consecutive days immediately following consummation of such Permitted Acquisition is projected by RailAmerica to be, not less than $20.0 million on the date of consummation of such Permitted Acquisition and (iii) at the time of making such Permitted Acquisition, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;

          (k) other Investments, provided that, at the time each such Investment is made or otherwise acquired and after giving effect thereto (i) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) on a Pro Forma Basis after giving effect to such Investment either (A) (x) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Investment and (y) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following such Investment or (B) on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period is at least (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00, and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Investment has been and for the period of sixty (60) consecutive days immediately following such Investment is projected by RailAmerica to be not less than $20.0 million on the date of such Investment and (iii) at the time of making such Investment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (i) and (ii) above;
          (l) other Investments in an amount not to exceed $5.0 million;
          (m) Investments constituting Restricted Payments permitted by Section 10.6; and
          10.6. Limitation on Restricted Payments. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to make any Restricted Payment, provided that, (a) so long as no Default or Event of Default exists or would exist after giving effect thereto, RailAmerica may redeem in whole or in part any of its capital stock for another class of its capital stock (other than Disqualified Capital Stock) or rights to acquire its capital stock (other than Disqualified Capital Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (other than Disqualified Capital Stock), provided that such other class of capital stock contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock redeemed thereby, (b) RailAmerica may declare and pay dividends and/or make distributions on its capital stock, as applicable the proceeds of which will be used by Holdings solely to pay (i) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence, (ii) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent of RailAmerica to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of RailAmerica and the Restricted Subsidiaries, (iii) general corporate overhead expenses of any direct or indirect parent of RailAmerica to the extent such expenses are attributable to the ownership or operation of RailAmerica and the Restricted Subsidiaries; and (iv) any amounts required for any direct or indirect parent of RailAmerica to pay fees and expenses, other than to Affiliates of RailAmerica, related to any equity or debt offering of such parent, in an aggregate amount not to exceed $1.0 million in any fiscal year and $3.0 million from the Closing Date, (c) RailAmerica may make other Restricted Payments; provided that

(A) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time any Restricted Payment is made on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment has been and for the period of sixty (60) consecutive days immediately following such Restricted Payment is projected to be not less than $20.0 million and (C) at the time of making such payment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (A) and (B) above, (d) Restricted Payments by RailAmerica to repurchase or settle shares of capital stock of RailAmerica or Holdings (or options, warrants or stock appreciation rights with respect to such capital stock or any other equity-based award) from present or former employees or directors of RailAmerica, its Subsidiaries or Holdings pursuant to any management equity plan or stock option plan in an aggregate amount not to exceed $5.0 million in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $10.0 million in any calendar year) and (e) RailAmerica may make other Restricted Payments in an amount not exceed $25.0 million since the Closing Date; provided that (A) both immediately before and immediately after giving effect to such Restricted Payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time any Restricted Payment is made on a Pro Forma Basis (i) (x) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such Restricted Payment and (y) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following such Restricted Payment, (ii) the Interest Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall be at least 2.00 to 1.00 and (iii) cash and Permitted Investments of RailAmerica and its Restricted Subsidiaries that is free and clear of all Liens, other than non-consensual Permitted Liens, and is otherwise generally available for use by the RailAmerica or such Restricted Subsidiary at such time is at least $10.0 million and (C) at the time of making such Restricted Payment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (A) and (B) above.
          10.7. Limitations on Debt Payments and Certain Amendments.
          (a) RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, make directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness for borrowed money, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness for borrowed money, except:

     (A) payments of Indebtedness created under the Credit Documents;
     (B) payments of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness, other than payments in respect of any Indebtedness that is subordinated to the Obligations prohibited by the subordination provisions thereof;
     (C) refinancings, replacements and renewals of Indebtedness to the extent made with (or in exchange for) Permitted Refinancing Indebtedness (or, in the case of Indebtedness outstanding pursuant to clause (e), (f) or (h) of Section 10.1(A), with the proceeds of refinancing Indebtedness incurred pursuant to such clauses);
     (D) payments of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (E) payments with respect to Indebtedness owed to any Borrower or any Subsidiary Guarantor;
     (F) payments by Restricted Subsidiaries that are not Subsidiary Guarantors with respect to Indebtedness of such Restricted Subsidiaries;
     (G) payments with respect to the Initial Secured Notes and any Permitted Additional Secured Debt made solely from the proceeds of Notes Collateral to the extent required by the Secured Notes Indenture or any indenture governing any Permitted Additional Secured Debt;
     (H) other payments with respect to Permitted Unsecured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Defalt shall have occurred and be continuing, (B) at the time any payment is made on a Pro Forma Basis, (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by RailAmerica to be not less than $20.0 million (C) at the time of making such payment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (A) and (B) above.
     (I) other payments with respect to Initial Secured Notes and Permitted Additional Secured Debt; provided that (A) both immediately before and immediately after giving effect to such payment, no Default or Event of Default shall have occurred and be continuing, (B) at the time of making such payment on a Pro Forma Basis, either (i) (x) no Loans or Unpaid Drawings shall be outstanding or were outstanding for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment and (y) no Loans are projected to be outstanding for the period of sixty (60) consecutive days immediately following such payment or (ii) (x) the Fixed Charge Coverage Ratio for the most recently ended Test Period for which Section 9.1 Financials have been delivered shall not be less than (I) for any Test Period ended on or before June 30, 2010, 1.15 to 1.00 and (II) for any Test Period ended after June 30, 2010, 1.25 to 1.00 and (y) average daily Availability for the period of sixty (60) consecutive days (or, if less, the number of days from and including the Closing Date to and including the date of determination) immediately preceding such payment has been and for the period of sixty (60) consecutive days immediately following such payment is projected by RailAmerica to be not less than $20.0 million and (C) at the time of making such payment, RailAmerica shall have delivered to the Administrative Agent an officer’s certificate of an Authorized Officer certifying satisfaction with the conditions set forth in clauses (A) and (B) above.
     (J) payments with respect to Indebtedness made from the proceeds of a substantially concurrent contribution to the common equity of RailAmerica (other than Disqualified Capital Stock); and
     (K) payments or distributions made with common stock of RailAmerica or warrants or options to purchase such common stock of RailAmerica.
          (b) RailAmerica will not, and will not permit any Restricted Subsidiary, to amend, modify or waive any of its rights under any agreement governing or relating to any Indebtedness which is subordinated to the Obligations to the extent any such amendment, modification or waiver would be materially adverse to the Lenders. RailAmerica will not amend the terms of the Initial Secured Notes, any Permitted Additional Secured Debt or any Permitted Unsecured Debt in a manner that would accelerate the date on which RailAmerica is required to make any payment of principal or interest or any other amount thereon.
          10.8. Limitations on Sale Leasebacks. RailAmerica will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.
          10.9. Fixed Charge Coverage Ratio. During any Minimum Availability Period, RailAmerica will not permit the Fixed Charge Coverage Ratio for the most recently ended Test Period prior to the commencement of such Minimum Availability Period or for any Test Period ending during such Minimum Availability Period to be less than 1.1 to 1.0.
          10.10. Transactions with Affiliates. (a) RailAmerica will not, and will not permit any of its Restricted Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates involving aggregate payments or consideration in excess of $5.0 million (provided that any such transaction involving aggregate payments or consideration in an amount less than $5.0 million shall not involve the sale, lease or transfer of any property or assets constituting Collateral), unless (i) such transactions are at prices and on terms and conditions not less favorable to RailAmerica or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) RailAmerica delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors of RailAmerica approving such transaction and a certificate of an Authorized Officer of RailAmerica certifying that such transaction complies with clause (a) hereof.
          (b) The provisions of paragraph (a) will not apply to (i) transactions between or among RailAmerica and Restricted Subsidiaries not involving any other Affiliate, (ii) any Restricted Payment permitted by Section 10.6 and (iii) the payment of management, consulting, monitoring and advisory fees and related expenses to Sponsor and its Affiliates in an aggregate amount in any fiscal year not to exceed an amount per annum equal to $2.0 million.
          10.11. Restrictive Agreements. RailAmerica will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of RailAmerica or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to RailAmerica or any other Restricted Subsidiary or to Guarantee Indebtedness of RailAmerica or any other Restricted Subsidiary; provided that:
          (a) the foregoing shall not apply to (i) restrictions and conditions imposed by law or by this Agreement, (ii) restrictions and conditions existing on the Closing Date, (iii) restrictions and conditions imposed on a Person by any indenture, agreement or other contractual arrangement that was in effect at the time such Person became a Restricted Subsidiary, or imposed on any property that was in effect at the time such property was acquired, and in each case not entered into in contemplation of such Person becoming such a Restricted Subsidiary or such property being acquired, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder and (v) restrictions and conditions imposed upon RailAmerica or any of its Subsidiaries pursuant to Permitted Additional Secured Debt or Permitted Unsecured Debt that are nor materially more burdensome taken as a whole than that in the Initial Secured Notes Indenture as in effect on the Closing Date; and
          (b) clause (a) of the foregoing shall not apply to (x) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (y) customary provisions in leases and other contracts restricting the assignment thereof.
          10.12. Changes in Business. RailAmerica and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by RailAmerica and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.

          10.13. Limitation on Issuance of Capital Stock. RailAmerica will not permit any of the Restricted Subsidiaries to issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (a) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of RailAmerica or any Restricted Subsidiaries in any class of the Equity Interest of such Restricted Subsidiary; and (b) Restricted Subsidiaries of RailAmerica formed after the Closing Date may issue Equity Interests to RailAmerica or the Restricted Subsidiary of RailAmerica which is to own such Equity Interests.
          SECTION 11. Events of Default
          Upon the occurrence of any of the following specified events (each an “Event of Default”):
          11.1. Payments. Each Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any Unpaid Drawings or of any other amounts owing hereunder or under any other Credit Document; or
          11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          11.3. Covenants. Any Credit Party shall (a) (x) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(f)(i), Section 9.13, Section 2.14(b) or Section 10 or (y) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) and such default shall continue unremedied for a period of at least 5 days after receipt of written notice by RailAmerica from the Administrative Agent, the Collateral Agent or the Required Lenders or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by RailAmerica from the Administrative Agent or the Required Lenders; or
          11.4. Default Under Other Agreements. (a) RailAmerica or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) having a principal amount in excess of $10.0 million individually or in the aggregate for RailAmerica and such Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due (or to cause RailAmerica or any of its Restricted Subsidiaries to purchase any such Indebtedness) prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment, prior to the stated maturity thereof; or
          11.5. Bankruptcy, etc. Either Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against either Borrower or any Specified Subsidiary and the petition is not controverted within 10 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against either Borrower or any Specified Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code) receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of either Borrower or any Specified Subsidiary; or either Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to either Borrower or any Specified Subsidiary; or there is commenced against either Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or either Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or either Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or either Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by either Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
          11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); either Borrower or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or
          11.7. Guarantee. The Guarantees or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or
          11.8. Security Agreement. The Security Agreements or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement; or
          11.9. Judgments. One or more judgments or decrees shall be entered against RailAmerica or any of the Restricted Subsidiaries involving a liability of $10.0 million or more individually or in the aggregate for all such judgments and decrees for RailAmerica and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or
          11.10. Change of Control. A Change of Control shall occur;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to RailAmerica, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrowers, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 shall occur with respect to either Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i), (ii) and (iv) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments and Swingline Commitment, if any, of each Lender or the Swingline Lender, as the case may be, shall forthwith terminate immediately and any Fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) exercise rights and remedies under the Credit Documents, at law or in equity; and/or (iv) direct each Borrower to pay (and each Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.5 with respect to such Borrower, it will pay) to the Administrative Agent, at its Administrative Agent’s Office, such additional amounts of cash, to be held as security for the Borrowers’ reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.

          SECTION 12. The Agents
          12.1. Appointment and Authority. Each Lender hereby irrevocably appoints Citicorp North America, Inc. to act on its behalf as the Administrative Agent and as the Collateral Agent hereunder and under the other Credit Documents and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to the Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agents and the Lenders, and neither the Borrowers nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.
          12.2. Agents Individually.
          (a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          (b) Each Lender understands that each Person serving an Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 12 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Credit Parties or their respective Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Credit Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower, another Credit Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Credit Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. No Agent nor any member of the Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party) or to account for any revenue or profits obtained in connection with the Activities, except that each Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Credit Document to be transmitted by such Agent to the Lenders.
          (c) Each Lender further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Credit Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Credit Documents). Each Lender agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of each Person serving as an Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Credit Document, (ii) the receipt by the Agent’s Group of information (including Information) concerning the Credit Parties or their Affiliates (including information concerning the ability of the Credit Parties to perform their respective Obligations hereunder and under the other Credit Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by the any Agent or any member of the Agent’s Group to any Lender including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Credit Parties or their Affiliates) or for its own account.
          12.3. Duties of the Agents; Exculpatory Provisions.
          (a) Each Agent’s duties hereunder and under the other Credit Documents are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent or any of its Affiliates to liability or that is contrary to any Credit Document or applicable law.
          (b) No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.1 or 11) or (ii) in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default or Event of Default or the event or events that give or may give rise to any Default or Event of Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default or Event of Default and such event or events.
          (c) No Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Sections 6 and 7 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to such Agent.
          (d) Nothing in this Agreement or any other Credit Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by such Agent or any of its Related Parties.
          12.4. Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Credit Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. No Agent shall be deemed to have knowledge of any Secured Cash Management Agreement or any Secured Hedge Agreement unless and until it has received written notice thereof from the applicable Hedge Bank or Cash Management Bank.
          12.5. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of such Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Section 12 and Section 13.5 (as though such sub-agents were the “Administrative Agent” or “Collateral Agent” under the Credit Documents) as if set forth in full herein with respect thereto.

          12.6. Resignation of Agents.
          (a) Each Agent may at any time give notice of its resignation to the Lenders and RailAmerica. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in New York City, or an Affiliate of any such bank with an office in New York City and which successor shall be subject to the approval of RailAmerica (not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing. If no such successor shall have been so appointed by the Required Lenders in accordance with the foregoing sentence and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three business days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Credit Documents and (ii) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 13.5 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          (b) Any resignation pursuant to this Section by a Person acting as Administrative Agent shall, unless such Person shall notify the Borrowers and the Lenders otherwise, also act to relieve such Person and its Affiliates of any obligation to advance or issue new, or extend existing, Swingline Loans or Letters of Credit where such advance, issuance or extension is to occur on or after the effective date of such resignation. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender, (ii) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, (iii) the successor Swingline Lender shall enter into an Assignment and Assumption and acquire from the retiring Swingline Lender each outstanding Swingline Loan of such retiring Swingline Lender for a purchase price equal to par plus accrued interest and (iv) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.
          In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender or a Potential Defaulting Lender, the Letter of Credit Issuer and/or the Swingline Lender may, upon prior written notice to RailAmerica and the Administrative Agent, resign as Letter of Credit Issuer or Swingline Lender, respectively, effective at the close of business New York time on a date specified in such notice (which date may not be less than five (5) Business Days after the date of such notice); provided that such resignation by the Letter of Credit Issuer will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Letter of Credit Issuer; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
          Anything herein to the contrary notwithstanding, if at any time the Required Lenders determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of “Defaulting Lender” or “Potential Defaulting Lender” requiring notice from the Administrative Agent or any other party) a Defaulting Lender or a Potential Defaulting Lender, subject to the prior approval of RailAmerica (not to be unreasonably withheld or delayed) with respect to the appointment of the replacement Administrative Agent if no Event of Default has occurred and is continuing, the Required Lenders (determined after giving effect to Section 13.1(c), may by notice to such Person remove such Person as Administrative Agent and appoint a replacement Administrative Agent hereunder. Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 Business Days after the giving of such notice by the Required Lenders (regardless of whether a replacement Administrative Agent has been appointed). Unless otherwise agreed by the Required Lenders (and, if no Event of Default has occurred and is continuing, with the approval of RailAmerica (not to be unreasonably withheld or delayed)), upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer and Swingline Lender.
          12.7. Non-Reliance on Agent and Other Lenders.
          (a) Each Lender confirms to each Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x)

entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Credit Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Credit Documents is suitable and appropriate for it.
          (b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Credit Documents, (ii) that it has, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Credit Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
     (i) the financial condition, status and capitalization of the Borrowers and each other Credit Party;
     (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Credit Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document;
     (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
     (iv) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Credit Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Credit Document.
          12.8. No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as Sole Lead Arranger or Sole Bookrunner listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.
          12.9. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.
          12.10. Reports. Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of any Agent; (b) the Agents (i) make no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Credit Parties and will rely significantly upon the Credit Parties’ books and records, as well as on representations of the Credit Parties’ personnel and that the Agents undertake no obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold each Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          12.11. Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Total Credit Exposure shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.
          SECTION 13. Miscellaneous
          13.1. Amendments and Waivers.
          (a) Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive any portion of any Loan or waive any required prepayment or cash collateralization pursuant to Section 5.2(a) or extend the final scheduled maturity date of any Loan or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest or Fee payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or extend the final expiration date of any Lender’s Commitment or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders,” “Required Supermajority Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrowers of their rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent, or (iv) amend, modify or waive any provision of Section 2.3 relating to Letters of Credit, Section 2.14 or Section 3 without the written consent of the Letter of Credit Issuer, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans (including the applicable provisions of Section 2.14) without the written consent of the Swingline Lender, (vi) amend, modify or waive any provision of Section 5.2(a), Section 5.2(d), Section 5.3(a) or Section 5.3(c) without the written consent of each Lender directly and adversely affected thereby or (vii) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Required Supermajority Lenders, or (viii) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or, except as permitted in Section 13.1(b), release all or substantially all of the Collateral under the Security Agreement without the prior written consent of each Lender, or (ix) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to the consent of each Lender, without the written consent of each Lender directly and adversely affected thereby, or (x) decrease the amount or allocation of any optional or mandatory prepayment to be received by any Lender holding any Loans without the written consent of such Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrowers, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrowers, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
          (b) Any Liens granted to the Administrative Agent by the Credit Parties on any Collateral for the benefit of the Secured Parties shall automatically be released (i) upon the Final Date and (ii) if such Collateral constitutes property being sold or disposed of (or property of a Subsidiary Guarantor whose capital stock is being sold in a transaction that will result in such Subsidiary Guarantor being released from the Guarantee in accordance with the terms thereof) to the extent such sale or disposition is in compliance with the terms of this Agreement. Additionally, the Administrative Agent is hereby authorized in its sole discretion to release any Liens as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 11. In connection with any release of Liens under the Security Documents, the Administrative Agent shall be protected in relying on a certificate of an Authorized Officer to the effect that such release is permitted by this Section 13.1(b).
          (c) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender

          13.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrowers and the Administrative Agent, and in the case of the other parties hereto to such other address as may be hereafter notified by the respective parties hereto:

The Borrowers:	RailAmerica, Inc.
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256
Attention: General Counsel
Telephone: (904) 538-6329
Facsimile: (904) 538-6453

with a copy to:

Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Telecopy: (212) 798-6120

With a copy to:

Martha Feltenstein
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Direct Dial: (212) 735-2272
Direct Fax: (917) 777-2272
Email: martha.feltenstein@skadden.com

The Administrative Agent or the Collateral Agent:	Citicorp North America, Inc.
1615 Brett Road, OPS III
New Castle, Delaware 19720
Attention: Kerine Black

with a copy to:

Citibank, N.A.
390 Greenwich St.
New York, New York 10013
Attention: Courtney Mills

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.
          13.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          13.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
          13.5. Payment of Expenses and Taxes. The Borrowers, jointly and severally, agree (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses (other than Taxes) incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel to the Agents, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of counsel to each Lender and of counsel to the Collateral Agent and the Administrative Agent and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), including reasonable and documented fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and, with respect to each Agent and its directors, officers, employees, trustees and agents, administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence of Hazardous Materials applicable to the operations of the Borrowers, any of the Subsidiaries or any of the Real Estate, including any of the foregoing arising out of or based on any Environmental Claim related to the Borrowers or any actual or alleged presence, Release, or threat of Release of Hazardous Materials applicable to the operations of the Borrowers or any of the Subsidiaries,(all the foregoing in this clause (c), collectively, the “indemnified liabilities”), provided that the Borrowers shall have no obligation hereunder to the Administrative Agent, the Collateral Agent or any Lender nor any of their respective directors, officers, employees and agents with respect to indemnified liabilities arising from the gross negligence or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder. Expenses being reimbursed by the Borrowers under this Section include, without limiting the generality of the foregoing, but in each case subject to the limitations of the foregoing, reasonable out-of-pocket costs and expenses incurred in connection with:
     (i) subject to Section 9.13, field examinations and the preparation of Reports based on the reasonable fees charged by a third party retained by the Administrative Agent or the Collateral Agent or the internally allocated reasonable fees for each Person employed by the Administrative Agent or the Collateral Agent with respect to each field examination;
     (ii) taxes, fees and other charges for (A) lien searches and (B) recording the Security Documents, filing financing statements and continuations, and other actions to perfect, protect, and continue the Collateral Agent’s Liens;
     (iii) sums paid or incurred to take any action required of any Credit Party under the Credit Documents that such Credit Party fails to pay or take; and
     (iv) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and reasonable costs and expenses of preserving and protecting the Collateral.
All of the foregoing costs and expenses may be charged to the Borrowers as Revolving Credit Loans or to another deposit account to the extent permitted by Section 5.3(d).
          13.6. Successors and Assigns; Participations and Assignments.
          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not be unreasonably withheld) of:
     (A) RailAmerica, provided that no consent of RailAmerica shall be required for an assignment to a Lender, an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, any other assignee;
     (B) the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer; and
     (C) provided however; that notwithstanding the foregoing or any other provision of this Agreement, in no event shall either Borrower or any of their Subsidiaries be permitted to be a Lender or a Participant hereunder.
     (ii) Assignments shall be subject to the following additional conditions:
     (A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess thereof, or if less, all of such Lender’s remaining Loans and Commitments unless RailAmerica and the Administrative Agent otherwise consents, provided that no such consent of RailAmerica shall be required if an Event of Default has occurred and is continuing; provided further that contemporaneous assignments to a single assignee made by Affiliates of a Lender shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
     (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;
     (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and
     (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an

Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 13.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Letter of Credit Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (c) (i) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1(a) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and

5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with RailAmerica’s prior written consent (not to be unreasonably withheld or delayed);
          (iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent or RailAmerica (and if required by applicable Requirement of Tax Law or in connection with a Tax audit or any Borrower, the Borrowers) at any reasonable time and from time to time upon reasonable prior notice.
          (d) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrowers hereby agree that, upon request of any Lender at any time and from time to time after the Borrowers have made their initial Borrowing hereunder, the Borrowers shall provide to such Lender, at the Borrowers’ own expense, a promissory note, substantially in the form of Exhibit K, as the case may be, evidencing the Revolving Credit Loans and Swingline Loans, respectively, owing to such Lender.
          (e) Subject to compliance with Section 13.16, the Borrowers authorize each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all Information (including any and all financial information) in such Lender’s possession concerning the Borrowers and the Restricted Subsidiaries that has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers and the Restricted Subsidiaries in connection with such Lender’s credit evaluation of the Borrowers and the Restricted Subsidiaries prior to becoming a party to this Agreement.

          13.7. Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10, 2.12, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) becomes a Defaulting Lender, with a replacement bank or other financial institution or (d) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrowers shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Section 2.8, 2.10, 2.11, 2.13, 3.3, 3.5, 4.1, 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrowers shall be obligated to pay the registration and processing fee referred to therein) and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrowers, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender.
          13.8. Adjustments; Set-off.
          (a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
          13.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.
          13.10. Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          13.11. Integration. This Agreement and the other Credit Documents represent the agreement of the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
          13.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          13.13. Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.
          13.14. Acknowledgments. Each Borrower hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
          (b) neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to such Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and such Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrowers and the Lenders.
          13.15. WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          13.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrowers and their obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to disclosure by any Obligor or any of its respective Subsidiaries, provided that, in the case of information received from a Credit Party or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          13.17. Citigroup Direct Website Communications.
          (a) Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.
          (b) Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”).

Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
          (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE LOAN PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE LOAN PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
          The Administrative Agent agrees that the receipt of the Communications by the Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
          13.18. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act.
[Signature Pages Follow]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

RAILAMERICA, INC., as a Borrower
By:	/s/ David Novak
	Name:	David Novak
	Title:	Senior Vice President

RAILAMERICA TRANSPORTATION CORP., as a Borrower
By:	/s/ David Novak
	Name:	David Novak
	Title:	Vice President

CITICORP NORTH AMERICA, INC.,
as Administrative Agent, Collateral Agent, Swingline Lender and as a Lender
By:	/s/ Matthew Paquin
	Name:	Matthew Paquin
	Title:	Vice President

CITIBANK, N.A.,
as Letter of Credit Issuer
By:	/s/ Matthew Paquin
	Name:	Matthew Paquin
	Title:	Vice President

Wachovia Bank, National Association, as a Lender
By:	/s/ Jennifer Avrigian
	Name:	Jennifer Avrigian
	Title:	Director

Morgan Stanley Bank, N.A.,
as a Lender
By:	/s/ Melissa James
	Name:	Melissa James
	Title:	Authorized Signatory

JP Morgan Chase Bank, N.A.,
as a Lender
By:	/s/ Robert P. Kellas
	Name:	Robert P. Kellas
	Title:	Executive Director

Schedule 1.1(b)

Lender	Commitment
Citicorp North America, Inc.	$13,333,333.33
Morgan Stanley Bank, N.A.	$8,888,888.89
JPMorgan Chase Bank, N.A.	$8,888,888.89
Wachovia Bank, National Association	$8,888,888.89
Total	$40,000,000.00

SCHEDULE 6.3
Local Counsel Jurisdictions

Alabama local counsel	Wilcox, Buyck & Williams, Alabama

Arizona local counsel	Bonnett, Fairbourn, Friedman & Balint, PC

Arkansas local counsel	Gill, Elrod, Ragon Owen & Sherman, PA

Indiana local counsel	Baker & Daniels

Kansas local counsel	Lathrop Gage

Michigan local counsel	Britton & Bossenbroeck

South Carolina local counsel	Wilcox, Buyck & Williams

Virginia local counsel	Willcox & Savage, P.A.

Minnesota local counsel	Fabyanske Westra Hart & Thomson

SCHEDULE 8.12

		JURISDICTION OF		OWNERSHIP	PERCENTAGE
NAME OF COMPANY	ACR	ORGANIZATION	PARENT(S)	INTEREST	INTEREST
A. & R. Line, Inc.		Indiana	TPW	Common Shares	100%
Alabama & Gulf Coast Railway LLC	AGR	Delaware	SRHC	Membership interests	100%
Arizona & California Railroad Company	ARZC	Delaware	RATC	Common Shares	100%
Bauxite & Northern Railway Company	BXN	Arkansas	RATC	Common Shares	100%
California Northern Railroad Company	CFNR	Delaware	RATC	Common Shares	100%
California Western Railroad, Inc.		Arizona	KYRI	Common Shares	100%
Cape Breton & Central Nova Scotia Railway Limited	CBNS	Canada, Nova Scotia	RCIN	Common Shares	100%
Cascade and Columbia River Railroad Company	CSCD	Delaware	RATC	Common Shares	100%
Central Oregon & Pacific Railroad, Inc.	CORP	Delaware	RINC	Common Shares	100%
Central Railroad Company of Indiana, The	CIND	Indiana	RINC	Common Shares	100%
Central Railroad Company of Indianapolis	CERA	Indiana	RINC	Common Shares	100%
Connecticut Southern Railroad, Inc.	CSO	Delaware	RINC	Common Shares	100%
Dakota Rail, Inc.	DAKR	South Dakota	RATC	Common Shares	100%
Dallas, Garland & Northeastern Railroad, Inc.	DGNO	Texas	RINC	Common Shares	100%
Dallas, Garland & Northeastern Railroad, Inc. (inactive)	DGNO	Delaware	RINC	Common Shares	100%
Eastern Alabama Railway, Inc.	EARY	Alabama	KYRI	Common Shares	100%
Goderich-Exeter Railway Company Limited	GEXR	Canada, Ontario	RCIN	Common Shares	100%
Huron and Eastern Railway Company, Inc.	HESR	Michigan	RATC	Common Shares	100%
Indiana & Ohio Rail Corp.	IORC	Delaware	RINC	Common Shares	100%
Indiana & Ohio Railway Company	IORY	Delaware	IORC	Common Shares	100%
Indiana Southern Railroad, Inc.	ISRR	Delaware	RINC	Common Shares	100%
J.K. Line, Inc.		Indiana	TPW	Common Shares	100%
Kiamichi Railroad Company, L.L.C.	KRR	Delaware	SRHC	Membership interests	100%
Kyle Railroad Company	KYLE	Kansas	KYRI	Common Shares	100%
Kyle Railways Inc.	KYRI	Delaware	SRIN	Common Shares	100%
Massena Terminal Railroad Company, The	MSTR	New York	RATC	Common Shares	100%
Mid-Michigan Railroad, Inc.	MMRR	Michigan	RINC	Common Shares	100%
Missouri & Northern Arkansas Railroad Company, Inc.	MNA	Kansas	RINC	Common Shares	100%

		JURISDICTION OF		OWNERSHIP	PERCENTAGE
NAME OF COMPANY	ACR	ORGANIZATION	PARENT(S)	INTEREST	INTEREST
New England Central Railroad, Inc.	NECR	Delaware	RINC	Common Shares	100%
New StatesRail Holdings, Inc.	SRHC	Delaware	SRII	Common Shares	100%
North Carolina & Virginia Railroad Company, Inc.	NCVA	Virginia	RINC	Common Shares	100%
Otter Tail Valley Railroad Company, Inc.	OTVR	Minnesota	RATC	Common Shares	100%
Palm Beach Rail Holding, Inc.	PBRH	Delaware	RAMC	Common Shares
Plainview Terminal Company	PVTC	Texas	RATC		100%
Point Comfort & Northern Railway Company	PCN	Texas	RATC	Common Shares	100%
Puget Sound & Pacific Railroad	PSAP	Delaware	RATC	Common Shares	100%
RAAI Delaware, LLC	RAAI	Delaware	RATC	Membership interests
Rail Line Holdings #1, Inc.		Delaware	RATC	Common Shares	100%
RailAmerica Operations Shared Services, Inc., f/k/a American Rail Dispatching Center, Inc.	ROSS	Delaware	RATC	Common Shares	100%
RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.	ROSG	Delaware	RATC	Common Shares	100%
RailAmerica Australia Finance Pty Ltd.	RAAFL	Australia Melbourne	RATC	Common Shares	100%
RailAmerica Australia II, LLC	RAAII	Delaware	RAAI	Membership interests	100%
RailAmerica Australia Pty. Limited.	RAAPL	Australia New South Wales Melbourne	RAAFL	Common Shares	100%
RailAmerica Contract Switching Services, Inc.	RCSS	Delaware	RATC	Common Shares	100%
RailAmerica de Chile S.A.	RADC	S.A. (Chile)	RAMC	Common Shares	100%
RailAmerica Equipment Corp.	RECC	Delaware	RATC	Common Shares	100%
RailAmerica Intermodal Services, Inc.	RIMC	Delaware	RATC	Common Shares	100%
RailAmerica Holding Services, Inc.		Delaware	RATC	Common Shares	100%
RAILAMERICA LUXEMBOURG S.áR.L.	S.áR.L	Luxembourg	Rail Line Holdings #1, Inc.	Common Shares	100%
RailAmerica Transportation Corp.	RATC	Delaware	PBRH	Common Shares	100%
RaiLink Acquisition, Inc.	RLAQ	Delaware	RATC	Common Shares	100%
RaiLink Canada Ltd.	RLCC	Canada, Ontario, Ottawa	RLAQ	Common Shares	100%
RailTex Canada, Inc.	RCIN	Canada, Ontario	RINC	Common Shares	100%
RailTex Distribution Services, Inc.	RDSI	Texas	RINC	Common Shares	100%
RailTex International Holdings, Inc.	RIHI	Delaware	RINC	Common Shares	100%
RailTex, Inc.	RINC	Texas	RATC	Common Shares	100%

		JURISDICTION OF		OWNERSHIP	PERCENTAGE
NAME OF COMPANY	ACR	ORGANIZATION	PARENT(S)	INTEREST	INTEREST
RL Funding Corp.	RLFC	Canada, Nova Scotia	RaiLink Canada Ltd.	Common Shares	100%
Rockdale, Sandow & Southern Railroad Company	RSS	Texas	RATC	Common Shares	100%
San Diego & Imperial Valley Railroad Company, Inc.	SDIY	California	RINC	Common Shares	100%
San Joaquin Valley Railroad Co.	SJVR	California	KYRI	Common Shares	100%
San Pedro Trails, Inc.		Arizona	KYRI	Common Shares	100%
South Carolina Central Railroad Company, Inc.	SCRF	South Carolina	RINC	Common Shares	100%
South East Rail, Inc.		Delaware	RATC	Common Shares	100%
StatesRail II Railroad Corp.	SRII	Delaware	RATC	Common Shares	100%
StatesRail, Inc.	SRIN	Delaware	RATC	Common Shares	100%
SWKR Operating Co., Inc. d/b/a San Pedro & Southwestern Railway Company, Inc.	SWKR	Arizona	KYRI	Common Shares	100%
Toledo, Peoria & Western Railway Corp.	TPW	Delaware	RATC	Common Shares	100%
Trois-Rivieres Trailers, Inc./ Remorques Trois-Rivières Inc.	TRTC	Canada, Quebec	PBRH	Common Shares	100%
Ventura County Railroad Company	VCRR	Delaware	RATC	Common Shares	100%

SCHEDULE 8.14
Environmental Matters
NONE

SCHEDULE 8.19
Labor Matters
NONE

SCHEDULE 10.1
Indebtedness
RailAmerica, Inc. and Subsidiaries
Summary of Long-Term Debt

		Term	3/31/09 Balance

Cascade Columbia	Washington Dept of Trans.	12/01/08	181,253
Kyle Railroad Co.	Mid States Port Authority-capital lease	9/1/95 - 6/30/09	73,904
Kyle Railroad Co.	Danella Rental Systems- Capital lease- Truck	5/23/08-5/23/2010	42,368
Indiana and Ohio Railway	Ohio Rail Dev. Commission	5/2005-5/2010	72,799
Otter Tail Valley Railroad	Burlington Northern Sante Fe	2011	1,470,325
Railtex, Inc.	ALF P-III, Inc- Capital Lease- Locos	2/04-2/11	936,439
Toledo, Peoria and Western Railroad	Illinois Dept of Transportation	3/31/97 - 3/31/11	1,369,083

			4,146,171

SCHEDULE 10.2
Liens

Approximate
aggregate principal or
Lien Description and Property covered by Such Lien	face amount
outstanding
Cascade & Columbia — A Purchase Money Fixture Security Interest in favor of the State of Washington in Materials Described is certain assets (484 tons of relay, 110 lb. rail, 680 - 110 lb. relay joint bars, 15,000 relay tie plates, 9,600 rail anchors, 15 tons of misc. iron/steel scrap, 120 - #1 relay ties) and a Second Deed of Trust upon Realty in Okanogan County Washington and all of that portion of CSCD’s Wenatchee to Oroville railroad right of way located from the vicinity of Wenatchee, WA to Oroville, WA and between Oroville, WA and Tonasket, WA.	$233,000
Otter Tail Valley RR — Lien on OTVR Railroad and Rail Facilities. 30 year Purchase and Sale Agreement with BNSF (contract for deed).	$1,726,000
RailTex (Locomotive Lease) - 10 Locomotives as more particularly described on the attached Description of Items of Equipment (Schedule 1 (To Equipment Lease Agreement)).	$1,489,000
TPWR (State of Illinois) — (i) A first priority purchase money security interest in and to, and pledge and collateral assignment to the State, of all of TPWR’s right, title and interest in all rail, cross-ties, switches and turnouts in which the acquisition of rights by TWPR was enabled by an Illinois Department of Transportation loan; and (ii) a security interest (which security interest is subordinated to the liens created by the Credit Documents) in all of TPWR’s right, title and interest in and to all accounts, whether now existing or hereafter acquired and (iii) a second priority mortgage in 5 specific counties.
$1,898,000
OHIO — The Assignment of Rail Traffic Agreement (the “Rail Traffic Agreement”) and any ancillary documents, as from time to time amended or supplemented including all of the I&O’s right, title and interest in and to any and all payments relating to the project without limitation, specified in the Rail Traffic Agreement between the I&O and Fulton.	$182,000

Description of Items of Equipment
Category A

Locomotive Type/	Road	Year	Current			Category
Road Numbers	Number	Built	Age	Railroad	Location	Cost
EMD GP38-2 Number CEFR 3880	CFE 3880	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	303,000
EMD GP38-2 Number CEFR 3881	CFE 3881	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	283,000
EMD GP38-2 Number CEFR 3882	CFE 3882	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	323,000
EMD GP38-2 Number CEFR 3883	CFE 3883	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	283,000
EMD GP38-2 Number CEFR 3884	CFE 3884	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	283,000
EMD GP38-2 Number CEFR 3885	CFE 3885	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	303,000
EMD GP38-2 Number CEFR 3886	CFE 3886	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	323,000
EMD GP38-2 Number CEFR 3887	CFE 3887	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	273,000
EMD GP38-2 Number CEFR 3888	CFE 3888	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	303,000
EMD GP38-2 Number CEFR 3889	CFE 3889	1979	25	Chicago, Fort Wayne and Eastern Railroad	Cincinnati, Ohio	323,000
Miscellaneous Equipment						102.45

Total						3,102,454
Schedule 1
(To Equipment Lease)

SCHEDULE 10.5
Investments
Amended, Restated and Consolidated Promissory Note made by San Luis & Rio Grande Railroad, Inc., West Texas and Lubbock Railroad Company, Inc. and Austin & Northwestern Railroad Company to Railtex, Inc. and RailAmerica Transportation Corp.
Dated: June 20, 2007
Principal balance: $3,725,570.43
Due Date: November 11, 2011

EXHIBIT A
[FORM OF]
BORROWING BASE CERTIFICATE
     This Borrowing Base Certificate is being executed and delivered pursuant to Section 9.1(e) of that certain Credit Agreement, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”); RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders; and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
          I, _________, certify that I am a duly appointed, qualified and acting Authorized Officer of RailAmerica, and in such capacity, do hereby certify that the calculations attached as Schedule A hereto are complete and correct in all material respects.
[Remainder of page intentionally left blank]
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned, solely in his capacity as an Authorized Officer of RailAmerica, has executed this Borrowing Base Certificate for and on behalf of RailAmerica and has caused this Borrowing Base Certificate to be delivered this ___day of _________.

RAILAMERICA, INC.

By:

Name:
Title:

SCHEDULE A
[Borrowing Base Calculation]

EXHIBIT B
GUARANTEE
     GUARANTEE dated as of June 23, 2009, made among RAILAMERICA, INC. (“RailAmerica”), a Delaware corporation, RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”), each of the subsidiaries of RailAmerica listed on Annex A hereto (or on the signature page hereto) or that becomes a party hereto pursuant to Section 20 hereof (each such subsidiary individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors and the Borrowers are referred to collectively as the “Guarantors”) and CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders, the Administrative Agent and CITICORP NORTH AMERICA, INC., as the collateral agent (in such capacity, the “Collateral Agent”).
W I T N E S S E T H:
     WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with any Borrower and any of its Subsidiaries and (c) one or more Cash Management Banks may enter into Secured Cash Management Agreements with any Borrower and any of its Subsidiaries;
     WHEREAS, each Subsidiary Guarantor is a Domestic Subsidiary of RailAmerica;
     WHEREAS, each Guarantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
     WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Guarantors shall have executed and delivered this Guarantee to the Administrative Agent for the benefit of the Secured Parties;
     NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Hedge Banks and Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements with the Borrowers and/or their Subsidiaries, the Guarantors hereby agree with the Administrative Agent, for the benefit of the Secured Parties, as follows:

     1. Defined Terms.
     (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
     (b) “Obligations” shall mean the collective reference to (i) all obligations, liabilities, and indebtedness of each Grantor to each Secured Party in connection with this Guarantee or the other Credit Documents, including without limitation, the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement and the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Guarantee or the other Credit Documents and (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Secured Hedge Agreement or Secured Cash Management Agreement.
     (c) “Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent, (v) the Collateral Agent (vi) each Hedge Bank party to any Secured Hedge Agreement, (vii) each Cash Management Bank party to any Secured Cash Management Agreement, (viii) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (ix) any successors, indorsees, transferees and assigns of each of the foregoing.
     (d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and Section references are to Sections of this Guarantee unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.
     (e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

     2. Guarantee.
     (a) Subject to the provisions of Section 2(b), each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties, the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration, required prepayment or otherwise) of the Obligations.
     (b) Anything herein or in any other Credit Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Credit Documents shall in no event exceed the amount that can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors.
     (c) To the extent the Borrowers would be required to do so pursuant to Section 13.5 of the Credit Agreement, each Guarantor further agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by the Administrative Agent or any other Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Guarantor under this Guarantee.
     (d) Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Guarantee or affecting the rights and remedies of the Administrative Agent or any other Secured Party hereunder.
     (e) No payment or payments made by the Borrowers, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Secured Party from the Borrowers, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Final Date.
     (f) Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any other Secured Party on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Guarantee for such purpose.
     3. Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder who has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Guaran-

tor to the Administrative Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.
     4. Right of Set-off. In addition to any rights and remedies of the Secured Parties provided by law, each Guarantor hereby irrevocably authorizes each Secured Party at any time and from time to time following the occurrence and during the continuance of an Event of Default without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, upon any amount becoming due and payable by such Guarantor hereunder (whether at stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Guarantor. Each Secured Party shall notify such Guarantor promptly of any such set-off and the appropriation and application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such set-off and application.
     5. No Subrogation. Notwithstanding any payment or payments made by any of the Guarantors hereunder or any set-off or appropriation and application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights (or if subrogated by operation of law, such Guarantor hereby waives such rights to the extent permitted by applicable law) of the Administrative Agent or any other Secured Party against the Borrowers or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any other Secured Party for the payment of the Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrowers or any other Guarantor in respect of payments made by such Guarantor hereunder, until the Final Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether due or to become due, in such order as the Administrative Agent may determine.
     6. Amendments, etc. with Respect to the Obligations; Waiver of Rights. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, (a) any demand for payment of any of the Obligations made by the Administrative Agent may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, (c) the Credit Agreement, the other Credit Documents, and any other documents executed and delivered in connection therewith and the Hedge Agreements, Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or, in the case of any Hedge Agreement, Cash Management Agreement, the party thereto) may deem advisable from time to time, and (d) any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. The Administrative Agent shall have no obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against any Guarantor, the Administrative Agent may, but shall be under no obligation to, make a similar demand on the Borrowers or any Guarantor or guarantor, and any failure by the Administrative Agent to make any such demand or to collect any payments from the Borrowers or any Guarantor or guarantor or any release of the Borrowers or any Guarantor or guarantor shall not relieve any Guarantor in respect of which a demand or collection is not made or any Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any other Secured Party against any Guarantor. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.
     7. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, contraction, incurrence, renewal, extension, amendment, waiver or accrual of any of the Obligations, and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon this Guarantee or acceptance of this Guarantee, the Obligations or any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, waived or accrued, in reliance upon this Guarantee; and all dealings between the Borrowers and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrowers or any of the Guarantors with respect to the Obligations. Each Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any other Credit Document, any Hedge Agreement, any Cash Management Agreement, any of the Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any other Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by the Borrowers against the Administrative Agent or any other Secured Party or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers or such Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers for the Obligations, or of such Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent and any other Secured Party may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrowers or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any other Secured Party to pursue such other rights or remedies or to collect any payments from the Borrowers or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrowers or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve such Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the other Secured Parties against such Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the other Secured Parties, and their respective successors, indorsees, transferees and assigns, until the Final Date. A Guarantor shall automatically be released from its obligations hereunder and the Guarantee of such Guarantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Domestic Subsidiary of RailAmerica. In connection with any such release, the Administrative Agent shall execute and deliver to any Guarantor, at such Guarantor’s reasonable expense, all documents that such Guarantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 7 shall be without recourse to or warranty by the Administrative Agent or the Secured Parties. If any Guarantor attempts to revoke this Guarantee, any such revocation by any such Guarantor shall not affect the liability of such or any other Guarantor for any Obligations incurred prior to the receipt by Administrative Agent of such notice of revocation. Upon receipt of any such notice of revocation, all Obligations shall mature and become immediately due and payable.
     8. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Credit Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.
     9. Payments; No Set-off or Deduction; Taxes. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars at the Administrative Agent’s Office.
     10. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against the Guarantors or the Borrowers under any proceeding or case commenced by or against the Guarantors or the Borrowers under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, or otherwise, all such amounts shall nonetheless be payable by the Guarantors immediately upon demand by the Administrative Agent.
     11. Representations and Warranties; Covenants.
     (a) Each Guarantor hereby represents and warrants that the representations and warranties set forth in Section 8 of the Credit Agreement as they relate to such Guarantor or in the other Credit Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, and the Administrative Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.
     (b) Each Guarantor hereby covenants and agrees with the Administrative Agent and each other Secured Party that, from and after the date of this Guarantee until the Final Date, such Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Section 9 or 10 of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Guarantor or any of its Subsidiaries.
     12. Authority of Agent.
     (a) Citicorp North America, Inc. has been appointed to act as Administrative Agent under the Credit Agreement by the Lenders and, by their acceptance of the benefits hereof and the other Security Documents, the other Secured Parties. The Administrative Agent shall have the right hereunder and under the other Security Documents, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Guarantee, the other Security Documents and the Credit Agreement, provided that, except as otherwise expressly provided in the Credit Agreement or the other Credit Documents, the Administrative Agent shall exercise, or refrain from exercising, any remedies provided for herein, in accordance with the instructions of Required Lenders.
     (b) Each Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Guarantee shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
     13. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it in care of the Borrowers at the Borrowers’ address set forth in Section 13.2 of the Credit Agreement.
     14. Counterparts. This Guarantee may be executed by one or more of the parties to this Guarantee on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Guarantee signed by all the parties shall be lodged with the Administrative Agent and the Borrowers.

     15. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     16. Integration. This Guarantee represents the agreement of each Guarantor and the Administrative Agent with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
     17. Amendments in Writing; No Waiver, Cumulative Remedies.
     (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Guarantor(s) and the Administrative Agent in accordance with Section 13.1 of the Credit Agreement.
     (b) Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 17(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or any Secured Party would otherwise have on any future occasion.
     (c) The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
     18. Section Headings. The Section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
     19. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of each Guarantor and shall inure to the benefit of the Administrative Agent and the other Secured Parties and their respective successors and assigns except that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Administrative Agent.

     20. Additional Guarantors. Each Subsidiary of the Borrowers that is required to become a party to this Guarantee pursuant to Section 9.10 of the Credit Agreement shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Guarantee upon execution and delivery by such Subsidiary of a Supplement in the form of Annex B hereto. The execution and delivery of any instrument adding an additional Guarantor as a party to this Guarantee shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guarantee.
     21. Condition of Borrowers. Each Guarantor acknowledges and agrees that the Administrative Agent has no duty, and no Guarantor is relying on the Administrative Agent at any time, to disclose to any Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other Guarantor (the guarantor waiving any duty on the part of the Administrative Agent to disclose such information and any defense relating to the failure to provide the same).
     22. WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
     23. Submission to Jurisdiction; Waivers. Each Guarantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Guarantee and the other Credit Documents, to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Guarantor at its address referred to in Section 13 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right of the Administrative Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any other Secured Party to sue in any other jurisdiction; and

     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 23 any special, exemplary, punitive or consequential damages.
     24. Final Agreement . This Guarantee represents the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
     25. GOVERNING LAW. THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK

     IN WITNESS WHEREOF, each of the undersigned has caused this Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

RAILAMERICA, INC., as a Borrower

By

Name:
Title:

RAILAMERICA TRANSPORTATION CORP., as a Borrower

By

Name:
Title:

SUBSIDIARY GUARANTORS:

By:

Name:
Title:

CITICORP NORTH AMERICA, INC., AS ADMINISTRATIVE AGENT

By

Name:
Title:

ANNEX A
TO THE GUARANTEE
SUBSIDIARY GUARANTORS

STATE OF
NAME OF COMPANY	INCORPORATION
A. & R. Line, Inc.	Indiana
Alabama & Gulf Coast Railway LLC	Delaware
Arizona & California Railroad Company	Delaware
Bauxite & Northern Railway Company	Arkansas
California Northern Railroad Company	Delaware
Cascade and Columbia River Railroad Company	Delaware
Central Oregon & Pacific Railroad, Inc.	Delaware
Central Railroad Company of Indiana, The	Indiana
Central Railroad Company of Indianapolis	Indiana
Connecticut Southern Railroad, Inc.	Delaware
Dallas, Garland & Northeastern Railroad, Inc.	Texas
Eastern Alabama Railway, Inc.	Alabama
Huron and Eastern Railway Company, Inc.	Michigan
Indiana & Ohio Rail Corp.	Delaware
Indiana & Ohio Railway Company	Delaware
Indiana Southern Railroad, Inc.	Delaware
Kiamichi Railroad Company L.L.C.	Delaware
Kyle Railroad Company	Kansas
Kyle Railways Inc.	Delaware
Massena Terminal Railroad Company, The	New York
Mid-Michigan Railroad, Inc.	Michigan
Missouri & Northern Arkansas Railroad Company, Inc.	Kansas
New England Central Railroad, Inc.	Delaware
New StatesRail Holdings, Inc.	Delaware
North Carolina & Virginia Railroad Company, Inc.	Virginia
Otter Tail Valley Railroad Company, Inc.	Minnesota
Palm Beach Rail Holding, Inc.	Delaware
Point Comfort & Northern Railway Company	Texas
Puget Sound & Pacific Railroad	Delaware
RailAmerica Contract Switching Services, Inc.	Delaware
RailAmerica Equipment Corp.	Delaware
RailAmerica Intermodal Services, Inc.	Delaware
RailAmerica Operations Shared Services, Inc., f/k/a/ American Rail Dispatching Center, Inc.	Delaware
RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.	Delaware
RailTex, Inc.	Texas
Rockdale, Sandow & Southern Railroad Company	Texas
San Diego & Imperial Valley Railroad Company, Inc.	California
San Joaquin Valley Railroad Co.	California
San Pedro Trails, Inc.	Arizona
South Carolina Central Railroad Company, Inc.	South Carolina
South East Rail, Inc.	Delaware
StatesRail II Railroad Corp.	Delaware

STATE OF
NAME OF COMPANY	INCORPORATION
StatesRail, Inc.	Delaware
Toledo, Peoria & Western Railway Corp.	Delaware
Ventura County Railroad Company	Delaware

ANNEX B TO THE
GUARANTEE
     SUPPLEMENT NO. [ ] dated as of [             ] 200___to the GUARANTEE dated as of June 23, 2009, among RAILAMERICA, INC. (“RailAmerica”), a Delaware corporation, RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”), each of the subsidiaries of RailAmerica listed on Annex A hereto (or on the signature page hereto) or that becomes a party hereto pursuant to Section 20 of the Guarantee (each such subsidiary individually, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”; the Subsidiary Guarantors are referred to collectively as the “Guarantors”) and CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.
     A. Reference is made to the CREDIT AGREEMENT dated as of June 23, 2009, among the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders from time to time party thereto.
     B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guarantee.
     C. The Guarantors have entered into the Guarantee in order to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Hedge Banks and Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements with the Borrowers and/or their Subsidiaries. Section 9.10 of the Credit Agreement and Section 20 of the Guarantee provide that additional Subsidiaries may become Guarantors under the Guarantee by execution and delivery of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee in order to induce the Lenders to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.
     Accordingly, the Administrative Agent and each New Guarantor agrees as follows:
     SECTION 1. In accordance with Section 20 of the Guarantee, each New Guarantor by its signature below becomes a Guarantor under the Guarantee with the same force and effect as if originally named therein as a Guarantor and each New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a Guarantor in the Guarantee shall be deemed to include each New Guarantor. The Guarantee is hereby incorporated herein by reference.

     SECTION 2. Each New Guarantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
     SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Supplement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent. This Supplement shall become effective as to each New Guarantor when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Guarantor and the Administrative Agent.
     SECTION 4. Except as expressly supplemented hereby, the Guarantee shall remain in full force and effect.
     SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK
     SECTION 6. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Guarantee, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     SECTION 7. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Guarantor shall be given to it in care of the Borrowers at the Borrowers’ address set forth in Section 13.2 of the Credit Agreement.
     SECTION 8. Each New Guarantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the fees, disbursements and other charges of counsel for the Administrative Agent.

ANNEX B TO THE
GUARANTEE
     IN WITNESS WHEREOF, each New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee as of the day and year first above written.

[NAME OF NEW GUARANTOR]

By

Name:
Title:

[ ], AS ADMINISTRATIVE AGENT

By

Name:
Title:

EXHIBIT D
PERFECTION CERTIFICATE
          Reference is hereby made to (i) that certain Security Agreement dated as of June 23, 2009 between RailAmerica, Inc., a Delaware corporation (“RailAmerica”), RailAmerica Transportation Corp., a Delaware corporation (“RATC”), the Subsidiary Grantors party thereto, and the Administrative Agent (as hereinafter defined) (the “ABL Security Agreement”), (ii) that certain Security Agreement dated as of June 23, 2009 between RailAmerica, the Subsidiary Grantors party thereto, U.S. Bank National Association, as Collateral Agent, and the Trustee (as hereinafter defined) (the “Notes Security Agreement” and together with the ABL Security Agreement, “Security Agreements”); (iii) that certain Credit Agreement dated as of June 23, 2009 (the “Credit Agreement”) among RailAmerica and RATC, as Borrowers, certain other parties thereto and Citicorp North America, Inc., as Administrative Agent (in such capacity, the “Administrative Agent”); and (iv) that certain Indenture dated as of June 23, 2009 (the “Indenture”) among, the Company, as Issuer, the Guarantors party thereto and U.S. Bank National Association, as Trustee and Collateral Agent (the “Trustee”). Capitalized terms used but not defined herein have the meanings assigned in the Indenture and Credit Agreement, as applicable.
          As used herein, the term “Companies” means RailAmerica and each of its Subsidiaries that is a Subsidiary Grantor or a Guarantor.
          The undersigned hereby certify to the Collateral Agent and Trustee as follows as of the date hereof:
1.	Names.
a)	The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each such Company and the jurisdiction of formation of each such Company.

b)	Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names of each Company has had in the past five years, together with the date of the relevant change.

c)	Set forth in Schedule 1(c) is a list of all other names used by each Company, or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time between [ ], 2004 and the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.
2.	Current Locations. Set forth in Schedule 2 hereto is the address of the chief executive office of each Company, the address and jurisdiction in which any equipment or other assets of each Company are located, each jurisdiction in which each Company otherwise carries on business and the address in which the books and records of each Company are located.
3.	Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, no Company has acquired all or substantially all of (i)

the assets or equity interests or (ii) a division or line of business, in each case, of a Person (as defined in the Indenture) since June [ ], 2004.
4.	File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Company purchased or otherwise acquired any of the Collateral.
5.	UCC Filings. The financing statements (duly authorized by each Company constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreements or the applicable Mortgage, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.
6.	Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, (ii) the appropriate filing offices for the filings described in Schedule 11(c) and (iii) the appropriate filing offices for the Mortgages and fixture filings relating to the Mortgaged Property set forth in Schedule 7(a). No other filings are required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent and Trustee pursuant to the applicable Collateral Documents.
7.	Real Property.
a)	Attached hereto as Schedule 7(a) is a list of all (i) real property owned, leased or otherwise held by each Company located in the United States as of the Closing Date, (ii) real property to be encumbered by a Mortgage and fixture filing (such real property, the “Mortgaged Property”), (iii) uses of each Mortgaged Property (stating material improvements located thereon). Except as described in Schedule 7(b) attached hereto: (i) no Company has entered into any material lease, sublease, tenancy, franchise agreement, license or other occupancy arrangement as owner, lessor, sublessor, licensor, franchisor or grantor with respect to any of any Mortgaged Property upon which any rails, equipment, buildings, fixtures and/or improvements are located except for those which would not have a Material Adverse Effect and (ii) no Company has any leases which require the consent of the landlord, tenant or other party thereto to the Mortgages. The Mortgages delivered as of the date hereof are in the appropriate form for filing in the filing offices in the jurisdictions identified in Schedule 6.

For purposes hereof, the term “Material Adverse Effect” shall mean (i) a material adverse effect on the business, property, results of operations, or financial condition of RailAmerica and its Subsidiaries, taken as a whole; (ii) material impairment of the ability of the Credit Parties, the Issuer or the Guarantors to fully and timely perform their material obligations under any Credit Document, the Indenture or any Security Document, as applicable; (iii) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document or the Noteholder Secured Parties under the Indenture or any Security Document, taken as a whole; or (iv) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.

b)	Attached hereto as Schedule 7(c) is a list of all water rights owned or used by the Companies in connection with the operation of any Mortgaged Property.
8.	Termination Statements. Attached hereto as Schedule 8(a) are the duly authorized termination statements in the appropriate form for filing in each applicable jurisdiction identified in Schedule 8(b) hereto with respect to each Lien described therein.

9.	Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest owned by each Company and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the Notes Security Agreement. Also set forth in Schedule 9(b) is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under the Notes Security Agreement.

10.	Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreements.

11.	Intellectual Property.
a)	Attached hereto as Schedule 11(a) is a schedule setting forth all of each Company’s issued Patents and Patent applications, exclusive Patent Licenses, Trademark registrations and applications and exclusive Trademark Licenses (each as defined in the Notes Security Agreement) registered with the United States Patent and Trademark Office, and all other issued Patents and Patent Applications, exclusive Patent Licenses, Trademark registrations and applications and exclusive Trademark Licenses registered with an office other than the United States Patent and Trademark Office, including the name of the registered owner and the registration number of each Patent and Trademark owned by each Company and the parties, date, and title of each exclusive Patent License and Trademark License. Attached hereto as Schedule 11(b) is a schedule setting forth all of each Company’s United States Copyright applications and registrations and exclusive Copyright Licenses (each as defined in the Notes Security Agreement) registered with the United States Copyright Office, and all other Copyright registrations and applications and exclusive Copyright Licenses registered in an office other than the United States Copyright Office, including the name of the registered owner and the registration number of each Copyright registration and application owned by each Company and the parties, date, and title of each exclusive Copyright License.

b)	Attached hereto as Schedule 11(c) in proper form for filing with the United States Patent and Trademark Office and United States Copyright Office are the filings necessary to preserve, protect and perfect the security interests in the United States Trademarks, Trademark Licenses, Patents, Patent Licenses, Copyrights and Copyright Licenses set forth in Schedule 11(a) and Schedule 11(b), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

12.	Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims (as defined in the Notes Security Agreement) held by each Company, including a brief description thereof and stating if such commercial tort claims are required to be pledged under the Notes Security Agreement.
13.	Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the ABL Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the ABL Security Agreement and the reason for such account to be excluded from the control agreement requirement.
14.	Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreements.
15.	Motor Vehicles. Attached hereto as Schedule 15 is a true and correct list of all motor vehicles and other goods (covered by certificates of title or ownership) valued at over $50,000 and owned by each Company, and the owner of such motor vehicles.
16.	Insurance. Attached hereto as Schedule 16 is a copy of the insurance certificate with a true and correct list of all insurance policies of the Companies.[1]
17.	Rolling Stock and Trains. Attached hereto as Schedule 17 is a true and correct list of all rolling stock and trains owned or held by each Company, the owner of any such rolling stock or trains.
18.	Other Collateral. Attached hereto as Schedule 18 is a true and correct list of all of the following types of collateral, if any, owned or held by each Company: (a) all agreements and contracts with any Governmental Authority, (b) all FCC licenses, (c) all aircraft and airplanes, (d) all ships and boats vessels, (e) all oil, gas, minerals and as extracted collateral, stating in each case, if such types of collateral are required to be pledged pursuant to the Security Agreements.
[The Remainder of this Page has been intentionally left blank]

[1]	Evidence of flood insurance must be included with respect to each improved Mortgaged Property located in a Special Flood Hazard Area if flood insurance has been made available through the National Flood Insurance Program.

          IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___day of ___, 2009.

RAILAMERICA, INC.
By:
Name:
Title:

RAILAMERICA TRANSPORTATION CORP.
By:
Name:
Title:

RAILTEX, INC.

By:

Name:
Title:

A. & R. LINE, INC.

By:

Name:
Title:

ALABAMA & GULF COAST RAILWAY LLC

By:

Name:
Title:

ARIZONA & CALIFORNIA RAILROAD COMPANY

By:

Name:
Title:

BAUXITE & NORTHERN RAILWAY COMPANY

By:

Name:
Title:

CALIFORNIA NORTHERN RAILROAD COMPANY

By:

Name:
Title:

CASCADE AND COLUMBIA RIVER RAILROAD COMPANY

By:

Name:
Title:

CENTRAL OREGON & PACIFIC RAILROAD, INC.

By:

Name:
Title:

THE CENTRAL RAILROAD COMPANY OF INDIANA

By:

Name:
Title:

CENTRAL RAILROAD COMPANY OF INDIANAPOLIS

By:

Name:
Title:

CONNECTICUT SOUTHERN RAILROAD, INC.

By:

Name:
Title:

DALLAS, GARLAND & NORTHEASTERN RAILROAD, INC.

By:

Name:
Title:

EASTERN ALABAMA RAILWAY, INC.

By:

Name:
Title:

HURON AND EASTERN RAILWAY COMPANY, INC.

By:

Name:
Title:

INDIANA & OHIO RAIL CORP.

By:

Name:
Title:

INDIANA & OHIO RAILWAY COMPANY

By:

Name:
Title:

INDIANA SOUTHERN RAILROAD, INC.

By:

Name:
Title:

KIAMICHI RAILROAD COMPANY, L.L.C.

By:

Name:
Title:

KYLE RAILROAD COMPANY

By:

Name:
Title:

KYLE RAILWAYS INC.

By:

Name:
Title:

THE MASSENA TERMINAL RAILROAD COMPANY

By:

Name:
Title:

MID-MICHIGAN RAILROAD, INC.

By:

Name:
Title:

MISSOURI & NORTHERN ARKANSAS RAILROAD COMPANY, INC.

By:

Name:
Title:

NEW ENGLAND CENTRAL RAILROAD, INC.

By:

Name:
Title:

NEW STATESRAIL HOLDINGS, INC.

By:

Name:
Title:

NORTH CAROLINA & VIRGINIA RAILROAD COMPANY, INC.

By:

Name:
Title:

OTTER TAIL VALLEY RAILROAD COMPANY, INC.

By:

Name:
Title:

PALM BEACH RAIL HOLDING, INC.

By:

Name:
Title:

POINT COMFORT & NORTHERN RAILWAY COMPANY

By:

Name:
Title:

PUGET SOUND & PACIFIC RAILROAD

By:

Name:
Title:

RAILAMERICA OPERATIONS SHARED SERVICES, INC.

By:

Name:
Title:

RAILAMERICA OPERATIONS SUPPORT GROUP, INC.

By:

Name:
Title:

RAILAMERICA CONTRACT SWITCHING SERVICES, INC.

By:

Name:
Title:

RAILAMERICA EQUIPMENT CORP.

By:

Name:
Title:

RAILAMERICA INTERMODAL SERVICES, INC.

By:

Name:
Title:

ROCKDALE, SANDOW & SOUTHERN RAILROAD COMPANY

By:

Name:
Title:

SAN DIEGO & IMPERIAL VALLEY RAILROAD COMPANY, INC.

By:

Name:
Title:

SAN JOAQUIN VALLEY RAILROAD CO.

By:

Name:
Title:

SAN PEDRO TRAILS, INC.

By:

Name:
Title:

SOUTH CAROLINA CENTRAL RAILROAD COMPANY, INC.

By:

Name:
Title:

SOUTH EAST RAIL, INC.

By:

Name:
Title:

STATESRAIL II RAILROAD CORP.

By:

Name:
Title:

STATESRAIL, INC.

By:

Name:
Title:

TOLEDO, PEORIA & WESTERN RAILWAY CORP.

By:

Name:
Title:

VENTURA COUNTY RAILROAD COMPANY

By:

Name:
Title:

Schedule 1(a)
Legal Names, Etc.

		Registered		Federal Taxpayer
		Organization	Organizational	Identification
Legal Name	Type of Entity	(Yes/No)	Number[2]	Number	State of Formation

[2]	If none, so state.

Schedule 1(b)
Prior Organizational Names

Date of
Company/Subsidiary	Prior Name	Change

Schedule 1(c)
Changes in Corporate Identity; Other Names

List of All
Other Names
Used on Any
Filings with
the Internal
Revenue
Service During
	Corporate			State of	Past Five
Company/Subsidiary	Name of Entity	Action	Date of Action	Formation	Years

[Add Information required by Section 1 to the extent required by Section 1(c) of the Perfection Certificate]

Schedule 2
Chief Executive Offices and Other Collateral Locations

Company/Subsidiary	Address	County	State

Schedule 3
Transactions Other Than in the Ordinary Course of Business

	Description of Transaction Including Parties	Date of
Company/Subsidiary	Thereto	Transaction

Schedule 4
File Search Reports

Company/Subsidiary	Search Report dated	Prepared by	Jurisdiction

See attached.

Schedule 5
Copy of Financing Statements To Be Filed
See attached.

Schedule 6
Filings/Filing Offices

Applicable Collateral
Document
[Mortgage, Security
Type of Filing[3]	Entity	Agreement or Other]	Jurisdictions

[3]	UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Schedule 7(a)
Real Property
I. Owned Real Property

Legal
Description (if
					Encumbered by	To be	Option to
			Improvements		Mortgage	Encumbered by	Purchase/
Entity of	Common Name		Located on Real	Approximate	and/or Fixture	Mortgage and	Right of First
Record	and Address	Purpose/Use	Property	Square Footage	Filing)	Fixture Filing	Refusal

[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]

II. Leased or Other Interests in Real Property

Legal
			Description of				Description (if
			Lease or Other				Encumbered		To be	Option to
	Common		Documents		Improvements		by Mortgage	To be	Encumbered	Purchase/
Entity of	Name and	Landlord /	Evidencing		Located on Real	Approximate	and/or Fixture	Encumbered	by Fixture	Right of First
Record	Address	Owner	Interest	Purpose/Use	Property	Square Footage	Filing)	by Mortgage	Filing	Refusal

[ ]	[ ] [COUNTY, STATE]	[ ]	[ ]	[ ]	[ ]	[ ]	[See Schedule A to Mortgage and/or fixture filing encumbering this property.]	[YES/NO]	[YES/NO]	[YES/NO]

Schedule 7(b)
Required Consents; Company Held Landlord’s/ Grantor’s Interests
I. Landlord’s / Grantor’s Consent Required
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE LANDLORD’S / GRANTOR’S CONSENT IS REQUIRED].
II. Leases, Subleases, Tenancies, Franchise Agreements, Licenses or Other Occupancy Agreements Pursuant to which any Company holds Landlord’s / Grantor’s Interest
1. [LIST EACH LEASE OR OTHER INSTRUMENT WHERE COMPANY HOLDS LANDLORD’S / GRANTOR’S INTEREST]

Schedule 7(c)
Water Rights
Attached hereto is a true copy of the current Water Rights owned or used by any Company in Connection with the operation of any Mortgaged Property.
[ ]

Schedule 8(a)
Attached hereto is a true copy of each termination statement filing duly acknowledged or otherwise identified by the filing officer.

Schedule 8(b)
Termination Statement Filings

				UCC-1 File	UCC-1 File
Debtor	Jurisdiction	Secured Party	Type of Collateral	Date	Number

Schedule 9
(a) Equity Interests of Companies and Subsidiaries

Current Legal
Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal
Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10
Instruments and Tangible Chattel Paper
1. Promissory Notes:

	Principal	Date of			Pledged
Entity	Amount	Issuance	Interest Rate	Maturity Date	[Yes/No]

2. Chattel Paper:

Pledged
Description	[Yes/No]

Schedule 11(a)
Patents and Trademarks
UNITED STATES PATENTS:
Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

OTHER PATENTS:
Registrations:

	REGISTRATION	COUNTRY/
OWNER	NUMBER	STATE	DESCRIPTION

Applications:

	APPLICATION	COUNTRY/
OWNER	NUMBER	STATE	DESCRIPTION

Licenses:

REGISTRATION/
		COUNTRY/	APPLICATION
LICENSEE	LICENSOR	STATE	NUMBER	DESCRIPTION

UNITED STATES TRADEMARKS:
Registrations:

REGISTRATION
OWNER	NUMBER	TRADEMARK

Applications:

APPLICATION
OWNER	NUMBER	TRADEMARK

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	TRADEMARK

OTHER TRADEMARKS:
Registrations:

	REGISTRATION	COUNTRY/
OWNER	NUMBER	STATE	TRADEMARK

Applications:

	APPLICATION	COUNTRY/
OWNER	NUMBER	STATE	TRADEMARK

Licenses:

REGISTRATION/
		COUNTRY/	APPLICATION
LICENSEE	LICENSOR	STATE	NUMBER	TRADEMARK

Schedule 11(b)
Copyrights
UNITED STATES COPYRIGHTS
Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

Licenses:

REGISTRATION/
APPLICATION
LICENSEE	LICENSOR	NUMBER	DESCRIPTION

OTHER COPYRIGHTS
Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Licenses:

REGISTRATION/
		COUNTRY/	APPLICATION
LICENSEE	LICENSOR	STATE	NUMBER	DESCRIPTION

Schedule 11(c)
Intellectual Property Filings

Schedule 12
Commercial Tort Claims

Pledged
Description	[Yes/No]

Schedule 13
Deposit Accounts

				Subject to	Reason for
				control	Exclusion
				agreement?	from Control
Owner	Type Of Account	Bank	Account Numbers	[Yes/No]	Requirement

Securities Accounts

				Subject to	Reason for
				control	Exclusion
				agreement?	from Control
Owner	Type Of Account	Intermediary	Account Numbers	[Yes/No]	Requirement

Commodity Accounts

				Subject to	Reason
				control	for Exclusion
				agreement?	from Control
Owner	Type Of Account	Intermediary	Account Numbers	[Yes/No]	Requirement

Schedule 14
Letter of Credit Rights

Subject to
Control
Requirement
		Principal	Date of	Maturity
Issuer	Beneficiary	Amount	Issuance	Date	[Yes/No]

Schedule 15
Motor Vehicles

Schedule 16
Insurance

Schedule 17
Rolling Stock and Trains

Jurisdiction
Corporate	Record Title		Where	Approximate
Record	Owner	Owned/Leased	Registered	Value

Schedule 18
Other Collateral
(a) Agreements and Contracts with Governmental Authorities

Pledged
Description	[Yes/No]

(b) FCC Licenses

Pledged
Description	[Yes/No]

(c) Aircraft and Airplanes

Pledged
Description	[Yes/No]

(d) Ships, Boats and Vessels

Pledged
Description	[Yes/No]

(e) Oil, Gas, Minerals and As Extracted Collateral

Pledged
Description	[Yes/No]

EXHIBIT D-1
PERFECTION CERTIFICATE SUPPLEMENT
     This Perfection Certificate Supplement, dated as of [               ], 200[ ], is delivered pursuant to Section 9.1(j) of that certain Credit Agreement dated as of June 23, 2009 (the “Credit Agreement”) among RailAmerica, Inc., (“RailAmerica”); RailAmerica Transportation Corp. (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the Letter of Credit Issuer party thereto from time to time; Citicorp North America, Inc., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Lenders. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.
As used herein, the term “Companies” means RailAmerica and each of its Subsidiaries that is a Subsidiary Grantor or a Guarantor.

The, the [ ] of RailAmerica, hereby certify (in my capacity as [ ] and not in my individual capacity) to the Collateral Agent and each of the other Secured Parties that, as of the date hereof, there has been no change in the information described in the Perfection Certificate delivered on the Closing Date (as supplemented by any perfection certificate supplements delivered prior to the date hereof, the “Prior Perfection Certificate”), other than as follows:
1.	Names. Except as listed in Schedule 1(a) attached hereto and made a part hereof, (x) the exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a) to the Prior Perfection Certificate (y) each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) to the Prior Perfection Certificate and (ii) a registered organization except to the extent disclosed in Schedule 1(a) to the Prior Perfection Certificate and (z) set forth in Schedule 1(a) to the Prior Perfection Certificate is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

2.	Current Locations. Except as set forth in Schedule 2 attached hereto and made a part hereof, set forth in Schedule 2 to the Prior Perfection Certificate is the address of the chief executive office of each Company, the address and jurisdiction in which any equipment or other assets of each Company are located, each jurisdiction in which each Company otherwise carries on business and the address in which the books and records of each Company are located.

3.	Instruments. Except as listed in Schedule10 attached hereto and made a part hereof, Schedule 10 of the Prior Perfection Certificate is a true and correct list of all instruments constituting Collateral (other than checks to be deposited in the ordinary course of business), other evidence of indebtedness constituting Collateral held by each Company as of the date of the Prior Perfection Certificate, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Security Agreement.

4.	Deposit Accounts, Securities Accounts and Commodity Accounts. Except as listed in Schedule 13 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and stating if such account is required to be subject to a control agreement pursuant to the Security Agreement and the reason for such account to be excluded from the control agreement requirement.

5.	Letter-of-Credit Rights. Except as listed in Schedule 14 attached hereto and made a part hereof, attached to the Prior Perfection Certificate as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder, stating if letter-of-credit rights with respect to such Letters of Credit are required to be subject to a control arrangement pursuant to the Security Agreement.
[The Remainder of this Page has been intentionally left blank]

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___day of _________, 2009.

RAILAMERICA, INC.
By:
Name:
Title:

RAILAMERICA TRANSPORTATION CORP.
By:
Name:
Title:

[Each of the Guarantors]
By:
Name:
Title:

Exhibit F
SECURITY AGREEMENT
          THIS SECURITY AGREEMENT dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”), each of the subsidiaries of the Borrowers listed on Annex A hereto or that becomes a party hereto pursuant to Section 8.13 hereof (each such subsidiary being a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrowers are referred to collectively as the “Grantors”), and CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) for the lenders (“Lenders”) from time to time party to the Credit Agreement dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders and CITICORP NORTH AMERICA, INC., as Administrative Agent (in such capacity, the “Administrative Agent”), and the Collateral Agent.
W I T N E S S E T H:
          WHEREAS, (a) pursuant to the Credit Agreement, the Lenders have severally agreed to make Loans to the Borrowers and the Letter of Credit Issuer has agreed to issue Letters of Credit for the account of the Borrowers (collectively, the “Extensions of Credit”) upon the terms and subject to the conditions set forth therein, (b) one or more Hedge Banks may from time to time enter into Secured Hedge Agreements with the Borrowers and their Subsidiaries and (c) one or more Cash Management Banks may enter into Secured Cash Management Agreements with the Borrowers and their Subsidiaries;
          WHEREAS, pursuant to the Guarantee (the “Guarantee”) dated as of the date hereof, each Subsidiary Grantor party thereto has unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Administrative Agent, for the benefit of the Secured Parties the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations;
          WHEREAS, each Subsidiary Grantor is a Domestic Subsidiary of RailAmerica;
          WHEREAS, each Grantor acknowledges that it will derive substantial direct and indirect benefit from the making of the Extensions of Credit; and
          WHEREAS, it is a condition precedent to the obligation of the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Security Agreement to the Collateral Agent for the benefit of the Secured Parties;
          NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Hedge Banks and Cash Management Banks to enter into Secured Hedge Agreements and Secured Cash Management Agreements with the Borrowers or any of their Subsidiaries, the Grantors hereby agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

          1. Defined Terms.
          (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and all terms defined in the UCC and not defined herein shall have the meanings specified therein.
          (b) The following terms shall have the following meanings:
          “Accounts” shall mean all “accounts” as such term is defined in Article 9 of the UCC.
          “Administrative Agent” shall have the meaning assigned to such term in the recitals hereto.
          “Borrowers” shall have the meaning assigned to such term in the recitals hereto.
          “Collateral” shall have the meaning assigned to such term in Section 2.
          “Collateral Agent” shall have the meaning assigned to such term in the recitals hereto.
          “Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement.
          “Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.
          “Deposit Account Control Agreement” shall mean with respect to any Deposit Account maintained by any Grantor, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among such Grantor, an institution maintaining such Grantor’s account, and the Collateral Agent establishing the Collateral Agent’s Control (within the meaning of Section 9-104 of the UCC) with respect to such Deposit Account.
          “Deposit Accounts” shall mean all “deposit accounts,” as such term is defined in Article 9 of the UCC.
          “Excluded Accounts” shall have the meaning assigned to such term in the Credit Agreement.
          “Excluded Property” shall mean:
     (a) (i) any right, title or interest in any permit, license, agreement or contract if and to the extent the grant of a security interest hereunder in such permit, license, agreement or contract would cause a default under such permit, license, agreement or contract (after giving effect to Section 9-406, 9-407, 9-408 or 9-409 of the Uniform Commercial Code (or any successor provisions) of any relevant jurisdiction) or (ii) any property or asset only to the extent and for so long as the grant of a security interest in such property or asset is prohibited by any applicable law or requires a consent not obtained of any governmental authority pursuant to such applicable law, statute or regulation;
     (b) the Asset Sales Proceeds Account (as such terms are defined in the Secured Notes Indenture) and the Collateral Account (as such term is defined in the Notes Security Agreement); and
     (c) proceeds of any business interruption insurance.
          “Extensions of Credit” shall have the meaning assigned to such term in the recitals hereto.
          “Grantor” shall have the meaning assigned to such term in the recitals hereto.
          “Guarantee” shall have the meaning assigned to such term in the recitals hereto.
          “Instruments” shall mean all “instruments,” as such term is defined in Article 9 of the UCC.
          “Lenders” shall have the meaning assigned to such term in the recitals hereto.
          “Notes Collateral” shall mean Collateral as such term is defined in the Notes Security Agreement.
          “Notes Security Agreement” shall mean the Security Agreement dated as of the date hereof among the Grantors and U.S. Bank National Association, as Collateral Agent (the “Notes Collateral Agent”), as the same may be amended, restated or otherwise modified from time to time.
          “Obligations” shall mean the collective reference to (i) all obligations, liabilities, and indebtedness of each Grantor to each Secured Party in connection with this Security Agreement or the other Credit Documents, including without limitation, the due and punctual payment of (x) the principal of and premium, if any, and interest at the applicable rate provided in the Credit Agreement (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by the Borrowers under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (z) all other monetary obligations, including fees, costs, expenses and indemnities (including the fees and disbursements of legal counsel), whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts due during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or any other Credit Party to any of the Secured Parties under the Credit Agreement or the other Credit Documents, (ii) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to the Credit Agreement and the other Credit Documents, (iii) the due and punctual payment and performance of all the covenants, agreements, obligations and liabilities of each other Credit Party under or pursuant to this Security Agreement or the other Credit Documents and (iv) the due and punctual payment and performance of all obligations of each Credit Party under each Secured Hedge Agreement or Secured Cash Management Agreement.
          “Proceeds” shall mean all “proceeds” as such term is defined in Article 9 of the UCC and, in any event, shall include with respect to any Grantor, any consideration received from the sale, exchange, license, lease or other disposition of any asset or property that constitutes Collateral, any value received as a consequence of the possession of any Collateral and any payment received from any insurer or other person or entity as a result of the destruction, loss, theft, damage or other involuntary conversion of whatever nature of any asset or property that constitutes Collateral, and shall include (a) all cash and negotiable instruments received by or held on behalf of the Collateral Agent and (b) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
          “RailAmerica” shall have the meaning assigned to such term in the recitals hereto.
          “Receivables” shall mean (i) all Accounts and (ii) all other rights to payment, whether or not earned by performance, for services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, an Instrument or a General Intangible; provided, however, that with respect to clause (ii), such rights to payment shall not include any rents, revenues, proceeds, issues, profits, royalties, income or other rights to payment arising from any lease, license, occupancy agreement, concession or other use agreement relating to any right, title or interest of any Grantor in any real property or any fixtures, buildings or other improvements of any kind or nature located thereon or attached thereto, whether now owned or hereafter acquired arising as a result of the use of such real estate and not any services provides in connection therewith.
          “Secured Parties” shall mean (i) the Lenders, (ii) the Letter of Credit Issuer, (iii) the Swingline Lender, (iv) the Administrative Agent and the Collateral Agent, (v) each Hedge Bank and Cash Management Bank party to any Secured Hedge Agreement or Secured Cash Management Agreement, and (vi) any successors, indorsees, transferees and assigns of each of the foregoing.
          “Securities Account Control Agreement” shall mean with respect to any Securities Account maintained by any Grantor, an agreement, in form and substance reasonably satisfactory to the Collateral Agent, among such Grantor, an institution maintaining such Grantor’s account, and the Collateral Agent establishing the Collateral Agent’s Control (within the meaning of Section 8-106 of the UCC) with respect to such Securities Account.
          “Securities Accounts” shall mean all “securities accounts,” as such term is defined in Article 8 of the UCC.
          “Security Agreement” shall mean this Security Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

          “Security Interest” shall have the meaning assigned to such term in Section 2.
          “Subsidiary Grantor” shall have the meaning assigned to such term in the recitals hereto.
          “Supporting Obligations” shall mean all “supporting obligations” as such term is defined in Article 9 of the UCC.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          (c) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Security Agreement shall refer to this Security Agreement as a whole and not to any particular provision of this Security Agreement, and Section, subsection and Schedule references are to this Security Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
          (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
          (e) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof
          (f) Unless the context requires otherwise, references to “Lenders” in this Security Agreement shall be deemed to include Cash Management Banks and Hedge Banks parties to Secured Cash Management Agreements and to Secured Hedge Agreements, respectively.
          (g) The Collateral Agent and each Grantor agree that the Perfection Certificate and all descriptions of Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Security Agreement
          2. Grant of Security Interest.
          (a) Each Grantor hereby bargains, sells, conveys, assigns, sets over, pledges, hypothecates and transfers to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in all of the following property now owned or hereafter acquired by such Grantor or in which such Grantor now has or at any time in future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations:
     (i) all Receivables;
     (ii) all Deposit Accounts and Securities Accounts;
     (iii) all General Intangibles (other than (i) any patents, trademarks, copyrights or other intellectual property and (ii) any payment intangibles) relating to any of the foregoing; provided that the Collateral shall include only those rights under any contract relating to or giving rise to any Receivable that are necessary to collect the Receivables or otherwise enforce Collateral Agent’s rights in the Collateral, but shall not include any such contracts in their entirety, it being understood that such contracts shall be part of the Notes Collateral;
     (iv) Supporting Obligations relating to any of the foregoing;
     (v) books and records; and
     (vi) to the extent not otherwise included, all Proceeds of any and all of the foregoing.
          Notwithstanding anything to the contrary contained in clauses (i) through (vii) above, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any Excluded Property.
          (b) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Collateral or any part thereof and amendments or continuations thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner such as “all assets” or “all personal property, whether now owned or hereafter acquired.” Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.
          Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.
          The Security Interests are granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Collateral.

          3. Representations and Warranties.
          Each Grantor hereby represents and warrants to the Collateral Agent and each Secured Party that:
               3.1. Title; No Other Liens. Except for the Security Interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Security Agreement and other Liens permitted by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. Except for Liens created in connection with the Existing Credit Agreement which shall be released in accordance with the terms of the Credit Agreement, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral that evidences a Lien securing any material Indebtedness is on file or of record in any public office, except such as have been filed in favor of the Collateral Agent, for the benefit of the Secured Parties, pursuant to this Security Agreement or are permitted by the Credit Agreement.
               3.2. Perfected First Priority Liens.
          (a) Subject to the limitations set forth in clause (b) of this subsection 3.2, the Security Interests granted pursuant to this Security Agreement (i) will constitute valid perfected Security Interests in the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, as collateral security for the Obligations, upon the filing of all financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing offices and (ii) are prior to all other Liens on the Collateral other than Liens permitted pursuant to Section 10.2 of the Credit Agreement.
          (b) Notwithstanding anything to the contrary herein, each Grantor shall be required to take such actions as may be reasonably requested by the Collateral Agent in good faith to perfect the Security Interests granted by this Security Agreement by any means, including, without limitation, (i) filings pursuant to the Uniform Commercial Codes of the relevant State(s), (ii) the obtaining of Control Agreements over Deposit Accounts and Securities Accounts other than Excluded Accounts, and (iii) delivery of all Instruments that constitute Collateral.
          (c) It is understood and agreed, except as provided in the Credit Agreement, that the Security Interests in Deposit Accounts and Securities Accounts created hereunder shall not prevent the Grantors from using such assets in the ordinary course of their respective businesses.
               3.3. Accounts.
          (a) Schedule 13 to the Perfection Certificate sets forth all of the Deposit Accounts and Securities Accounts constituting Collateral hereunder in which each Grantor has an interest on and as of the Effective Date. Each Grantor is the sole entitlement holder of each such Securities Account and the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Secu-

rities Account that constitute Collateral or securities or other property credited thereto or in any such Deposit Account that constitutes Collateral or any money or other property deposited therein.
          (b) The names of the obligors, amounts owing, due dates and other information with respect to its Accounts are and will be correctly stated in all material respects at the time furnished in all records of such Grantor relating thereto and in all invoices and Borrowing Base Certificates with respect thereto furnished to the Collateral Agent by such Grantor from time to time.
          (c) (i) All Accounts of such Grantor represented by the Borrowers as being Eligible Accounts, except as disclosed (specifically or by exclusion of any such otherwise Eligible Accounts from the Borrowing Base) on the most recent Borrowing Base Certificate, are Eligible Accounts and (ii) to such Grantor’s knowledge, there are no facts, events or occurrences that have not been disclosed to the Collateral Agent which in any way impair the validity or enforceability of Eligible Accounts or could reasonably be expected to reduce the amount payable thereunder as shown on such Grantor’s books and records and any invoices, statements and Borrowing Base Certificates with respect thereto. None of Eligible Accounts constitutes a “payment intangible” as such term is defined in Article 9 of the UCC.
          (d) In addition, with respect to its Accounts represented by the Borrowers as being Eligible Accounts, (i) the amounts shown on all invoices, statements and Borrowing Base Certificates with respect thereto are actually and absolutely owing to such Grantor as indicated thereon and are not in any way contingent; (ii) no payments have been or shall be made thereon except payments promptly delivered to Control Accounts as required pursuant to Section 9.16 of the Credit Agreement; and (iii) to such Grantor’s knowledge, all Account Debtors have the capacity to contract.
               3.4. Instruments.
          Subject to Section 4.5, all of the Instruments constituting part of the Collateral and owned by any Grantor on the date hereof have been delivered to the Collateral Agent duly endorsed in blank or accompanied by instruments of assignment and transfer in form and substance reasonably acceptable to the Collateral Agent.
               3.5. Letters of Credit.
          To the extent that Grantors are the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument in respect of the payment of an Account as of the date hereof, Grantors have complied with the terms of Section 4.6. The provisions of this Section 3.5 apply only to such letter of credit rights to the extent such rights constitute part of the Collateral.
          4. Covenants.
          Each Grantor hereby covenants and agrees with the Collateral Agent and the Secured Parties that, from and after the date of this Security Agreement until the Final Date:

               4.1. Maintenance of Perfected Security Interest; Further Documentation.
          (a) Such Grantor shall maintain the Security Interest created by this Security Agreement as a perfected Security Interest having at least the priority described in subsection 3.2 and shall defend such Security Interest against the claims and demands of all Persons whomsoever, in each case subject to subsection 3.2(b).
          (b) Such Grantor will furnish to the Collateral Agent and the Lenders from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request.
          (c) Subject to clause (d) below and subsection 3.2(b), each Grantor agrees that at any time and from time to time, at the reasonable request of the Collateral Agent, at the expense of such Grantor, it will execute any and all further documents, financing statements, agreements and instruments, and take all such further reasonable actions (including the filing and recording of financing statements and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order (x) to grant, preserve, protect and perfect the validity and priority of the Security Interests created or intended to be created hereby or (y) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, including the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Security Interests created hereby, all at the expense of such Grantor.
          (d) Notwithstanding anything in this subsection 4.1 to the contrary, (i) with respect to any assets acquired by any Grantor after the date hereof that are required by the Credit Agreement to be subject to the Lien created hereby or (ii) with respect to any Person that, subsequent to the date hereof, becomes a Subsidiary of either Borrower that is required by the Credit Agreement to become a party hereto, the relevant Grantor after the acquisition or creation thereof shall promptly take all actions required by the Credit Agreement or this subsection 4.1.
               4.2. Changes in Locations, Name, Etc. Each Grantor will furnish to the Collateral Agent promptly (and in any event within 30 days of such change) a written notice of any change (i) in its legal name, (ii) in its jurisdiction of incorporation or organization, (iii) in the location of its chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it (including the establishment of any such new office), (iv) in its identity or type of organization or (v) in its Federal Taxpayer Identification Number or organizational identification number. Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made or will have been made within any applicable statutory period under the UCC that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and, to the extent required by this Security Agreement, perfected security interest in all the Collateral. Each Grantor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this paragraph.

               4.3. Notices. Each Grantor will advise the Collateral Agent and the Lenders promptly, in reasonable detail, of any Lien of which it has knowledge (other than the Security Interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect, in any material respect, the ability of the Collateral Agent to exercise any of its remedies hereunder.
               4.4. Control Accounts.
          (a) Each Grantor shall comply in all respects with Section 9.16 of the Credit Agreement; and
          (b) No Grantor shall grant “control” (within the meaning of such term under Article 9-106 of the UCC) over any Deposit Accounts or Securities Accounts constituting Collateral hereunder to any Person other than the Collateral Agent or its nominee.
               4.5. Instruments. If any Grantor acquires any Instruments constituting part of the Collateral, such Grantor shall forthwith deliver to the Collateral Agent such Instruments, duly endorsed in blank or accompanied by instruments of assignment and transfer in form and substance reasonably acceptable to the Collateral Agent; provided that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course any Instruments received by such Grantor in the ordinary course of business and the Collateral Agent shall, promptly upon request of such Grantor, make appropriate arrangements for making any Instrument delivered by such Grantor available to such Grantor for purposes of presentation, collection or renewal.
               4.6. Letters of Credit. In the event that any Grantor shall be entitled to or shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, such Grantor shall promptly notify Collateral Agent thereof in writing. Such Grantor shall immediately, as Collateral Agent may specify, either (i) deliver, or cause to be delivered to Collateral Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Collateral Agent, consenting to the assignment of the proceeds of the letter of credit to Collateral Agent by such Grantor and agreeing to make all payments thereon directly to Collateral Agent or as Collateral Agent may otherwise direct or (ii) cause Collateral Agent to become, at Grantors’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be). The provisions of this Section 4.6 apply only to such letter of credit rights to the extent such rights constitute part of the Collateral.
          5. Remedial Provisions.
               5.1. Certain Matters Relating to Accounts.
          (a) The Collateral Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may rea-

sonably require in connection with such test verifications; provided, however, the Collateral Agent shall be limited to two such examinations per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (b) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Accounts in the manner specified in Section 9.16 of the Credit Agreement and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required in writing by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Accounts, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly endorsed by such Grantor to the Collateral Agent if required, in the Concentration Account maintained under the sole dominion and control of and on terms and conditions reasonably satisfactory to the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided hereunder and in the Credit Agreement, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.
          (c) At the Collateral Agent’s reasonable request during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Eligible Accounts, including all original orders, invoices and shipping receipts.
          (d) A Grantor shall not grant any extension of the time of payment of any of the Accounts, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any person liable for the payment thereof, or allow any credit or discount whatsoever thereon except in the ordinary course of business unless an Event of Default shall have occurred and is continuing and the Collateral Agent shall have instructed the Grantors not to grant or make any such extension, credit, discount, compromise, or settlement under any circumstances during the continuance of such Event of Default.
               5.2. Communications with Account Debtors; Grantors Remain Liable.
          (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default, communicate with Account Debtors under the Accounts to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Accounts. The Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.
          (b) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify Account Debtors on the Accounts that the Accounts have been assigned to the Collateral Agent for the benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent. In addition, the Collateral Agent may at any time during the continuance of an Event of Default (A) enforce such Grantor’s rights against such Account Debtors and (B) notify, or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in such Accounts and any Supporting Obligation.
          (c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
               5.3. Proceeds to Be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in subsection 5.1 with respect to payments of Accounts, if an Event of Default shall occur and be continuing and the Collateral Agent so requires by notice in writing to the relevant Grantor (it being understood that the exercise of remedies by the Collateral Agent for the Secured Parties in connection with an Event of Default under Section 11.5 of the Credit Agreement shall be deemed to constitute a request by the Collateral Agent for the purposes of this sentence and in such circumstances, no such written notice shall be required), all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in an account maintained under its sole dominion and control (a “Collateral Account”) and on terms and conditions reasonably satisfactory to the Collateral Agent. All Proceeds while held by the Collateral Agent in such Collateral Account (or by such Grantor in trust for the Collateral Agent and the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in subsection 5.4.
               5.4. Application of Proceeds. The proceeds received by the Collateral Agent of any collection or sale of the Collateral as well as any Collateral consisting of cash, at any time after receipt shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement. Upon any sale of the Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
               5.5. Code and Other Remedies. If an Event of Default shall occur and be continuing the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the UCC or any other applicable law and also may without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such price or prices and upon such other terms as are commercially reasonable irrespective of the impact of any such sales on the market price of the Collateral. The Collateral Agent shall be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers of Collateral to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and, upon consummation of any such sale, the Collateral Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent or any Secured Party shall have the right upon any such public sale, and, to the extent permitted by law, upon any such private sale, to purchase the whole or any part of the Collateral so sold, and the Collateral Agent or such Secured Party may subject to (x) the satisfaction in full in cash of all payments due pursuant to the Credit Agreement, and (y) the ratable satisfaction of the Obligations in accordance with the Credit Agreement pay the purchase price by crediting the amount thereof against the Obligations. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. To the extent permitted by law, each Grantor hereby waives any claim against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price that might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this subsection 5.5 in accordance with the provisions of subsection 5.4.
               5.6. Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obliga-

tions and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.
               5.7. Amendments, Etc. with Respect to the Obligations; Waiver of Rights. Each Grantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Grantor and without notice to or further assent by any Grantor, (a) any demand for payment of any of the Obligations made by the Collateral Agent or any other Secured Party may be rescinded by such party and any of the Obligations continued, (b) the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Collateral Agent or any other Secured Party, (c) the Credit Agreement, the other Credit Documents, the Letters of Credit and any other documents executed and delivered in connection therewith and the Secured Hedge Agreements, Secured Cash Management Agreements and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, and (d) any collateral security, guarantee or right of offset at any time held by the Collateral Agent or any other Secured Party for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Obligations or for this Security Agreement or any property subject thereto. When making any demand hereunder against any Grantor, the Collateral Agent may, but shall be under no obligation to, make a similar demand on the Borrowers or any Grantor or grantor, and any failure by the Collateral Agent to make any such demand or to collect any payments from the Borrowers or any Grantor or grantor or any release of the Borrowers or any Grantor or grantor shall not relieve any Grantor in respect of which a demand or collection is not made or any Grantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Collateral Agent or any other Secured Party against any Grantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.
          6. The Collateral Agent.
               6.1. Collateral Agent’s Appointment as Attorney-in-Fact, Etc.
          (a) Each Grantor hereby appoints, which appointment is irrevocable and coupled with an interest, effective upon and during occurrence of an Event of Default, the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, for the purpose of carrying out the terms of this Security Agreement and the other Security Documents, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Security Agreement and the other Security Documents, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, either in the Collateral Agent’s name or in the name of such Grantor or otherwise, without assent by such Grantor, to do any or all of the following, in each case after and during the occurrence of an Event of Default and after written notice by the Collateral Agent of its intent to do so:
     (i) take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Eligible Account or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Eligible Account or with respect to any other Collateral whenever payable;
     (ii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral;
     (iii) execute, in connection with any sale provided for in subsection 5.5 or in any other Security Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;
     (iv) direct any party liable for any payment under any of the Collateral or to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct;
     (v) ask or demand for, collect and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral;
     (vi) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral;
     (vii) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral;
     (viii) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral;
     (ix) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate (with such Grantor’s consent to the extent such action or its resolution could materially affect such Grantor or any of its Affiliates in any manner other than with respect to its continuing rights in such Collateral);
     (x) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ Security Interests therein and to effect the intent of this Security Agreement or the other Security Documents, all as fully and effectively as such Grantor might do.
Anything in this subsection 6.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this subsection 6.1(a) unless an Event of Default shall have occurred and is continuing.
          (b) If any Grantor fails to perform or comply with any of its agreements contained herein or in any other Security Document, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.
          (c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this subsection 6.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.
          (d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Security Agreement are coupled with an interest and are irrevocable until this Security Agreement is terminated and the Security Interests created hereby are released.
               6.2. Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder or pursuant to the other Security Documents are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder or pursuant to the other Security Documents, except for their own gross negligence or willful misconduct.

               6.3. Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Security Agreement or the other Security Documents with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Security Agreement or the other Security Documents shall, as between the Collateral Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
               6.4. Security Interest Absolute. All rights of the Collateral Agent hereunder and under the other Security Documents, the security interest and all obligations of the Grantors hereunder and under the other Security Documents shall be absolute and unconditional.
               6.5. Continuing Security Interest; Assignments Under the Credit Agreement; Release.
          (a) This Security Agreement and the other Security Documents shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Grantor and the successors and assigns thereof and shall inure to the benefit of the Collateral Agent and the other Secured Parties and their respective successors, indorsees, transferees and assigns until the Final Date, notwithstanding that from time to time during the term of the Credit Agreement and any Secured Hedge Agreement or Secured Cash Management Agreement the Credit Parties may be free from any Obligations.
          (b) A Subsidiary Grantor shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Subsidiary Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Subsidiary Grantor ceases to be a Subsidiary Guarantor of RailAmerica.
          (c) Upon any sale or other transfer by any Grantor of any Collateral that is not prohibited under the Credit Agreement (other than any such sale or other transfer to another Grantor), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.1 of the Credit Agreement, the Security Interest in such Collateral shall be automatically released and such Collateral sold free and clear of the Lien and Security Interests created hereby.
          (d) In connection with any termination or release pursuant to paragraph (a), (b) or (c), the Collateral Agent shall execute and deliver to any Grantor, at such Grantor’s reasonable expense, all documents that such Grantor shall reasonably request to evidence such termination or release in form and substance reasonably satisfactory to the Collateral Agent. Any execution and delivery of documents pursuant to this subsection 6.5 shall be without recourse to or warranty by the Collateral Agent.

               6.6. Reinstatement. This Security Agreement and the other Security Documents shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Borrower or any other Credit Party, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, either Borrower or any other Credit Party or any substantial part of its property, or otherwise, all as though such payments had not been made.
          7. Collateral Agent as Agent.
          (a) Citicorp North America, Inc. has been appointed to act as Collateral Agent under the Credit Agreement by the Lenders and, by their acceptance of the benefits hereof and the other Security Documents, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder and under the other Security Documents, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Collateral), solely in accordance with this Security Agreement, the other Security Documents, the Credit Agreement and the Intercreditor Agreement, provided that, except as otherwise expressly provided in the Credit Agreement or the other Credit Documents, the Collateral Agent shall exercise, or refrain from exercising, any remedies provided for herein, including in Section 5, in accordance with the instructions of Required Lenders. In furtherance of the foregoing provisions of this subsection 7(a), each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder or pursuant to the other Security Documents, may be exercised solely by the Collateral Agent for the benefit of the Lenders and Secured Parties in accordance with the terms of this subsection 7(a).
          (b) The Collateral Agent shall at all times be the same Person that is the Collateral Agent under the Credit Agreement. Written notice of resignation by the Collateral Agent pursuant to subsection 12.6 of the Credit Agreement shall also constitute notice of resignation as Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents; removal of the Collateral Agent shall also constitute removal as Collateral Agent, as the case may be, under this Security Agreement or the other Security Documents; and appointment of a successor Collateral Agent pursuant to subsection 12.6 of the Credit Agreement shall also constitute appointment of a successor Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents. Upon the acceptance of any appointment as Collateral Agent under subsection 12.6 of the Credit Agreement by a successor Collateral Agent, as the case may be, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent, as the case may be, under this Security Agreement and the other Security Documents, and the retiring or removed Collateral Agent, as applicable, under this Security Agreement and the other Security Documents shall promptly (i) transfer to such successor Collateral Agent all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Security Agreement and the other Security Documents, and (ii) exe-

cute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the Security Interests created hereunder, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Security Agreement and the other Security Documents. After any retiring or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Security Agreement and the other Security Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Security Agreement and the other Security Documents while it was Collateral Agent hereunder.
          (c) The Collateral Agent shall not be deemed to have any duty whatsoever with respect to any Secured Party that is a counterparty to a Hedge Agreement or Cash Management Agreement the obligations under which constitute Obligations, until it shall have received written notice in form and substance reasonably satisfactory to the Collateral Agent from a Grantor or any such Secured Party as to the existence and terms of the applicable Hedge Agreement or Cash Management Agreement.
          8. Miscellaneous.
               8.1. Amendments in Writing. None of the terms or provisions of this Security Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Grantor and the Collateral Agent in accordance with Section 13.1 of the Credit Agreement.
               8.2. Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to any Subsidiary Grantor shall be given to it in care of RailAmerica at RailAmerica’s address set forth in Section 13.2 of the Credit Agreement.
               8.3. No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to subsection 8.1 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
               8.4. Enforcement Expenses; Indemnification.
          (a) To the extent the Borrowers would be required to do so pursuant to Sec-

tion 13.5 of the Credit Agreement, each Grantor agrees to pay any and all expenses (including all reasonable fees and disbursements of counsel) that may be paid or incurred by any Secured Party in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Grantor under this Security Agreement or any other Security Document.
          (b) To the extent the Borrowers would be required to do so pursuant to Section 13.5 of the Credit Agreement, each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Security Agreement or any other Security Document.
          (c) Each Grantor agrees to pay, and to save the Collateral Agent and the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Security Agreement or any other Security Document to the extent the Borrowers would be required to do so pursuant to subsection 13.5 of the Credit Agreement.
          (d) The agreements in this subsection 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Credit Documents.
               8.5. Successors and Assigns. The provisions of this Security Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Grantor may assign, transfer or delegate any of its rights or obligations under this Security Agreement except pursuant to a transaction permitted by the Credit Agreement.
               8.6. Counterparts. This Security Agreement may be executed by one or more of the parties to this Security Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Security Agreement signed by all the parties shall be lodged with the Collateral Agent and RailAmerica.
               8.7. Severability. Any provision of this Security Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

               8.8. Section Headings. The Section headings used in this Security Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
               8.9. Integration. This Security Agreement, together with the other Credit Documents, represents the agreement of each of the Grantors with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
               8.10. GOVERNING LAW. THIS SECURITY AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
               8.11. Submission to Jurisdiction Waivers. Each Grantor hereby irrevocably and unconditionally:
     (a) submits for itself and its property in any legal action or proceeding relating to this Security Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;
     (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
     (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in subsection 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;
     (d) agrees that nothing herein shall affect the right of the Collateral Agent or any other Secured Party to effect service of process in any other manner permitted by law or shall limit the right of the Collateral Agent or any Secured Party to sue in any other jurisdiction; and
     (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection 8.11 any special, exemplary, punitive or consequential damages.
               8.12. Acknowledgments. Each Grantor hereby acknowledges that:

     (a) it has been advised by counsel in the negotiation, execution and delivery of this Security Agreement and the other Credit Documents to which it is a party;
     (b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Security Agreement or any of the other Credit Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
     (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders and any other Secured Party or among the Grantors and the Lenders and any other Secured Party.
               8.13. Additional Grantors. Each Subsidiary of the Borrowers that is required to become a party to this Security Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor herein, for all purposes of this Agreement upon execution and delivery by such Subsidiary of a Supplement substantially in the form of Annex 1 hereto. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Security Agreement.
               8.14. Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Security Agreement with respect to the Collateral, the terms of the Intercreditor Agreement shall govern and control.
               8.15. WAIVER OF JURY TRIAL. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SECURITY AGREEMENT, ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

          IN WITNESS WHEREOF, each of the undersigned has caused this Security Agreement to be duly executed and delivered as of the date first above written.

RAILAMERICA, INC.
By:
Name:
Title:

RAILAMERICA TRANSPORTATION CORP.
By:
Name:
Title:

[Security Agreement Signature Page 1]

SUBSIDIARY GRANTORS:
[                                        ]
Executing this Agreement on behalf of and so as to
bind each of the persons named above under the
caption “Subsidiary Grantors”

By:

Name:
Title:
[Security Agreement Signature Page 2]

CITICORP NORTH AMERICA, INC., AS COLLATERAL AGENT
By:
Name:
Title:

[Security Agreement Signature Page 3]

ANNEX A TO THE
SECURITY AGREEMENT
SUBSIDIARY GRANTORS

STATE OF
NAME OF COMPANY	INCORPORATION
A. & R. Line, Inc.	Indiana
Alabama & Gulf Coast Railway LLC	Delaware
Arizona & California Railroad Company	Delaware
Bauxite & Northern Railway Company	Arkansas
California Northern Railroad Company	Delaware
Cascade and Columbia River Railroad Company	Delaware
Central Oregon & Pacific Railroad, Inc.	Delaware
Central Railroad Company of Indiana, The	Indiana
Central Railroad Company of Indianapolis	Indiana
Connecticut Southern Railroad, Inc.	Delaware
Dallas, Garland & Northeastern Railroad, Inc.	Texas
Eastern Alabama Railway, Inc.	Alabama
Huron and Eastern Railway Company, Inc.	Michigan
Indiana & Ohio Rail Corp.	Delaware
Indiana & Ohio Railway Company	Delaware
Indiana Southern Railroad, Inc.	Delaware
Kiamichi Railroad Company L.L.C.	Delaware
Kyle Railroad Company	Kansas
Kyle Railways Inc.	Delaware
Massena Terminal Railroad Company, The	New York
Mid-Michigan Railroad, Inc.	Michigan
Missouri & Northern Arkansas Railroad Company, Inc.	Kansas
New England Central Railroad, Inc.	Delaware
New StatesRail Holdings, Inc.	Delaware
North Carolina & Virginia Railroad Company, Inc.	Virginia
Otter Tail Valley Railroad Company, Inc.	Minnesota
Palm Beach Rail Holding, Inc.	Delaware
Point Comfort & Northern Railway Company	Texas
Puget Sound & Pacific Railroad	Delaware
RailAmerica Contract Switching Services, Inc.	Delaware
RailAmerica Equipment Corp.	Delaware
RailAmerica Intermodal Services, Inc.	Delaware
RailAmerica Operations Shared Services, Inc., f/k/a/ American Rail Dispatching Center, Inc.	Delaware
RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.	Delaware
RailTex, Inc.	Texas
Rockdale, Sandow & Southern Railroad Company	Texas
San Diego & Imperial Valley Railroad Company, Inc.	California
San Joaquin Valley Railroad Co.	California
San Pedro Trails, Inc.	Arizona
South Carolina Central Railroad Company, Inc.	South Carolina
South East Rail, Inc.	Delaware
StatesRail II Railroad Corp.	Delaware
StatesRail, Inc.	Delaware

Annex A-1

STATE OF
NAME OF COMPANY	INCORPORATION
Toledo, Peoria & Western Railway Corp.	Delaware
Ventura County Railroad Company	Delaware
•	Notice Address for All Grantors
RailAmerica, Inc.
7411 Fullerton Street, Suite 300
Jacksonville, FL 32256
Attention: General Counsel
Telephone: (904) 538-6329
Facsimile: (904) 538-6453
with a copy to:
Fortress Investment Group LLC
1345 Avenue of the Americas
New York, New York 10105
Attention: R. Nardone
Telecopy: (212) 798-6120

ANNEX 1 TO THE
SECURITY AGREEMENT
     SUPPLEMENT NO. [ ] dated as of [                    ], to the Security Agreement dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually a “Borrower”), each subsidiary of the Borrowers listed on Annex A thereto (each such subsidiary individually a “Subsidiary Grantor” and, collectively, the “Subsidiary Grantors”; the Subsidiary Grantors and the Borrowers are referred to collectively herein as the “Grantors”), CITICORP NORTH AMERICA, INC., as Collateral Agent (in such capacity, the “Collateral Agent”) for the lenders (the “Lenders”) from time to time parties to the Credit Agreement referred to below.
          A. Reference is made to (a) the Credit Agreement dated as of June 23, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, the Lenders and the Administrative Agent and (b) the Guarantee dated as of June 23, 2009 (as amended, supplemented or otherwise modified from time to time, the “Guarantee”), among the Subsidiary Guarantors party thereto and the Collateral Agent.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement.
          C. The Grantors have entered into the Security Agreement in order to induce the Administrative Agent, the Lenders and the Letter of Credit Issuer to enter into the Credit Agreement and to induce the Lenders and the Letter of Credit Issuer to make their respective Extensions of Credit to the Borrowers under the Credit Agreement and to induce one or more Lenders or affiliates of Lenders to enter into Hedge Agreements with the Borrowers.
          D. Section 9.10 of the Credit Agreement and Section 8.13 of the Security Agreement provide that each Subsidiary of the Borrowers that is required to become a party to the Security Agreement pursuant to Section 9.10 of the Credit Agreement shall become a Grantor, with the same force and effect as if originally named as a Grantor therein, for all purposes of the Security Agreement upon execution and delivery by such Subsidiary of an instrument in the form of this Supplement. Each undersigned Subsidiary (each a “New Grantor”) is executing this Supplement in accordance with the requirements of the Security Agreement to become a Subsidiary Grantor under the Security Agreement in order to induce the Lenders and the Letter of Credit Issuer to make additional Extensions of Credit and as consideration for Extensions of Credit previously made.
          Accordingly, the Collateral Agent and the New Grantors agree as follows:
          SECTION 1. In accordance with subsection 8.13 of the Security Agreement, each New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and each New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the fore-

Annex 1-1

going, each New Grantor, as security for the payment and performance in full of the Obligations, does hereby bargain, sell, convey, assign, set over, pledge, hypothecate and transfer to the Collateral Agent, for the benefit of the Secured Parties, and hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such New Grantor, in each case whether now or hereafter existing or in which it now has or hereafter acquires an interest. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is hereby incorporated herein by reference.
          SECTION 2. Each New Grantor represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 3. This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A copy of this Supplement signed by all the parties shall be lodged with the Collateral Agent and the Borrowers. This Supplement shall become effective as to each New Grantor when the Collateral Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of such New Grantor and the Collateral Agent.
          SECTION 4. Each New Grantor hereby represents and warrants that set forth on Schedule I attached hereto is (i) the legal name of such New Grantor, (ii) the jurisdiction of incorporation or organization of such New Grantor, (iii) the true and correct location of the chief executive office and principal place of business and any office in which it maintains books or records relating to Collateral owned by it, (iv) the identity or type of organization or corporate structure of such New Grantor and (v) the Federal Taxpayer Identification Number and organizational number of such New Grantor.
          SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
          SECTION 6. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and in the Security Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 8. All notices, requests and demands pursuant hereto shall be made in

Annex 1-2

accordance with Section 13.2 of the Credit Agreement. All communications and notices hereunder to each New Grantor shall be given to it in care of RailAmerica at RailAmerica’s address set forth in Section 13.2 of the Credit Agreement.
          SECTION 9. Each New Grantor agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

Annex 1-3

          IN WITNESS WHEREOF, each New Grantor and the Collateral Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]
By:
Name:
Title:

CITICORP NORTH AMERICA, INC., AS COLLATERAL AGENT
By:
Name:
Title:

Annex 1-4

SCHEDULE I
TO THE SUPPLEMENT NO. __ TO THE
SECURITY AGREEMENT
COLLATERAL

Legal Name	Jurisdiction of Incor-	Location of Chief	Type of	Federal Taxpayer
	poration or Organi-	Executive Office	Organization or Cor-	Identification Num-
	zation	and Principal	porate	ber and Organiza-
		Place of Business	Structure	tional Identification
Number

Sched. I-1

EXHIBIT G
[FORM OF]
LETTER OF CREDIT REQUEST
Dated (1)
To: Citicorp North America, Inc., as Administrative Agent and Citibank, N.A., as Letter of Credit Issuer under the Credit Agreement (as amended, modified or supplemented from time to time, the “Credit Agreement”), dated as of June 23, 2009, among RailAmerica, Inc., a Delaware corporation (“RailAmerica”), RailAmerica Transportation Corp., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the Letter of Credit Issuer party thereto from time to time, the Administrative Agent and the Collateral Agent.
390 Greenwich Street
New York, New York 10013
Attention: Kerine Black
Ladies and Gentlemen:
     The undersigned hereby requests that the Letter of Credit Issuer issue a Letter of Credit on                     2 (the “Date of Issuance”) in the aggregate stated amount of                     3 in Dollars.
     For purposes of this Letter of Credit Request, unless otherwise defined, all capitalized terms used herein that are defined in the Credit Agreement shall have the respective meanings provided therein.
     The beneficiary of the requested Letter of Credit will be                     4, and such Letter of Credit will be in support of                     5 and will have a stated termination date of                     6.

[1]	Date of standby Letter of Credit Request (at least five Business Days prior to Date of Issuance or such lesser number of Business Days as may be agreed by the Administrative Agent and such Letter of Credit Issuer).

[2]	Date of Issuance.

[3]	Aggregate initial stated amount of Letter of Credit.

[4]	Insert name and address of beneficiary.

     The undersigned hereby certifies that:
     (a) All representations and warranties made by any Credit Party contained in the Credit Agreement or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the Date of Issuance (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date).
     (b) No Default or Event of Default has occurred and is continuing as of the date hereof nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.
     (c) The Letter of Credit requested herein is being issued in accordance with, and will not violate, the requirements of Section 3.1(b) of the Credit Agreement.
          Copies of all documentation with respect to the supported transaction are attached hereto.
[Remainder of page intentionally left blank]
[Signature Page Follows]

Footnote continued from previous page.

[5]	Insert description of supported obligations and name of agreement to which it relates, if any.

[6]	Insert last date upon which drafts may be presented.

[RAILAMERICA, INC., as a Borrower]
By:
Name:
Title:

[RAILAMERICA TRANSPORTATION CORP., as a Borrower]
By:
Name:
Title:

Exhibit H-1
June 23, 2009
Citicorp North America, Inc.,
as Administrative Agent and Collateral Agent
1615 Brett Road, OPS 111
New Castle, Delaware 19720
and
The Lenders party to the Credit Agreement referred to below
          Re:     RailAmerica, Inc. and RailAmerica Transportation Corp.
Ladies and Gentlemen:
          We have acted as special counsel to RailAmerica, Inc., a Delaware corporation (“RailAmerica”) and RailAmerica Transportation Corp., a Delaware corporation (“RATC” together with RailAmerica, the “Borrowers”) and the Subsidiary Guarantors (as defined in the Credit Agreement), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of June 23, 2009 (the “Credit Agreement”), between Borrowers, the lenders party thereto (the “Lenders”), Citicorp North America, Inc., as administrative agent for the Lenders (in such capacity, the “Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”) and certain other agreements, instruments and documents related to the Credit Agreement.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Opinion Parties and their officers and other representatives and of public officials, including the facts set forth therein.
          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (a) the Credit Agreement;
          (b) the Security Agreement, dated as of the date hereof, made by each of the Borrowers and the Subsidiary Guarantors in favor of the Collateral Agent for the Secured Parties (the “Security Agreement”);
          (c) the Guarantee, dated as of the date hereof, made by each of the Borrowers and the Subsidiary Guarantors in favor of the Collateral Agent for the Secured Parties (the “Guarantee”);
          (d) the Intercreditor Agreement, dated as of the date hereof, by and between each of the Borrowers, the Subsidiary Guarantors, the Collateral Agent and U.S. Bank National Association (the “Intercreditor Agreement”);
          (e) the certificate of Scott G. Williams, Senior Vice President and General Counsel of RailAmerica, dated the date hereof, a copy of which is attached as Exhibit A hereto (the “Company’s Certificate”);
          (f) certified copies of the certificates listed on Schedule 3 (collectively, the “Certificates of Organization”);
          (g) certified copies of the By-laws or Limited Liability Company Agreements listed on Schedule 4 (collectively, the “Governing Documents” and together with the Certificates of Organization, the “Organizational Documents”);
          (h) copy of: (i) certain resolutions of the Board of Directors of RailAmerica adopted on June 17, 2009, (ii) certain resolutions of the Board of Directors of RATC adopted on June 17, 2009 and (iii) certain resolutions of the Board of Directors or written consents of the managers, as applicable, of the Subsidiary Guarantors adopted on June 17, 2009;
          (i) certificates of good standing listed on Schedule 5 (the “Good Standing Certificates”);
          (j) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
We express no opinion as to the laws of any jurisdiction other than (i) the Applicable Laws of the State of New York, (ii) the Applicable Laws of the United States of America (including, without limitation, Regulations T, U and X of the Federal Reserve Board), (iii) the General Corporation Law of the State of California, (iv) the General Corporation Law of the State of Delaware (“DGCL”), (v) the Delaware Limited Liability Company Act (“DLLCA”) and (vi) the Texas Business Corporation Act (“TBCA”). In addition, we express no opinion with respect to any law of the States of Alabama, Arizona, Arkansas, Indiana, Kansas, Michigan, Minnesota and South Carolina and the Commonwealth of Virginia or (iii) federal, state or local laws, rules or regulations that might be implicated by reason of the direct or indirect ownership, leasing and/or operation of any rail or railroad, any business with respect to the railroad industry or any other specifi-

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

cally regulated activities or transactions of any Transaction Agreement Party or any other entity or the effect of any of the foregoing on the opinions herein stated.
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Credit Agreement. The Credit Agreement, the Security Agreement, the Intercreditor Agreement and the Guarantee shall hereinafter be referred to collectively as the “Transaction Agreements.” “Applicable Laws” shall mean those laws, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Transaction Agreements, without our having made any special investigation as to the applicability of any specific law, rule or regulation, and which are not the subject of a specific opinion herein referring expressly to a particular law or laws. “Applicable Orders” means those judgments, orders and decrees identified on Schedule 6 hereto. “Applicable Contracts” means those agreements and instruments identified on Schedule 7 hereto. “Governmental Approval” means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority pursuant to the Applicable Laws of the State of New York or the Applicable Laws of the United States of America. The “Subsidiary Guarantors” shall mean collectively, those entities listed on Schedule 1 attached hereto. The entities listed on rows 1 and 2 of Schedule 1 are referred to herein as the “California Corporations”. The entities listed on rows 3 and 12 of Schedule 1 are referred to herein as the “Delaware Limited Liability Companies”. RailAmerica, RATC and the entities listed on rows 4-11 and 13-27 of Schedule 1 are referred to herein as the “Delaware Corporations”. The Delaware Limited Liability Companies and Delaware Corporations are collectively referred to herein as the “Delaware Entities”. The entity listed on row 28 is referred to herein as the “New York Corporation”. The entity listed on row 29 is referred to herein as “Point Comfort”. The entities listed on rows 30-32 are referred to herein as the “Texas State Certificate Guarantors” and, together with Point Comfort, the “Texas Corporations”. The entities listed on rows 33-45 are referred to herein as the “Remaining Subsidiary Guarantors”. The California Corporations, the Delaware Limited Liability Companies, the Delaware Corporations, the New York Corporation and the Texas Corporations shall be referred to herein collectively as the “Opinion Parties”. The Borrowers and the Subsidiary Guarantors shall be referred to herein collectively as the “Transaction Agreement Parties”.
          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          1. Based solely on our review of the Good Standing Certificates: the California Corporations are validly existing and in good standing under the Applicable Laws of the State of California as of June 22, 2009; the Delaware Limited Liability Companies are validly existing and in good standing under the DLLCA; the Delaware Corporations are validly existing and in good standing under the DGCL; the New York Corporation is validly existing and in good standing under the Applicable Laws of the State of New York as of June 22, 2009; the Texas State Certificate Guarantors are validly existing and in good standing under the TBCA as of June 22, 2009; and Point Comfort is active under the laws of the State of Texas as of June 22, 2009.
          2. RailAmerica has the status set forth in Schedule 2 hereto set forth opposite the jurisdictions listed therein.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          3. Each of the Opinion Parties has the corporate or limited liability company power and authority, as applicable, to execute, deliver and perform all of its obligations under each of the Transaction Agreements to which it is a party under the Applicable Laws of State of California, the DLLCA, the DGCL, the Applicable Laws of State of New York and the Applicable Laws of State of Texas, as applicable. The execution and delivery of each of the Transaction Agreements by each Opinion Party which is a party thereto and the consummation by such Opinion Parties of the transactions contemplated thereby have been duly authorized by all requisite corporate or limited liability company action on the part of such Opinion Parties under the Applicable Laws of State of California, the DLLCA, the DGCL, the Applicable Laws of State of New York and the Applicable Laws of State of Texas, as applicable. Each of the Transaction Agreements has been duly executed and delivered by each of the Opinion Parties that are a party thereto under the Applicable Laws of State of California, the DLLCA, the DGCL, the Applicable Laws of State of New York and the Applicable Laws of State of Texas, as applicable.
          4. Each of the Transaction Agreements constitutes the valid and binding obligation of each of the Transaction Agreement Parties that is a party thereto enforceable against such Transaction Agreement Parties in accordance with their respective terms under the Applicable Laws of the State of New York.
          5. Neither the execution, delivery or performance by each of the Transaction Agreement Parties of the Transaction Agreements to which it is a party nor the compliance by each of the Transaction Agreement Parties with the terms and provisions thereof will contravene any provision of any Applicable Law of the State of New York or any Applicable Law of the United States of America.
          6. The execution and delivery of the Credit Agreement and the making and maintaining of the Loans (as defined in the Credit Agreement) thereunder by each of the Opinion Parties will not violate such Opinion Party’s Organizational Documents.
          7. The execution, delivery and performance of the Credit Agreement and the making and maintaining of the Loans thereunder will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          8. The execution, delivery and performance of the Credit Agreement and the making and maintaining of the Loans thereunder will not violate the terms and provisions of that certain Indenture dated June 23, 2009 by RailAmerica, Inc. and the Subsidiary Guarantors in favor of U.S. Bank National Association, as Indenture Trustee and Collateral Agent.
          9. The execution and delivery of the Transaction Agreements and the making and maintaining of the Loans and the consummation by each of the Opinion Parties of the transactions contemplated thereby will not (i) constitute a violation of, or a breach or default under, the terms of any Applicable Contract or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. We do not express any opinion, however, as to whether the execution, delivery or performance by the Opinion Parties of each of the Transaction Documents will constitute a violation of, or a default under, any covenant, restriction or provi-

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

sion with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Opinion Parties.
          10. No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required in connection with, the execution or delivery of any of the Transaction Agreements by each of the Transaction Agreement Parties that is a party thereto or the enforceability of any of the Transaction Agreements against each of the Transaction Agreement Parties that is a party thereto.
          11. Each of the Transaction Agreement Parties are not and, solely after giving effect to the loans made pursuant to the Transaction Agreements, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
          Our opinions are subject to the following assumptions, limitations and qualifications:
          (a) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);
          (b) we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement (other than the Transaction Agreement Parties to the extent expressly set forth herein) enforceable against such other party in accordance with its terms;
          (c) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or non-compliance of any party (other than the Transaction Agreement Parties to the extent expressly set forth herein) to the Transaction Agreements with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of any party (other than the Transaction Agreement Parties to the extent expressly set forth herein);
          (d) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Transaction Agreements which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);
          (e) we express no opinion on the enforceability of any provision in a Transaction Agreement purporting to prohibit, restrict or condition the assignment of rights under such Transaction Agreement to the extent such restriction on assignability is governed by the Uniform Commercial Code;
          (f) we express no opinion as to the enforceability of Section 7 of the Guarantee to the extent that the same provides that the obligations of the Borrowers or the Subsidiary Guarantors are absolute and unconditional irrespective of the value, genuineness, regularity or enforceability of such Transaction Agreement or the effect thereof on the opinions herein stated;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (g) we express no opinion as to the enforceability of any section of the Credit Agreement or Security Agreement other than in the courts of New York state to the extent it purports to waive any objection a person may have that a suit, action or proceeding has been brought in an inconvenient forum or a forum lacking subject matter jurisdiction;
          (h) we have assumed that all conditions precedent contained in Section 6 of the Credit Agreement, which conditions require the delivery of documents, evidence or other items satisfactory in form, scope and/or substance to the Administrative Agent or the satisfaction of which is otherwise in the discretion or control of the Administrative Agent have been, or contemporaneously with the delivery hereof will be, fully satisfied, waived or deferred;
          (i) to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions of the Transaction Agreements, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. CPLR 327(b) (McKinney 2001) and is subject to the qualifications that such enforceability may be limited by public policy considerations of any jurisdiction, other than the courts of the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought;
          (j) our opinion is subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights;
          (k) in rendering the opinions expressed below we have also assumed, without independent investigation or verification of any kind, that the choice of New York law to govern the Transaction Documents, which are stated therein to be governed thereby, is legal and valid under the laws of other applicable jurisdictions and that insofar as any obligation under any of the Transaction Documents is to be performed in any jurisdiction outside the United States of America its performance will not be illegal or ineffective by virtue of the law of that jurisdiction;
          (l) we have assumed that each of the Transaction Agreement Parties owns, or with respect to after-acquired property will own, the collateral, and we express no opinion as to the nature or extent of the Transaction Agreement Parties’ rights in any of the collateral. We note that with respect to any after-acquired property, the security interest will not attach until the each Transaction Agreement Party acquires ownership thereof.
          (m) certain of the remedial provisions with respect to the security contained in the Security Agreement may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Security Agreement, taken as a whole, and the Security Agreement, taken as a whole, together with applicable law, contains adequate provisions for the practical realization of the benefits of the security;
          (n) we have assumed that none of the Lenders is a “creditor” as defined in Regulation T of the Board of Governors of the Federal Reserve System;
          (o) we express no opinion with respect to the validity, perfection or priority of any security interest; and

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (p) we express no opinion with respect to commercial tort claims.
This opinion is being furnished only to you and the other Lenders in connection with the Transaction Agreements and is solely for the benefit of you and the other Lenders and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided, however, that this opinion may be relied upon by a permitted successor or assign of any Lender that becomes a party to the Credit Agreement as a Lender pursuant to the terms of the Credit Agreement with the same effect as if it had been addressed to such successor or assign on the date hereof.
Very truly yours,

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 1
Subsidiary Guarantors

State of
	Entity Name	Type of Organization	Organization
1	San Diego & Imperial Valley Railroad Company, Inc.	Corporation	California
2	San Joaquin Valley Railroad Co.	Corporation	California
3	Alabama & Gulf Coast Railway LLC	Limited Liability Company	Delaware
4	Arizona & California Railroad Company	Corporation	Delaware
5	California Northern Railroad Company	Corporation	Delaware
6	Cascade and Columbia River Railroad Company	Corporation	Delaware
7	Central Oregon & Pacific Railroad, Inc.	Corporation	Delaware
8	Connecticut Southern Railroad, Inc.	Corporation	Delaware
9	Indiana & Ohio Rail Corp.	Corporation	Delaware
10	Indiana & Ohio Railway Company	Corporation	Delaware
11	Indiana Southern Railroad, Inc.	Corporation	Delaware
12	Kiamichi Railroad Company L.L.C.	Limited Liability Company	Delaware
13	Kyle Railways Inc.	Corporation	Delaware
14	New England Central Railroad, Inc.	Corporation	Delaware
15	New StatesRail Holdings, Inc.	Corporation	Delaware
16	Palm Beach Rail Holding, Inc.	Corporation	Delaware
17	Puget Sound & Pacific Railroad	Corporation	Delaware
18	RailAmerica Contract Switching Services, Inc.	Corporation	Delaware
19	RailAmerica Equipment Corp.	Corporation	Delaware
20	RailAmerica Operations Shared Services, Inc., f/k/a American Rail Dispatching Center, Inc.	Corporation	Delaware
21	RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.	Corporation	Delaware
22	StatesRail II Railroad Corp.	Corporation	Delaware
23	StatesRail, Inc.	Corporation	Delaware
24	Toledo, Peoria & Western Railway Corp.	Corporation	Delaware
25	Ventura County Railroad Company	Corporation	Delaware
26	RailAmerica Intermodal Services, Inc.	Corporation	Delaware
27	South East Rail, Inc.	Corporation	Delaware
28	The Massena Terminal Railroad Company	Corporation	New York
29	Point Comfort & Northern Railway Company	Corporation	Texas

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

State of
	Entity Name	Type of Organization	Organization
30	RailTex, Inc.	Corporation	Texas
31	Rockdale, Sandow & Southern Railroad Company	Corporation	Texas
32	Dallas, Garland & Northeastern Railroad, Inc.	Corporation	Texas
33	Eastern Alabama Railway, Inc.	Corporation	Alabama
34	San Pedro Trails, Inc.	Corporation	Arizona
35	Bauxite & Northern Railway Company	Corporation	Arkansas
36	A. & R. Line, Inc.	Corporation	Indiana
37	The Central Railroad Company of Indiana	Corporation	Indiana
38	Central Railroad Company of Indianapolis	Corporation	Indiana
39	Kyle Railroad Company	Corporation	Kansas
40	Missouri & Northern Arkansas Railroad Company, Inc.	Corporation	Kansas
41	Huron and Eastern Railway Company, Inc.	Corporation	Michigan
42	Mid-Michigan Railroad, Inc.	Corporation	Michigan
43	Otter Tail Valley Railroad Company, Inc.	Corporation	Minnesota
44	South Carolina Central Railroad Company, Inc.	Corporation	South Carolina
45	North Carolina & Virginia Railroad Company, Inc.	Corporation	Virginia

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 2
Company Foreign Qualification Schedule

Jurisdiction	Certificate	Corporate Status
Florida	Certificate, dated June 16, 2009, of the State of Florida, Department of State	Authorized to transact business in the State of Florida and status is still active
Michigan	Certificate, dated June 16, 2009, of the State of Michigan, Department of Labor and Economic Growth	In good standing and authorized to transact business
Texas	Certificate, dated June 16, 2009, of the State of Texas, Office of the Secretary of State	Is in existence

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 3
Certificates of Organization
California
1.	San Diego & Imperial Valley Railroad Company, Inc.: Articles of Incorporation, dated September 5, 1984, of the Company, certified by the Secretary of State of the State of California, as amended by a Certificate of Amendment, dated August 19, 1984, certified by the Secretary of State of the State of California;

2.	San Joaquin Valley Railroad Co.: Articles of Incorporation, dated November 26, 1991, of the Company, certified by the Secretary of State of the State of California
Delaware
3.	Alabama & Gulf Coast Railway LLC: Certificate of Formation, dated June 12, 1997, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated July 7, 1997, certified by the Secretary of State of the State of Delaware;

4.	Arizona & California Railroad Company: Certificate of Incorporation, dated January 18, 2002, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated October 31, 2002, certified by the Secretary of State of the State of Delaware;

5.	California Northern Railroad Company: Certificate of Incorporation, dated January 18, 2002, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated October 31, 2002, certified by the Secretary of State of the State of Delaware;

6.	Cascade and Columbia River Railroad Company: Certificate of Incorporation, dated August 5, 1995, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated September 5, 1995, certified by the Secretary of State of the State of Delaware;

7.	Central Oregon & Pacific Railroad, Inc.: Certificate of Incorporation, dated July 14, 1994, of the Company, certified by the Secretary of State of the State of Delaware;

8.	Connecticut Southern Railroad, Inc.: Certificate of Incorporation, dated September 3, 1996, of the Company, certified by the Secretary of State of the State of Delaware;

9.	Indiana & Ohio Rail Corp.: Certificate of Incorporation, dated December 17, 1997, of the Company, certified by the Secretary of State of the State of Delaware;

10.	Indiana & Ohio Railway Company: Certificate of Incorporation, dated December 15, 1997, of the Company, certified by the Secretary of State of the State of Delaware;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

11.	Indiana Southern Railroad, Inc.: Articles of Incorporation, dated December 13, 1991, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Incorporation, dated June 11, 1999, certified by the Secretary of State of the State of Delaware, and as further amended by a Certificate of Correction, dated August 18, 1999, certified by the Secretary of State of the State of Delaware;

12.	Kiamichi Railroad Company L.L.C.: Certificate of Formation, dated June 19, 1995, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Merger, dated October 4, 1995, certified by the Secretary of State of the State of Delaware;

13.	Kyle Railways Inc.: Certificate of Incorporation, dated December 30, 1974, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated August 5, 1976, certified by the Secretary of State of the State of Delaware;

14.	New England Central Railroad, Inc.: Certificate of Incorporation, dated August 4, 1994, of the Company, certified by the Secretary of State of the State of Delaware;

15.	New StatesRail Holdings, Inc.: Certificate of Incorporation, dated October 11, 2001, of the Company, certified by the Secretary of State of the State of Delaware;

16.	Palm Beach Rail Holding, Inc.: Certificate of Incorporation, dated January 27, 2000, of the Company, certified by the Secretary of State of the State of Delaware;

17.	Puget Sound & Pacific Railroad: Certificate of Incorporation, dated January 18, 2002, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated October 31, 2002, certified by the Secretary of State of the State of Delaware;

18.	RailAmerica Contract Switching Services, Inc.: Certificate of Incorporation, dated October 23, 2008, of the Company, certified by the Secretary of the State of Delaware;

19.	RailAmerica Equipment Corp.: Certificate of Incorporation, dated November 20, 1995, of the Company, certified by the Secretary of State of the State of Delaware;

20.	RailAmerica Operations Shared Services, Inc. f/k/a America Rail Dispatching Center, Inc.: Certificate of Incorporation, dated November 19, 2003, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated July 26, 2006, certified by the Secretary of State of the State of Delaware;

21.	RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.: Certificate of Incorporation, dated November 10, 1997, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated February 3, 2005, certified by the Secretary of State of the State of Delaware;

22.	StatesRail II Railroad Corp.: Certificate of Incorporation, dated December 21, 2001, of the Company, certified by the Secretary of State of the State of Delaware;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

23.	StatesRail, Inc.: Certificate of Incorporation, dated July 26, 1996, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated January 10, 1997, certified by the Secretary of State of the State of Delaware, and as further amended by a Certificate of Amendment, dated November 8, 1999, certified by the Secretary of State of the State of Delaware;

24.	Toledo, Peoria & Western Railway Corp.: Certificate of Incorporation, dated January 9, 1989, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated June 5, 1992, certified by the Secretary of State of the State of Delaware, and as further amended by a Certificate of Merger, dated May 15, 2002, certified by the Secretary of State of the State of Delaware;

25.	Ventura County Railroad Company: Certificate of Incorporation, dated October 18, 1995, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated May 10, 1996, certified by the Secretary of State of the State of Delaware, and as further amended by a Certificate of Amendment, dated August 21, 1998, certified by the Secretary of State of the State of Delaware;

26.	RailAmerica Intermodal Services, Inc.: Certificate of Incorporation, dated December 15, 1994, of the Company, certified by the Secretary of State of the State of Delaware;

27.	South East Rail, Inc.: Certificate of Incorporation, dated January 18, 1994, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated March 29, 2001, certified by the Secretary of State of the State of Delaware;

28.	RailAmerica, Inc.: Amended and Restated Certificate of Incorporation, dated April 30, 1992, of the Company, certified by the Secretary of State of the State of Delaware, as amended by a Certificate of Amendment, dated July 27, 1995, certified by the Secretary of State of the State of Delaware, and as further amended by a Certificate of Amendment, dated July 6, 2000, certified by the Secretary of State of the State of Delaware;

29.	RailAmerica Transportation Corp.: Certificate of Incorporation, dated January 27, 2000, of the Company, certified by the Secretary of State of the State of Delaware;
New York
30.	The Massena Terminal Railroad Company: Certificate of Incorporation, dated April 30, 1900, of the Company, certified by the Secretary of State of the State of New York;
Texas
31.	Point Comfort & Northern Railway Company: Articles of Incorporation, dated April 29, 1948, of the Company, certified by the Attorney General of the State of Texas, as amended by a Certificate of Amendment, dated December 28, 1948, certified by the Secretary of State of the State of Texas;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

32.	RailTex, Inc.: Amended and Restated Articles of Incorporation, dated September 29, 1993, of the Company, certified by the Secretary of State of the State of Texas;

33.	Rockdale, Sandow & Southern Railroad Company: Articles of Incorporation, dated May 31, 1923, of the Company, certified by the Secretary of State of the State of Texas, as amended by a Certificate of Amendment, dated July 12, 1996, certified by the Secretary of State of the State of Texas; and

34.	Dallas, Garland & Northeastern Railroad, Inc.: Articles of Incorporation, dated January 22, 1992, of the Company, certified by the Secretary of State of the State of Texas.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 4
Governing Documents
California
1.	San Diego & Imperial Valley Railroad Company, Inc.: By-laws, dated September 17, 1984, of the Company, as amended;

2.	San Joaquin Valley Railroad Co.: By-laws, dated November 27, 1991, of the Company, as amended;
Delaware
3.	Alabama & Gulf Coast Railway LLC: Amended and Restated Limited Liability Company Agreement, dated July 7, 1997, of the Company;

4.	Arizona & California Railroad Company: By-laws of the Company;

5.	California Northern Railroad Company: By-laws of the Company;

6.	Cascade and Columbia River Railroad Company: By-laws, dated September, 1996, of the Company, as amended;

7.	Central Oregon & Pacific Railroad, Inc.: By-laws of the Company, as amended on July 7, 2003;

8.	Connecticut Southern Railroad, Inc.: By-laws of the Company, as amended;

9.	Indiana & Ohio Rail Corp.: By-laws of the Company, as amended;

10.	Indiana & Ohio Railway Company: By-laws of the Company, as amended;

11.	Indiana Southern Railroad, Inc.: By-laws of the Company, as amended;

12.	Kiamichi Railroad Company L.L.C.: Limited Liability Company Agreement, dated June 19, 1995, of the Company;

13.	Kyle Railways Inc.: By-laws, dated January 15, 1980, of the Company, as amended;

14.	New England Central Railroad, Inc.: By-laws of the Company, as amended;

15.	New StatesRail Holdings, Inc.: By-laws of the Company;

16.	Palm Beach Rail Holding, Inc.: By-laws of the Company, as amended;

17.	Puget Sound & Pacific Railroad: By-laws of the Company;

18.	RailAmerica Contract Switching Services, Inc.: By-laws of the Company, as amended;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

19.	RailAmerica Equipment Corp.: By-laws of the Company, as amended;

20.	RailAmerica Operations Shared Services, Inc. f/k/a America Rail Dispatching Center, Inc.: By-laws of the Company;

21.	RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.: By-laws of the Company, as amended on November 14, 1997, and as further amended in June, 1995.

22.	StatesRail II Railroad Corp.: By-laws of the Company, as amended;

23.	StatesRail, Inc.: By-laws, dated July 26, 1996, of the Company, as amended;

24.	Toledo, Peoria & Western Railway Corp.: By-laws of the Company;

25.	Ventura County Railroad Company: By-laws, dated January 5, 2000, of the Company, as amended;

26.	RailAmerica Intermodal Services, Inc.: By-laws of the Company, as amended on September 27, 1995;

27.	South East Rail, Inc.: By-laws, dated January 15, 1980, of the Company;

28.	RailAmerica, Inc.: Amended and Restated By-laws, dated April 7, 1992, of the Company, as amended on June 19, 2003;

29.	RailAmerica Transportation Corp.: By-laws of the Company, as amended;
New York
30.	The Massena Terminal Railroad Company: Amended and Restated By-laws of the Company;
Texas
31.	Point Comfort & Northern Railway Company: Amended and Restated By-laws of the Company;

32.	RailTex, Inc.: Amended and Restated By-laws of the Company;

33.	Rockdale, Sandow & Southern Railroad Company: Amended and Restated By-laws of the Company; and

34.	Dallas, Garland & Northeastern Railroad, Inc.: By-laws of the Company, as amended.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 5
Certificates of Good Standing
California
1.	San Diego & Imperial Valley Railroad Company, Inc.: a certificate, dated June 16, 2009, from the Secretary of State of the State of California as to the Company’s existence and good standing in the State of California and a facsimile bringdown thereof, dated June 22, 2009;

2.	San Joaquin Valley Railroad Co.: a certificate, dated June 16, 2009, from the Secretary of State of the State of California as to the Company’s existence and good standing in the State of California and a facsimile bringdown, thereof dated June 22, 2009;
Delaware
3.	Alabama & Gulf Coast Railway LLC: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

4.	Arizona & California Railroad Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

5.	California Northern Railroad Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

6.	Cascade and Columbia River Railroad Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

7.	Central Oregon & Pacific Railroad, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

8.	Connecticut Southern Railroad, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

9.	Indiana & Ohio Rail Corp.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

10.	Indiana & Ohio Railway Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

11.	Indiana Southern Railroad, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

12.	Kiamichi Railroad Company L.L.C.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

13.	Kyle Railways Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

14.	New England Central Railroad, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

15.	New StatesRail Holdings, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

16.	Palm Beach Rail Holding, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

17.	Puget Sound & Pacific Railroad: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

18.	RailAmerica Contract Switching Services, Inc.: a certificate, dated June 11, 2009, from the Secretary of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

19.	RailAmerica Equipment Corp.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

20.	RailAmerica Operations Shared Services, Inc. f/k/a America Rail Dispatching Center, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

21.	RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

22.	StatesRail II Railroad Corp.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

23.	StatesRail, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

24.	Toledo, Peoria & Western Railway Corp.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

25.	Ventura County Railroad Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

26.	RailAmerica Intermodal Services, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

27.	South East Rail, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

28.	RailAmerica, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;

29.	RailAmerica Transportation Corp.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Delaware as to the Company’s existence and good standing in the State of Delaware and a facsimile bringdown thereof, dated June 23, 2009;
New York
30.	The Massena Terminal Railroad Company: a certificate, dated June 10, 2009, from the Secretary of State of the State of New York as to the Company’s existence and good standing in the State of New York and a facsimile bringdown thereof, dated June 22, 2009.
Texas
31.	Point Comfort & Northern Railway Company: a letter from CT Legal Solutions (the “CT Letter”), dated June 22, 2009, as to the status of Point Comfort;

32.	RailTex, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Texas as to the Company’s existence in the State of Texas, and a facsimile bringdown thereof, dated June 22, 2009;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

33.	Rockdale, Sandow & Southern Railroad Company: a certificate, dated June 11, 2009, from the Secretary of State of the State of Texas as to the Company’s existence in the State of Texas, and a facsimile bringdown thereof, dated June 22, 2009; and

34.	Dallas, Garland & Northeastern Railroad, Inc.: a certificate, dated June 11, 2009, from the Secretary of State of the State of Texas as to the Company’s existence in the State of Texas, and a facsimile bringdown thereof, dated June 22, 2009.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 6
Applicable Orders
None.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 7
Applicable Contracts
1.	RailAmerica, Inc. Incentive Compensation Plan 2008.

2.	Form of Restricted Share Agreement for Bonus Restricted Shares Under the RailAmerica, Inc. Omnibus Stock Incentive Plan.

3.	Sublease Agreement, dated as of December 1, 2008, by and between Florida East Coast Railway, L.L.C. and RailAmerica, Inc.

4.	Locomotive Lease Agreement, dated as of March 1, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc., as amended by Amendment No. 1, dated as of March 3, 2009, among such parties.

5.	Locomotive Lease Agreement, dated as of June 10, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

6.	Locomotive Lease Agreement, dated as of June 10, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

7.	Locomotive Lease Agreement, dated as of April 1, 2009, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

8.	Management Shareholder Agreement, dated as of February 20, 2007, by and between RailAmerica, Inc. and John E. Giles.

9.	Management Shareholder Agreement, dated as of February 27, 2007, by and between RailAmerica, Inc. and Paul Lundberg.

10.	Management Shareholder Agreement, dated as of June 11, 2008, by and between RailAmerica, Inc. and David Novak.

11.	Management Shareholder Agreement, dated as of March 9, 2007, by and between RailAmerica, Inc. and Charles Patterson.

12.	Management Shareholder Agreement, dated as of May 1, 2008, by and between RailAmerica, Inc. and Clyde Preslar.

13.	Management Shareholder Agreement, dated as of March 9, 2007, by and between RailAmerica, Inc. and David Rohal.

14.	Letter Agreement, dated as of June 4, 2007, by and between John Giles and Harold Tynes.

15.	Management Shareholder Agreement, dated as of June 12, 2008, by and between RailAmerica, Inc. and Scott G. Williams.

16.	Track Maintenance Agreement, dated as of March 30, 2009, by and among RailAmerica, Inc., Alabama & Gulf Coast Railway LLC, Arizona & California Railroad Company, Bauxite & Northern Railway Company, Central Railroad Company of Indianapolis, California Northern Railroad Company, Central Railroad Company of Indiana, Central Oregon & Pacific Railroad, Inc., Cascade and Columbia River Railroad Company, Connecti-

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

cut Southern Railroad, Inc., Dallas, Garland & Northeastern Railroad, Inc., Eastern Alabama Railway, Inc., Huron and Eastern Railway Company, Inc., Indiana & Ohio Railway Company, Indiana Southern Railroad, Inc., Kiamichi Railroad Company, L.L.C., Kyle Railroad Company, Inc., Mid-Michigan Railroad, Inc., Missouri & Northern Arkansas Railroad Company, Inc., Massena Terminal Railroad Company, North Carolina & Virginia Railroad Company, Inc., New England Central Railroad, Inc., New States Rail Holdings, Inc., Otter Tail Valley Railroad Company, Inc., Point Comfort & Northern Railway Company, Puget Sound & Pacific Railroad, Rockdale, Sandow & Southern Railroad Company, South Carolina Central Railroad Company, San Joaquin Valley Railroad Co., Toledo, Peoria & Western Railway Corp., Ventura County Railroad Company, and KM Strategic Investments, LLC.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Exhibit A
Company’s Certificate
          I, Scott G. Williams, am the Senior Vice President and General Counsel of RailAmerica, Inc., a Delaware corporation (“RailAmerica”). I understand that pursuant to Section 6.3 of the Credit Agreement, dated as of June 23, 2009 (the “Credit Agreement”), between RailAmerica and RailAmerica Transportation Corp., a Delaware corporation (“RATC” together with RailAmerica, the “Borrowers”) and the Subsidiary Guarantors (as defined in the Credit Agreement), the lenders party thereto (the “Lenders”), Citicorp North America, Inc., as administrative agent for the Lenders (in such capacity, the “Agent”) and as collateral agent for the Lenders (in such capacity, the “Collateral Agent”), Skadden, Arps, Slate, Meagher & Flom LLP (“SASM&F”) is rendering an opinion (the “Opinion”) to the Agent and the Lenders with respect to the Transaction Agreements (as defined in the Opinion). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms as set forth in the Opinion. I further understand that SASM&F is relying on this officer’s certificate and the statements made herein in rendering such Opinion.
          With regard to the foregoing, on behalf of the Transaction Agreement Parties, I hereby certify that:
1.	I am familiar with the business of each of the Transaction Agreement Parties and each of their subsidiaries, and due inquiry has been made of all persons deemed necessary or appropriate to verify or confirm the statements contained herein.

2.	SASM&F may rely on the respective representations and warranties that each of the Transaction Agreement Parties has made in the Credit Agreement, each of the other Transaction Agreements (as defined in the Opinion) and each of the certificates delivered pursuant thereto. I have made a careful review of each of such representations and warranties and hereby confirm, to the best of my knowledge and belief, that such representations and warranties are true, correct and complete on and as of the date of this certificate.

3.	Set forth on Schedule I hereto is a complete and accurate list of those Governmental Approvals applicable to one or more of the Transaction Agreement Parties or that are material to the business or financial condition of one or more of the Transaction Agreement Parties or that are relevant to the transactions contemplated by the Transaction Agreements.

4.	Set forth on Schedule II hereto is a complete and accurate list of those Applicable Orders applicable to one or more of the Transaction Agreement Parties or that are material to the business or financial condition of one or more of the Transaction Agreement Parties or that are relevant to the transactions contemplated by the Transaction Agreements.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

5.	Set forth on Schedule III hereto is a complete and accurate list of those Applicable Contracts applicable to one or more of the Transaction Agreement Parties or that are material to the business or financial condition of one or more of the Transaction Agreement Parties or that are relevant to the transactions contemplated by the Transaction Agreements.

6.	The execution and delivery of the Credit Agreement and the making and maintaining of the Loans and the consummation by each of the Opinion Parties of the transactions contemplated thereby will not (i) constitute a violation of, or a breach or default under, the terms of any Applicable Contract or (ii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. I do not express any opinion, however, as to whether the execution, delivery or performance by the Opinion Parties of each of the Transaction Documents will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Opinion Parties.

7.	Less than twenty-five percent (25%) of the assets of each of the Transaction Agreement Parties and its subsidiaries on a consolidated basis and on an unconsolidated basis consist of Margin Stock.

8.	Each Transaction Agreement Party is primarily engaged directly, or indirectly through Majority-Owned Subsidiaries, in the business of owning, leasing and/or operation of any rail, railroad or any business with respect to the railroad industry; and each Transaction Agreement Party (i) is not and does not hold itself out as being engaged primarily, nor does it propose to engage primarily, in the business of investing, reinvesting or trading in Securities, (ii) has not and is not engaged in, and does not propose to engage in, the business of issuing Face-Amount Certificates of the Installment Type and has no such certificate outstanding and (iii) does not own or propose to acquire Investment Securities having a Value exceeding forty percent (40%) of the Value of the total assets of each Borrower (exclusive of Government Securities and cash items) on an unconsolidated basis.

9.	As used in herein the following terms shall have the following meaning:
          “Margin Stock” means: (i) any equity security registered or having unlisted trading privileges on a national securities exchange; (ii) any OTC security designated as qualified for trading in the National Market System under a designation plan approved by the Securities and Exchange Commission; (iii) any debt security convertible into a margin stock or carrying a warrant or right to subscribe to or purchase a margin stock; (iv) any warrant or right to subscribe to or purchase a margin stock; or (v) any security issued by an investment company registered under Section 8 of the Investment Company Act of 1940.
          “Exempt Fund” means a company that is excluded from treatment as an investment company solely by section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940 (applicable to certain privately offered investment funds).
          “Face-Amount Certificate of the Installment Type” means any certificate, investment contract, or other Security that represents an obligation on the part of its issuer to pay a

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

stated or determinable sum or sums at a fixed or determinable date or dates more than 24 months after the date of issuance, in consideration of the payment of periodic installments of a stated or determinable amount.
          “Government Securities” means all Securities issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing.
          “Investment Securities” includes all Securities except (A) Government Securities, (B) Securities issued by companies the only shareholders in which are employees and former employees of a company and its subsidiaries, members of the families of such persons and the company and its subsidiaries and (C) Securities issued by Majority-Owned Subsidiaries of the Borrower which are not engaged and do not propose to be engaged in activities within the scope of clause (i), (ii) or (iii) of paragraph 7 of this Certificate or which are exempted or excepted from treatment as an investment company by statute, rule or governmental order (other than Exempt Funds).
          “Majority-Owned Subsidiary” of a person means a company fifty percent (50%) or more of the outstanding Voting Securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a Majority-Owned Subsidiary of such person.
          “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.
          “Value” means (i) with respect to Securities owned at the end of the last preceding fiscal quarter for which market quotations are readily available, the market value at the end of such quarter; (ii) with respect to other Securities and assets owned at the end of the last preceding fiscal quarter, fair value at the end of such quarter, as determined in good faith by or under the direction of the board of directors; and (iii) with respect to securities and other assets acquired after the end of the last preceding fiscal quarter, the cost thereof.
[SIGNATURE PAGE TO FOLLOW]

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          IN WITNESS THEREOF, I have executed this certificate this 23 day of June, 2009.

RAILAMERICA, INC.
By:
	Name:	Scott G. Williams
Its: Senior Vice President and General Counsel

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule I
Government Approvals
None

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule II
Applicable Orders
None

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule III
Applicable Contracts
1.	RailAmerica, Inc. Incentive Compensation Plan 2008.

2.	Form of Restricted Share Agreement for Bonus Restricted Shares Under the RailAmerica, Inc. Omnibus Stock Incentive Plan.

3.	Sublease Agreement, dated as of December 1, 2008, by and between Florida East Coast Railway, L.L.C. and RailAmerica, Inc.

4.	Locomotive Lease Agreement, dated as of March 1, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc., as amended by Amendment No. 1, dated as of March 3, 2009, among such parties.

5.	Locomotive Lease Agreement, dated as of June 10, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

6.	Locomotive Lease Agreement, dated as of June 10, 2008, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

7.	Locomotive Lease Agreement, dated as of April 1, 2009, by and between Florida East Coast Railway Company, L.L.C. and RailTex, Inc.

8.	Management Shareholder Agreement, dated as of February 20, 2007, by and between RailAmerica, Inc. and John E. Giles.

9.	Management Shareholder Agreement, dated as of February 27, 2007, by and between RailAmerica, Inc. and Paul Lundberg.

10.	Management Shareholder Agreement, dated as of June 11, 2008, by and between RailAmerica, Inc. and David Novak.

11.	Management Shareholder Agreement, dated as of March 9, 2007, by and between RailAmerica, Inc. and Charles Patterson.

12.	Management Shareholder Agreement, dated as of May 1, 2008, by and between RailAmerica, Inc. and Clyde Preslar.

13.	Management Shareholder Agreement, dated as of March 9, 2007, by and between RailAmerica, Inc. and David Rohal.

14.	Letter Agreement, dated as of June 4, 2007, by and between John Giles and Harold Tynes.

15.	Management Shareholder Agreement, dated as of June 12, 2008, by and between RailAmerica, Inc. and Scott G. Williams.

16.	Track Maintenance Agreement, dated as of March 30, 2009, by and among RailAmerica, Inc., Alabama & Gulf Coast Railway LLC, Arizona & California Railroad Company, Bauxite & Northern Railway Company, Central Railroad Company of Indianapolis, Cali-

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

fornia Northern Railroad Company, Central Railroad Company of Indiana, Central Oregon & Pacific Railroad, Inc., Cascade and Columbia River Railroad Company, Connecticut Southern Railroad, Inc., Dallas, Garland & Northeastern Railroad, Inc., Eastern Alabama Railway, Inc., Huron and Eastern Railway Company, Inc., Indiana & Ohio Railway Company, Indiana Southern Railroad, Inc., Kiamichi Railroad Company, L.L.C., Kyle Railroad Company, Inc., Mid-Michigan Railroad, Inc., Missouri & Northern Arkansas Railroad Company, Inc., Massena Terminal Railroad Company, North Carolina & Virginia Railroad Company, Inc., New England Central Railroad, Inc., New States Rail Holdings, Inc., Otter Tail Valley Railroad Company, Inc., Point Comfort & Northern Railway Company, Puget Sound & Pacific Railroad, Rockdale, Sandow & Southern Railroad Company, South Carolina Central Railroad Company, San Joaquin Valley Railroad Co., Toledo, Peoria & Western Railway Corp., Ventura County Railroad Company, and KM Strategic Investments, LLC.

June 23, 2009
Citicorp North America, Inc., as Administrative Agent and Collateral Agent
1615 Brett Road, OPS 111
New Castle, Delaware 19720
The Lenders party to the Credit Agreement referred to below
          Re:     RailAmerica, Inc. and RailAmerica Transportation Corp.
Ladies and Gentlemen:
          We have acted as special counsel to RailAmerica, Inc., a Delaware corporation (“RailAmerica”) and RailAmerica Transportation Corp., a Delaware corporation (“RATC” and together with RailAmerica, the “Borrowers”) and the Subsidiary Guarantors (as defined in the Credit Agreement), in connection with the preparation, execution and delivery of the Credit Agreement, dated as of the date hereof (the “Credit Agreement”), among Borrowers, the lenders party thereto (the “Lenders”) and Citicorp North America, Inc., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and certain other agreements, instruments and documents related to the Credit Agreement.
          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of the Transaction Agreement Parties and their officers and other representatives and of public officials, including the facts and conclusions set forth therein.
          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
          (a) the Security Agreement, dated as of the date hereof, among the Borrowers, the Subsidiary Guarantors, the Administrative Agent and Citicorp North America, Inc., as Collateral Agent (in such capacity, the “Collateral Agent”) for the Lenders (the “Security Agreement”);

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (b) unfiled copies of the financing statements listed on Schedule 2; and
          (c) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.
          Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as ascribed thereto in the Security Agreement. The “Subsidiary Grantors” shall mean collectively, those entities listed on Schedule 1 attached hereto. The entities listed on rows 4 and 5 of Schedule 1 are referred to herein as the “California Corporations”. The entities listed on rows 6 and 15 of Schedule 1 are referred to herein as the “Delaware Limited Liability Companies”. RailAmerica, RATC and the entities listed on rows 7-14 and 16-30 of Schedule 1 are referred to herein as the “Delaware Corporations”. The Delaware Limited Liability Companies and Delaware Corporations are collectively referred to herein as the “Delaware Entities”. The entity listed on row 39 of Schedule 1 is referred to herein as the “New York Corporation”. The entities listed on rows 41-44 of Schedule 1 are referred to herein as the “Texas Corporations”. The entities listed on rows 1-3, 31-38, 40 and 45 of Schedule 1 are referred to herein as the “Remaining Subsidiary Grantors”. The Borrowers and the Subsidiary Grantors shall be referred to herein collectively as the “Transaction Agreement Parties”.
          “New York UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York (without regard to laws referenced in Section 9-201 thereof). “California UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of California (without regard to laws referenced in Section 9-201 thereof). “Delaware UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Delaware (without regard to laws referenced in Section 9-201 thereof). “Texas UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Texas (without regard to laws referenced in Section 9-201 thereof). “UCC” means (a) the California UCC, (b) the Delaware UCC, (c) the New York UCC and/or (d) the Texas UCC, as applicable. “UCC Collateral” means that portion of the Collateral (as such term is defined in the Security Agreement) consisting of Accounts, Deposit Accounts and Securities Accounts (each as defined in the Security Agreement) and, with respect to each of the foregoing, supporting obligations and proceeds (each as defined in the New York UCC), to the extent that the New York UCC governs a security interest in such collateral. In addition, the terms “California Financing Statement,” “California Filing Office,” “Delaware Financing Statement,” “Delaware Filing Office,” “New York Financing Statement,” “New York Filing Office,” “Texas Financing Statement,” and “Texas Filing Office,” as defined in Schedule 2 hereto are used herein as so defined. “Financing Statement” means any California Financing Statement, Delaware Financing Statement, New York Financing Statement or Texas Financing Statement.
          We have this date delivered to you our opinion letter with respect to the enforceability of the Security Agreement and certain other transaction documents. We call to your attention that the opinions set forth herein with respect to the applicable security interests of the Administrative Agent are subject to the qualifications contained in such other opinion, including any qualification therein as to the effect of any bankruptcy, insolvency or other similar laws.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          1. Under the New York UCC, the provisions of the Security Agreement are effective to create a valid security interest in each Transaction Agreement Party’s right in the UCC Collateral in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations (as defined in the Security Agreement) owed to the Lenders.
          2. A. Under the California UCC, pursuant to the provisions of the Security Agreement each of the California Corporations has authorized the filing of the California Financing Statement naming it as debtor for purposes of Section 9-509 of the California UCC.
               B. Under the Delaware UCC, pursuant to the provisions of the Security Agreement each of the Delaware Entities has authorized the filing of the Delaware Financing Statement naming it as debtor for purposes of Section 9-509 of the Delaware UCC.
               C. Under the New York UCC, pursuant to the provisions of the Security Agreement the New York Corporation has authorized the filing of the New York Financing Statement for purposes of Section 9-509 of the New York UCC.
               D. Under the Texas UCC, pursuant to the provisions of the Security Agreement each of the Texas Corporations has authorized the filing of the Texas Financing Statement naming it as debtor for purposes of Section 9.509 of the Texas UCC.
          3. A. Under the California UCC, each California Financing Statement includes not only all of the types of information required by Section 9-502(a) of the California UCC but also the types of information without which the California Filing Office may refuse to accept the California Financing Statements pursuant to Section 9-516 of the California UCC.
               B. Under the Delaware UCC, each Delaware Financing Statement includes not only all of the types of information required by Section 9-502(a) of the Delaware UCC but also the types of information without which the Delaware Filing Office may refuse to accept the Delaware Financing Statements pursuant to Section 9-516 of the Delaware UCC.
               C. Under the New York UCC, the New York Financing Statement includes not only all of the types of information required by Section 9-502(a) of the New York UCC but also the types of information without which the New York Filing Office may refuse to accept the New York Financing Statement pursuant to Section 9-516 of the New York UCC.
               D. Under the Texas UCC, each Texas Financing Statement includes not only all of the types of information required by Section 9.502(a) of the Texas UCC but also the types of information without which the Texas Filing Office may refuse to accept the Texas Financing Statements pursuant to Section 9.516 of the Texas UCC.

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          4. A. Under the California UCC, the security interest of the Collateral Agent for the benefit of the Secured Parties will be perfected in each California Corporation’s rights in the UCC Collateral upon the later of the attachment of the security interest and the filing of the California Financing Statement naming such California Corporation as debtor in the California Filing Office.
               B. Under the Delaware UCC, the security interest of the Collateral Agent for the benefit of the Secured Parties will be perfected in each Delaware Entity’s rights in the UCC Collateral upon the later of the attachment of the security interest and the filing of the Delaware Financing Statement naming such Delaware Entity as debtor in the Delaware Filing Office.
               C. Under the New York UCC, the security interest of the Collateral Agent for the benefit of the Secured Parties will be perfected in the New York Corporation’s rights in the UCC Collateral upon the later of the attachment of the security interest and the filing of the New York Financing Statement in the New York Filing Office.
               D. Under the Texas UCC, the security interest of the Collateral Agent for the benefit of the Secured Parties will be perfected in each Texas Corporation’s rights in the UCC Collateral upon the later of the attachment of the security interest and the filing of the Texas Financing Statement naming such Texas Corporation as debtor in the Texas Filing Office.
          Our opinions are subject to the following assumptions, limitations and qualifications:
          (a) we have assumed that each of the Transaction Agreement Parties owns, or with respect to after-acquired property will own, the collateral, and we express no opinion as to the nature or extent of the Transaction Agreement Parties’ rights in any of the UCC Collateral. We note that with respect to any after-acquired property, the security interest will not attach until each Transaction Agreement Party acquires ownership thereof;
          (b) we express no opinion with respect to any UCC Collateral (i) of a type not subject to Article 9 of the UCC, (ii) the security interest in which is not governed by Article 9 of the UCC, or (iii) constituting claims against any government or governmental agency (including, without limitation, the United States of America or any state thereof or any agency or department of the United States of America or any state thereof);
          (c) we express no opinion with respect to any Deposit Account or Securities Account constituting either an Asset Sales Proceeds Account or a Collateral Account;
          (d) we express no opinion with respect to any property or assets now or hereafter credited to a securities account except to the extent that (i) a “securities entitlement” (as such term is defined in Section 8-102(17) of the UCC) has been created and (ii) such asset is a “financial asset” (as such term is defined in 8-102(a)(9) of the UCC). Furthermore, we express no opinion with respect to the nature or extent of the securities intermediary’s rights in, or title to, the securities or other financial assets underlying any “security entitlement” now or hereafter

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

credited to a securities account. We note that to the extent the securities intermediary maintains any financial asset in a “clearing corporation” (as such term is defined in 8-102(a)(5) of the UCC), pursuant to Section 8-111 of the UCC, the rules of such clearing corporation may affect the rights of the securities intermediary;
          (e) we express no opinion with respect to the choice of law governing (i) the authorization to file any Financing Statement and (ii) perfection, the effect of perfection and non-perfection or priority of the security interest;
          (f) we call to your attention that your security interest in proceeds is limited by the UCC;
          (g) we call to your attention that your security interest in supporting obligations is limited by the UCC;
          (h) we express no opinion with respect to the security interest of the Collateral Agent for the benefit of any party other than the Lenders, the Letter of Credit Issuer, and the Administrative Agent;
          (i) we call to your attention that even though the UCC may render an anti-assignment provision ineffective for purposes of creation, attachment or perfection of a security interest, nonetheless, in many cases, the assignee of such a security interest may obtain limited rights thereunder (including restrictions on rights of use, assignment and enforcement).

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          This opinion is being furnished only to you and the other Lenders in connection with the Credit Agreement and the Security Agreement and is solely for the benefit of you and the other Lenders and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person or entity for any purpose without our prior written consent; provided, however, that this opinion may be relied upon by a permitted successor or assign of any Lender that becomes a party to the Credit Agreement as a Lender pursuant to the terms of the Credit Agreement with the same effect as if it had been addressed to such successor or assign on the date hereof.
Very truly yours,

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 1
Subsidiary Grantors

	Entity Name	Type of Organization	State of Organization
1	Eastern Alabama Railway, Inc.	Corporation	Alabama
2	San Pedro Trails, Inc.	Corporation	Arizona
3	Bauxite & Northern Railway Company	Corporation	Arkansas
4	San Diego & Imperial Valley Railroad Company, Inc.	Corporation	California
5	San Joaquin Valley Railroad Co.	Corporation	California
6	Alabama & Gulf Coast Railway LLC	Limited Liability Company	Delaware
7	Arizona & California Railroad Company	Corporation	Delaware
8	California Northern Railroad Company	Corporation	Delaware
9	Cascade and Columbia River Railroad Company	Corporation	Delaware
10	Central Oregon & Pacific Railroad, Inc.	Corporation	Delaware
11	Connecticut Southern Railroad, Inc.	Corporation	Delaware
12	Indiana & Ohio Rail Corp.	Corporation	Delaware
13	Indiana & Ohio Railway Company	Corporation	Delaware
14	Indiana Southern Railroad, Inc.	Corporation	Delaware
15	Kiamichi Railroad Company, L.L.C.	Limited Liability Company	Delaware
16	Kyle Railways Inc.	Corporation	Delaware
17	New England Central Railroad, Inc.	Corporation	Delaware
18	New StatesRail Holdings, Inc.	Corporation	Delaware
19	Palm Beach Rail Holding, Inc.	Corporation	Delaware
20	Puget Sound & Pacific Railroad	Corporation	Delaware
21	RailAmerica Operations Shared Services, Inc., f/k/a American Rail Dispatching Center, Inc.	Corporation	Delaware
22	RailAmerica Operations Support Group, Inc. f/k/a Rail Operating Support Group, Inc.	Corporation	Delaware
23	RailAmerica Contract Switching Services, Inc.	Corporation	Delaware
24	RailAmerica Equipment Corp.	Corporation	Delaware
25	RailAmerica Intermodal Services, Inc.	Corporation	Delaware
26	South East Rail, Inc.	Corporation	Delaware
27	StatesRail II Railroad Corp.	Corporation	Delaware
28	StatesRail, Inc.	Corporation	Delaware
29	Toledo, Peoria & Western Railway Corp.	Corporation	Delaware
30	Ventura County Railroad Company	Corporation	Delaware
31	A. & R. Line, Inc.	Corporation	Indiana
32	The Central Railroad Company of Indiana	Corporation	Indiana
33	Central Railroad Company of Indianapolis	Corporation	Indiana
34	Kyle Railroad Company	Corporation	Kansas
35	Missouri & Northern Arkansas Railroad Company, Inc.	Corporation	Kansas
36	Huron and Eastern Railway Company, Inc.	Corporation	Michigan

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

	Entity Name	Type of Organization	State of Organization
37	Mid-Michigan Railroad, Inc.	Corporation	Michigan
38	Otter Tail Valley Railroad Company, Inc.	Corporation	Minnesota
39	The Massena Terminal Railroad Company	Corporation	New York
40	South Carolina Central Railroad Company, Inc.	Corporation	South Carolina
41	Dallas, Garland & Northeastern Railroad, Inc.	Corporation	Texas
42	Point Comfort & Northern Railway Company	Corporation	Texas
43	RailTex, Inc.	Corporation	Texas
44	Rockdale, Sandow & Southern Railroad Company	Corporation	Texas
45	North Carolina & Virginia Railroad Company, Inc.	Corporation	Virginia

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

Schedule 2
Financing Statements
1. The following financing statements shall be collectively referred to in the opinion letter to which this Schedule 2 is attached as the “California Financing Statements” and each a “California Financing Statement”:
          (a) an unfiled copy of a financing statement identifying “San Diego & Imperial Valley Railroad Company, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the office of Secretary of State of the State of California (such filing office, the “California Filing Office”); and
          (b) an unfiled copy of a financing statement identifying “San Joaquin Valley Railroad Co.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the office of the California Filing Office.
2. The following financing statements shall be collectively referred to in the opinion letter to which this Schedule 2 is attached as the “Delaware Financing Statements” and each a “ Delaware Financing Statement”:
          (a) an unfiled copy of a financing statement identifying “Alabama & Gulf Coast Railway LLC” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the office of Secretary of State of the State of Delaware (such filing office, the “Delaware Filing Office”);
          (b) an unfiled copy of a financing statement identifying “Arizona & California Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (c) an unfiled copy of a financing statement identifying “California Northern Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (d) an unfiled copy of a financing statement identifying “Cascade and Columbia River Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (e) an unfiled copy of a financing statement identifying “Central Oregon & Pacific Railroad, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (f) an unfiled copy of a financing statement identifying “Connecticut Southern Railroad, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (g) an unfiled copy of a financing statement identifying “Indiana & Ohio Rail Corp.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (h) an unfiled copy of a financing statement identifying “Indiana & Ohio Railway Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (i) an unfiled copy of a financing statement identifying “Indiana Southern Railroad, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (j) an unfiled copy of a financing statement identifying “Kiamichi Railroad Company, L.L.C.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (k) an unfiled copy of a financing statement identifying “Kyle Railways Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (l) an unfiled copy of a financing statement identifying “New England Central Railroad, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (m) an unfiled copy of a financing statement identifying “New StatesRail Holdings, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (n) an unfiled copy of a financing statement identifying “Palm Beach Rail Holding, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (o) an unfiled copy of a financing statement identifying “Puget Sound & Pacific Railroad” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (p) an unfiled copy of a financing statement identifying “RailAmerica Equipment Corp.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (q) an unfiled copy of a financing statement identifying “RailAmerica Operations Shared Services, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

          (r) an unfiled copy of a financing statement identifying “RailAmerica Operations Support Group, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (s) an unfiled copy of a financing statement identifying “StatesRail II Railroad Corp.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (t) an unfiled copy of a financing statement identifying “StatesRail, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (u) an unfiled copy of a financing statement identifying “Toledo, Peoria & Western Railway Corp.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (v) an unfiled copy of a financing statement identifying “Ventura County Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (w) an unfiled copy of a financing statement identifying “RailAmerica Intermodal Services, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (x) an unfiled copy of a financing statement identifying “RailAmerica Switching Services, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (y) an unfiled copy of a financing statement identifying “South East Rail, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office;
          (z) an unfiled copy of a financing statement identifying “RailAmerica, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office; and
          (aa) an unfiled copy of a financing statement identifying “RailAmerica Transportation Corp.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Delaware Filing Office.
3. The following financing statement shall be referred to in the opinion letter to which this Schedule 2 is attached as the “New York Financing Statement”:
          (a) an unfiled copy of a financing statement identifying “The Massena Terminal Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured

Citicorp North America, Inc., as Administrative Agent
June 23, 2009

party, which we understand will be filed in the office of Secretary of State of the State of New York (such filing office, the “New York Filing Office”
4. The following financing statements shall be collectively referred to in the opinion letter to which this Schedule 2 is attached as the “Texas Financing Statements” and each a “ Texas Financing Statement”:
          (a) an unfiled copy of a financing statement identifying “Point Comfort & Northern Railway Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the office of Secretary of State of the State of Texas (such filing office, the “Texas Filing Office”);
          (b) an unfiled copy of a financing statement identifying “Rockdale, Sandow & Southern Railroad Company” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Texas Filing Office;
          (c) an unfiled copy of a financing statement identifying “Dallas, Garland & Northeastern Railroad, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Texas Filing Office; and
          (d) an unfiled copy of a financing statement identifying “RailTex, Inc.” as debtor and “Citicorp North America, Inc., as Collateral Agent” as secured party, which we understand will be filed in the Texas Filing Office.

Exhibit H-2
[RailAmerica, Inc. Letterhead]
June 23, 2009
Citigroup Global Markets, Inc.
390 Greenwich Street
New York, New York 10013
J.P. Morgan Securities Inc.
383 Madison Avenue
New York, NY 10179
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036
Wachovia Capital Markets, LLC
301 South College Street
Charlotte, North Carolina 28202
As representatives of the several initial purchasers
          Re:     RailAmerica, Inc. 9.25% Senior Secured Notes due 2017
Ladies and Gentlemen:
          I am Senior Vice President and General Counsel of RailAmerica, Inc., a Delaware corporation (the “Company”), and as such have acted as counsel to the Company in connection with the Purchase Agreement, dated June 17, 2009 (the “Purchase Agreement”), among you, as representative of the several initial purchasers named therein (the “Initial Purchasers”), the Company and the Guarantors named therein (the “Guarantors”), relating to the sale by the Company to the Initial Purchasers of $740,000,000 aggregate principal amount of the Company’s 9.25% Senior Secured Notes due 2017 (the “Notes”) to be issued under the Indenture, dated as of June 23, 2009 (the “Indenture”), among the Company, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that the Notes are guaranteed (each a “Guarantee” and, together with the Notes, the “Securities”) by the Guarantors. The Notes are secured to the extent provided in the Collateral Documents (as defined below). Capitalized terms used but not defined herein have the meaning ascribed to them in the Purchase Agreement.
          This opinion is being furnished pursuant to Section 6(a) of the Purchase Agreement.
          In rendering the opinions set forth herein, I have been provided with copies of, and afforded the opportunity to review (i) the preliminary offering memorandum dated June 15, 2009 (the “Preliminary Offering Memorandum”) relating to the Securities, (ii) the term sheet dated June 17, 2009 (the “Term Sheet”) relating to the Securities, and (iii) the final offering memorandum, dated June 17, 2009 (the “Final Offering Memorandum”) relating to the Securities. As used herein, “General Disclosure Package” means the Preliminary Offering Memorandum and the Term Sheet, considered together. I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and the Guarantors and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Guarantors and others, and such other documents and matters of law as I have deemed necessary or appropriate as a basis for the opinions set forth below.
          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making my examination of executed documents, I have assumed that the parties thereto, other than the Company and the Guarantors, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
          I am admitted to the bar in the State of Florida and I express no opinion as to any laws other than the laws of the State of Florida, federal laws of the United States of America. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, I have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.
          Based on the above, upon and subject to the foregoing, I am of the opinion that:
          1. All the outstanding shares of capital stock of the Company and each subsidiary listed on Schedule I hereto (the “Subsidiaries,” and each, a “Subsidiary”) have been duly authorized and validly issued and are fully paid and nonassessable, and, except as otherwise set forth in the General Disclosure Package and the Final Memorandum, all outstanding shares of capital stock of the Subsidiaries are owned by the Company either directly or through wholly owned subsidiaries free and clear of any perfected security interest and, to the best of my knowledge, any other security interest, claim, lien or encumbrance (other than as created pursuant to the Indenture and the Security Documents).
          2. Each Subsidiary is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification

2

is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect.
          3. To the best of my knowledge, there is no pending or threatened action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries or its or their property that is not adequately disclosed in the General Disclosure Package and the Final Memorandum, except in each case for such proceedings that, if the subject of an unfavorable decision, ruling or finding would not singly or in the aggregate, have a Material Adverse Effect. I have not made any other inquiries or investigations or any search of the public docket records of any court, governmental agency or body or administrative agency in connection with the opinion set forth in this paragraph 3.
          This opinion is furnished to you as Representatives of the Initial Purchasers and is solely for your and the other Initial Purchasers’ benefit in connection with the closing occurring today and the offering of the Securities, in each case pursuant to the Purchase Agreement. Without my prior written consent, this opinion may not be used, circulated, quoted or otherwise referred to for any other purpose, or relied upon by, or assigned to, any other person for any purpose, including any other person that acquires any Securities or that seeks to assert your and the other Initial Purchasers rights in respect of this opinion (other than any successor in interest by means of merger, consolidation, transfer of a business or other similar transaction).
Very truly yours,

3

Schedule I
Subsidiaries
A. & R. Line, Inc.
Alabama & Gulf Coast Railway LLC
Arizona & California Railroad Company
Bauxite & Northern Railway Company
California Northern Railroad Company
Cascade and Columbia River Railroad Company
Central Oregon & Pacific Railroad, Inc.
Central Railroad Company of Indiana, The
Central Railroad Company of Indianapolis
Connecticut Southern Railroad, Inc.
Dallas, Garland & Northeastern Railroad, Inc.
Eastern Alabama Railway, Inc.
Huron and Eastern Railway Company, Inc.
Indiana & Ohio Rail Corp.
Indiana & Ohio Railway Company
Indiana Southern Railroad, Inc.
Kiamichi Railroad Company, L.L.C.
Kyle Railroad Company
Kyle Railways Inc.
Massena Terminal Railroad Company, The
Mid-Michigan Railroad, Inc.
Missouri & Northern Arkansas Railroad Company, Inc.
New England Central Railroad, Inc.
New StatesRail Holdings, Inc.
North Carolina & Virginia Railroad Company, Inc.
Otter Tail Valley Railroad Company, Inc.
Palm Beach Rail Holding, Inc.
Point Comfort & Northern Railway Company
Puget Sound & Pacific Railroad
RailAmerica Operations Shared Services, Inc.,
   f/k/a American Rail Dispatching Center, Inc.
RailAmerica Operations Support Group, Inc.,
   f/k/a Rail Operating Support Group, Inc.
RailAmerica Contract Switching Services, Inc.
RailAmerica Equipment Corp.
RailAmerica Intermodal Services, Inc.
RailAmerica Transportation Corp.
RailAmerica, Inc.
RaiLink Acquisition, Inc.
RailTex, Inc.
Rockdale, Sandow & Southern Railroad Company
San Diego & Imperial Valley Railroad Company, Inc.

San Joaquin Valley Railroad Co.
San Pedro Trails, Inc.
South Carolina Central Railroad Company, Inc.
South East Rail, Inc.
StatesRail II Railroad Corp.
StatesRail, Inc.
Toledo, Peoria & Western Railway Corp.
Ventura County Railroad Company

EXHIBIT I
[FORM OF]
ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”):

[and is an Affiliate of [identify Lender]7]
3.	Borrower(s):

[7]	Select as applicable.

4.	Administrative Agent:Citicorp North America, Inc., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of June 23, 2009 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”).

6.	Assigned Interest:

Type of Loan	Total all	Amount of	Percentage
Commitment	Commitment of	Commitment	Assigned of
Assigned	Lenders	Assigned	Commitment[8]
	[ ]	$	[ ]%
[Remainder of page intentionally left blank]
[Signature Page Follows]

[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

     Effective Date: _________, 20___[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]9
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:

Consented to and Accepted:

[RAILAMERICA, INC.][10]

By:

Name:
Title:

CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:

Name:
Title:

[9]	This date may not be fewer than 5 Business days after the date of assignment unless the Administrative Agent otherwise agrees.

[10]	To be completed to the extent consent is required under Section 13.6(b).

ANNEX 1 to Assignment and Assumption
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
     1. Representations and Warranties.
     1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of RailAmerica, any of their Subsidiaries or Affiliates or any other person obligated in respect of any Credit Document or (iv) the performance or observance by RailAmerica, any of their Subsidiaries or Affiliates or any other person of any of their respective obligations under any Credit Document.
     1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of Section 13.6 of the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (viii) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(d) of the Credit Agreement, duly completed and executed by the Assignee and (ix) if it is a U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 5.4(e) of the Credit Agreement and (b) agrees that (i) it will, independently and without reliance on the Ad-

ministrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Credit Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.
     3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

EXHIBIT J
[FORM OF]
PROMISSORY NOTE

New York
$	[ ], 20[ ]
     FOR VALUE RECEIVED, the undersigned, RAILAMERICA, INC., a Delaware corporation (“RailAmerica”) and RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC,” together with RailAmerica, the “Borrowers” and each individually, a “Borrower”) hereby unconditionally promise to pay, jointly and severally, to [Lender] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as CITICORP NORTH AMERICA, INC. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 2.5 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the [Revolving Credit] [Swingline] Maturity Date the principal amount of [               ] Dollars ($               ) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Borrowers as [Revolving Credit] [Swingline] Loans pursuant to the Credit Agreement. The Borrowers further unconditionally promise to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.
     This Promissory Note is one of the promissory notes referred to in Section 13.6 of the Credit Agreement dated as of June 23, 2009 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrowers the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time, Administrative Agent; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”), as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the [Revolving Credit] [Swingline] Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The [Revolving Credit] [Swingline] Loans evidenced hereby may be prepaid and are subject to prepayment prior to the [Revolving Credit] [Swingline] Maturity Date, in whole or in part, as provided in the Credit Agreement.
     All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Lend-

er of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
     All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 2.5(d) of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.
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[Signature Page Follows]

     THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

RAILAMERICA, INC., as a Borrower
By:
Name:
Title:

RAILAMERICA TRANSPORTATION CORP., as a Borrower
By:
Name:
Title:

TRANSACTIONS ON
[REVOLVING CREDIT] [SWINGLINE] LOAN NOTE

	Amount of Loan	Amount of Principal	Outstanding Principal	Notation
Date	Made This Date	Paid This Date	Balance This Date	Made By

EXHIBIT K
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT, dated as of [                     , 200     ] (this “Agreement”), by and among [NEW LENDERS] (each a “New Lender” and collectively the “New Lenders”), RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”) CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) and CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”).
RECITALS:
     WHEREAS, reference is hereby made to the CREDIT AGREEMENT, dated as of June 23, 2009, among the Borrowers; the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; the Administrative Agent and the Collateral Agent (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and
     WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrowers may increase the existing Commitments by entering into one or more Joinder Agreements with the New Lenders;
     NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
     Each New Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
     Each New Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
     Each New Lender hereby agrees to make its New Commitment on the following terms and conditions:

1.	New Lenders. Each New Lender acknowledges and agrees that upon its execution of this Agreement and the extending of New Commitments that such New Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder. [The New Lender shall deliver an Administrative Questionnaire to the Administrative Agent]*

2.	Credit Agreement Governs. Except as set forth in this Agreement, New Commitments shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

3.	The Borrower’s Certifications. By its execution of this Agreement, the Borrowers hereby certify that:
i.	The representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date;

ii.	No event has occurred and is continuing or would result after giving effect to the New Commitments that would constitute a Default or an Event of Default;

iii.	The Borrowers have performed in all material respects all agreements and satisfied all conditions which Section 2.15 of the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof; and

iv.	After giving effect to the New Commitments, Availability is not less than zero.

*	Insert bracketed language if the lending institution is not already a Lender.

4.	Borrowers Covenants. By its execution of this Agreement, the Borrowers hereby covenant that:
i.	The Borrowers shall make any payments required pursuant to Section 2.11 of the Credit Agreement in connection with the New Commitments; and

ii.	The Borrowers shall deliver or cause to be delivered the following legal opinions and documents: [ ], together with all other legal opinions and other documents reasonably requested by Administrative Agent in connection with this Agreement.
5.	Eligible Assignee. By its execution of this Agreement, each New Lender represents and warrants that it meets all the requirements of Section 13.6 of the Credit Agreement.

6.	Notice. For purposes of the Credit Agreement, the initial notice address of each New Lender shall be as set forth below its signature below.

7.	Non-U.S. Lenders. For each New Lender that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to subsection 5.4(d) of the Credit Agreement.

8.	U.S. Lenders. For each New Lender that is a U.S. Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Lender may be required to deliver to Administrative Agent pursuant to subsection 5.4(e) of the Credit Agreement.

9.	Recordation of the New Commitments. Upon execution and delivery hereof, Administrative Agent will record the New Commitments made by New Lenders in the Register.

10.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

11.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

12.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

14.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
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[Signature Page Follows]

     IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [                         ,      ].

[NAME OF LENDER]
By:
Name:
Title:

Notice Address: Attention: Telephone: Facsimile:

RAILAMERICA, INC., as a Borrower
By:
Name:
Title:

RAILAMERICA TRANSPORTATION CORP., as a Borrower
By:
Name:
Title:

Consented to by:
CITICORP NORTH AMERICA, INC.,
as Administrative Agent

By:

Name:
Title:

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Amount of
Commitment
[ ]	$

Total: $

EXHIBIT L-1
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          CREDIT AGREEMENT, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party hereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and RailAmerica with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform RailAmerica and the Administrative Agent in writing and (2) the undersigned shall furnish RailAmerica and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by RailAmerica or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[NAME OF LENDER]
By:
Name:
Title:

EXHIBIT L-2
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
          CREDIT AGREEMENT, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”); the LETTER OF CREDIT ISSUER party hereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished the Administrative Agent and RailAmerica with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform RailAmerica and the Administrative Agent and (2) the undersigned shall have at all times furnished RailAmerica and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]
By:
Name:
Title

EXHIBIT L-3
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
     CREDIT AGREEMENT, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party hereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation“ related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with the Credit Documents are effectively connected with the undersigned’s conduct of a U.S. trade or business.
     The undersigned has furnished its participating Non-U.S. Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:

Name:
Title:

EXHIBIT L-4
[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
     CREDIT AGREEMENT, dated as of June 23, 2009, among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party hereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party hereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Terms used herein without definition shall have the meanings assigned to such terms in the Credit Agreement.
     Pursuant to the provisions of Section 5.4(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of Code, (iv) none of its partners/members is a ten percent shareholder of any Borrower within the meaning of Section 881(c)(3)(B) of the Code (v) none of its partners/members is a “controlled foreign corporation” related to any Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with the Credit Documents are effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
     The undersigned has furnished its participating Non-U.S. Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the under-signed shall promptly so inform such Non-U.S. Lender in writing and (2) the undersigned shall have at all times furnished such Non-U.S. Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the under-signed, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:

Name:
Title

EXHIBIT M
[FORM OF]
SOLVENCY CERTIFICATE
     I, the undersigned, [financial officer] of RailAmerica, Inc., a Delaware Corporation, (“RailAmerica”), DO HEREBY CERTIFY on behalf of RailAmerica that:
     1. This Certificate is furnished pursuant to 6.13 of the Credit Agreement, (the “Credit Agreement”) dated as of June 23, 2009 among RAILAMERICA, INC., a Delaware corporation (“RailAmerica”), RAILAMERICA TRANSPORTATION CORP., a Delaware corporation (“RATC”, together with RailAmerica, the “Borrowers” and each individually, a “Borrower”); the lenders party thereto from time to time (the “Lenders”), the LETTER OF CREDIT ISSUER party thereto from time to time; CITICORP NORTH AMERICA, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; CITICORP NORTH AMERICA, INC., as collateral agent (in such capacity, the “Collateral Agent”) and CITIGROUP GLOBAL MARKETS INC. (“CGMI”) as sole lead arranger and sole bookrunner (in such capacity, the “Lead Arranger”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
     2. Immediately following the consummation of the Transactions and after giving effect to the application of the proceeds of each Loan on the date hereof, both (i) (a) the sum of RailAmerica’s and its Restricted Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the RailAmerica’s and its Restricted Subsidiaries’ present assets; (b) RailAmerica’s and its Restricted Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the Closing Date and is proposed to be conducted following the Closing Date; and (c) RailAmerica and its Restricted Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) RailAmerica and its Restricted Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
     For purposes of this certification, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
[Signature Page Follows]

     IN WITNESS WHEREOF, I have hereunto set my hand this [ ]th day of [                    ].

RAILAMERICA, INC.,

By:

Name:
Title: [Financial Officer]